UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. )

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The Procter & Gamble Company

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2026

Proxy Statement

Notice of Annual Meeting of Shareholders to be held on

October 13, 2026, at 9:00 a.m.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

August 28, 2026

Fellow Procter & Gamble Shareholders:

It is my pleasure to invite you to this year’s annual meeting of shareholders. The meeting will take place on Tuesday, October 13, 2026, at 9:00 a.m. Eastern Time. The meeting will be held virtually via a live audio webcast at www.virtualshareholdermeeting.com/PG2026. At the meeting, our shareholders will be asked to:

☑	Elect the 12 Director nominees listed in the accompanying proxy statement;
☑	Ratify the appointment of the independent registered public accounting firm;
☑	Approve, on an advisory basis, the Company’s executive compensation (the “Say on Pay” vote);
☑	Vote on the shareholder proposals described in the accompanying proxy statement, if properly presented at the meeting; and
☑	Transact such other business as may properly come before the meeting.

Shareholders of record as of the close of business on August 14, 2026 (the “record date”) are entitled to vote at the annual meeting and any postponement or adjournment thereof. Please see pages 97-101 for additional information regarding accessing the meeting and how to vote your shares. You do not need to attend the virtual meeting in order to vote your shares.

Your vote is important. Please vote your proxy promptly to ensure your shares are properly represented, even if you plan to join the annual meeting. You can vote online, by telephone, or by requesting a printed copy of the proxy materials and using the enclosed proxy card.

We appreciate your continued confidence in our Company and look forward to your joining us on October 13, 2026.

Susan Street Whaley Chief Legal Officer and Secretary

REVIEW THE PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

ONLINE Visit www.proxyvote.com	BY MAIL Sign, date, and return the enclosed proxy card or voting instruction form.
BY TELEPHONE Call the telephone number on your proxy card, voting instruction form, or notice.	AT THE MEETING Attend the annual meeting virtually. See page 100 for additional details on how to attend.

The Company’s principal executive offices are located at 1 Procter & Gamble Plaza, Cincinnati, Ohio 45202. These proxy materials are first being made available to our shareholders on August 28, 2026.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on October 13, 2026: This Notice of Annual Meeting, the Proxy Statement, and the 2026 Annual Report are available at www.proxyvote.com.

Letter from our Chairman of the Board, President and Chief Executive Officer

August 28, 2026

Fellow Procter & Gamble Shareholders:

Thank you for your continued engagement with our Company. I am pleased to serve as your Chairman and CEO and to share my perspective on our strategy and plans for the future.

We remain committed to the integrated growth strategy as the roadmap for growth and value creation. This strategy is focused on a portfolio of categories where performance matters; irresistible superiority across product, package, brand communication, retail execution, and value; productivity to fund innovation and demand creation as well as mitigate cost headwinds; constructive disruption to stay ahead of, and to create, emerging trends and opportunities in our fast-changing industry; and an organization that is fully engaged, enabled, and excited to serve consumers and win in the marketplace.

Our competitive advantage comes from outstanding, integrated execution of these strategic pillars and anticipating what capabilities are needed next. While the core strategy remains constant, there are changes in the world around us and many opportunities to pursue and risks to mitigate. As highlighted in our 2026 Annual Report, there are three important changes to highlight: media fragmentation, a changing retail landscape, and inflation. This changing landscape creates opportunities for P&G to lead another evolution of brand communication, build stronger partnerships with our retail partners, and better serve consumers across every price tier while continuing to deliver the performance, quality, and value consumers expect from P&G brands.

To adjust for and benefit from these shifts in the external landscape, we are making four interventions to strengthen how we execute our strategy to win with consumers and accelerate growth:

•
Consumer First: We are building a deeper, more complete connection with consumers, putting the consumer first in everything we do. In today's world, having a deep understanding of consumers matters more than ever to drive sustainable growth and value creation.
•
Transform Brand Building: We are adapting how we build awareness of our advertising messages, drive consumer engagement, and reduce the time and steps from awareness to purchase. The evolution in our brand building is essential for truly putting the consumer first in this fragmented media landscape.
•
Holistic Partnerships with Retailers: We are building holistic partnerships with retailers across the entire value chain. This is critical as the convergence of retail and media continues to grow, especially in areas like digital commerce.
•
Stronger Core & Bigger More: We are ensuring our portfolio of established brands—the core of our business—is healthy and growing through impactful innovations that elevate brand superiority. By 'bigger more,' we mean that when we create a new product to address new consumer needs, it needs to be big and innovative enough to justify necessary investments.

While the interventions we are making are important in the near term, we are also working to leap ahead and invent the consumer-packaged-goods company of the future by leveraging:

•
Portfolio of Leading Brands with Deep Consumer Connections: P&G has some of the most well-known and iconic brands in the world. These are brands with large consumer bases and strong equities. We know how to build brands rooted in deep connections with consumers.
•
Unique Set of Innovation Capabilities: Substrate technologies, formulaic chemistry, devices, and biology. We already have years of experience integrating these capabilities to launch new platform technologies and innovations, and we see many more ways to bring combinations of these technologies to life in new consumer products.
•
Tremendous Supply Chain Capability: The advances we have made across our supply chain are driving a more complete system connection from purchase signal back through inventory systems to our production planning and material ordering—to help ensure consumers find the product they want each time they shop.
•
Advanced Data Lake and Platforms: We have a structured data lake stocked with petabytes of relevant data. We have built data platforms, AI capabilities, programmatic shelf tools, and media creation and evaluation systems.

Your Board remains actively engaged, providing thoughtful guidance as we continue to advance our strategic choices in a dynamic business environment. As described throughout this proxy statement, the Board maintains regular dialogue with senior management to review strategic priorities, assess opportunities for growth, and oversee the risks and challenges facing the business. Through a steadfast commitment to disciplined oversight and strong governance, the Board works to ensure that our decisions advance long-term shareholder interests and position the Company for continued success.

We believe a strong Board must not only address the needs of today but also help shape the future. Our Directors bring a broad range of skills, experiences, and perspectives that strengthen Board deliberations and decision-making. This diversity of thought enables the Board to provide effective oversight, challenge assumptions, and support management in navigating an evolving marketplace. Together, the Board and management remain focused on serving our shareholders and delighting the billions of consumers who rely on our products every day.

My fellow Directors and I are optimistic about the opportunities ahead. P&G embodies a unique combination of strengths that position us to invent the consumer-packaged-goods company of the future. As we work to fully integrate these strengths—our leading brands, deep consumer understanding, innovation expertise, industry-leading supply chain, and advanced digital capabilities—we believe we can create a new S-curve of growth and value creation centered on consumers.

Thank you for your continued trust and investment in P&G as we work to delight consumers with superior brands, drive interventions to improve near-term results, build the technical and operational capabilities to create the CPG company of the future, and continue to create long-term value for shareowners.

SHAILESH G. JEJURIKAR

Chairman of the Board,

President and Chief Executive Officer

PROXY SUMMARY

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider. Please carefully read the entire proxy statement before voting.

Voting Matters and Board Recommendations

	Voting Matter	Vote Standard	Board Vote Recommendation	See Page
Item 1	Election of Directors	Majority of votes cast	FOR EACH NOMINEE	5
Item 2	Ratify Appointment of the Independent Registered Public Accounting Firm	Majority of votes cast	FOR	87
Item 3	Advisory Vote on Executive Compensation	Majority of votes cast	FOR	88
Items 4-6	Shareholder Proposals	Majority of votes cast	AGAINST	89

Item 1. Election of Directors (see PAGES 5-14)

You are being asked to vote on the election of the 12 Director nominees. The Board believes that the Director nominees embody an impressive diversity of skills, experiences, and perspectives, allowing for effective guidance and oversight of the Company. Information about each nominee can be found beginning on page 9.

Among our 12 Director nominees, 33% are female and 50% are racially/ethnically diverse.

The Board of Directors recommends a vote FOR each Director nominee.

1 The Procter & Gamble Company

PROXY SUMMARY

Item 2. Ratify Appointment of the Independent Registered Public Accounting Firm (see page 87)

You are being asked to ratify the selection of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm. In selecting Deloitte, the Audit Committee considered:

•
Deloitte’s significant institutional knowledge and broad expertise related to the Company’s global business;
•
Robust measures in place to ensure auditor independence; and
•
Existence of appropriate processes and systems for performance assessments and review of fees.

The Board of Directors recommends a vote FOR this resolution.

Item 3. Advisory Vote on Executive Compensation (see page 88)

You are being asked to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers (“NEOs”), as outlined in this proxy statement beginning on page 37. This is often referred to as the “Say on Pay” vote.

Key Elements of FY 2025-26 Executive Compensation Program

We Received Strong Shareholder Support with 92.2% in favor of Say on Pay at the 2025 Annual Meeting. This vote is a positive endorsement of the Company’s executive compensation practices and decisions.

We Emphasize Pay for Performance. In total, 87% of the four main components of NEO compensation (Salary, Short-Term Achievement Reward (“STAR”), Long-Term Incentive Program (“LTIP”), and Performance Stock Program (“PSP”)) was performance-based for all NEOs. Of this, 89% was tied to long-term performance. Consistent with our design principles, payouts under these programs are based on the results achieved as compared to the performance targets established at the beginning of the fiscal year, highlighting the clear link between pay and performance that is the cornerstone of our compensation programs.

We Pay Competitively. The C&LD Committee structures executive compensation to be competitive with the targets for comparable positions at companies considered to be our peers.

We Focus on Long-Term Success. The majority of the NEOs’ compensation is delivered through two long-term incentive programs tied to Company performance: PSP and LTIP. NEOs must meet significant share ownership and shareholding requirements. The CEO must own shares of Company stock and/or RSUs valued at a minimum of eight times salary. All other NEOs must own stock valued at four times salary.

CEO Compensation Highlights

Salary. Mr. Jejurikar's salary was established at $1,600,000, effective January 1, 2026, when he was elected as President and CEO.

STAR Annual Bonus Program. Mr. Jejurikar's STAR target was established at 200% and prorated to 170% of salary, reflecting his mid-year election to CEO. His STAR payout was $1,634,720, which is approximately 60% of target.

Long-Term Incentive Programs. The C&LD Committee approved a long-term incentive award of $14,000,000 for Mr. Jejurikar. One half of the award value was delivered in the PSP. The remaining half was in the LTIP grant, which the C&LD Committee determined would be delivered as 50% stock options and 50% RSUs for FY 2025-26.

The Board of Directors recommends a vote FOR this resolution.

2026 Proxy Statement 2

PROXY SUMMARY

ItemS 4-6. Shareholder Proposals, if properly presented at the meeting (see pages 89-96)

You are being asked to vote on the shareholder proposals included in this proxy statement. The Board has provided its response immediately following each proposal and recommends a vote AGAINST each proposal for the reasons indicated in the responses.

The Board of Directors recommends a vote AGAINST each shareholder proposal.

3 The Procter & Gamble Company

Glossary of Terms

Glossary of Terms

Commonly Used Terms in this Proxy Statement

C&LD	Compensation & Leadership Development
CEO	Chief Executive Officer
CFO	Chief Financial Officer
CHRO	Chief Human Resources Officer
CIO	Chief Information Officer
CISO	Chief Information Security Officer
CLO	Chief Legal Officer
COO	Chief Operating Officer
EDCP	Executive Deferred Compensation Plan
EGLIP	Executive Group Life Insurance Program
EPS	Earnings Per Share
ERM	Enterprise Risk Management
ESG	Environmental, Social, and Governance
FY	Fiscal Year
GIA	Global Internal Audit
G&PR	Governance & Public Responsibility
I&T	Innovation & Technology
IRA	International Retirement Arrangement
IRP	International Retirement Plan
ISOP	International Stock Ownership Plan
LTIP	Long-Term Incentive Program
NEO	Named Executive Officer
NYSE	New York Stock Exchange
PSP	Performance Stock Program
PST	Profit Sharing Trust and Employee Stock Ownership Plan
PSU	Performance Stock Unit
RSU	Restricted Stock Unit
SEC	Securities and Exchange Commission
STAR	Short-Term Achievement Reward
TSR	Total Shareholder Return

2026 Proxy Statement 4

ITEM 1 | Election of Directors

ITEM 1.

Election of Directors

Our Board of Directors has general oversight responsibility for the Company’s affairs pursuant to Ohio’s General Corporation Law and the Company’s Amended Articles of Incorporation, Code of Regulations, and By Laws of the Board of Directors. In exercising its fiduciary duties, the Board represents and acts on behalf of the Company’s shareholders and is committed to strong corporate governance, as reflected through its policies and practices. The Board is deeply involved in the Company’s strategic planning process, leadership development, succession planning, innovation agenda, and oversight of risk management.

Our Board of Directors nominated the 12 individuals listed on pages 9-14 for election at the 2026 annual meeting. All of the Director nominees were elected for a one-year term at the 2025 annual meeting. The current terms of the incumbent nominees for Director will expire at the 2026 annual meeting when their successors are elected, and the Board has nominated each of these individuals for a one-year term that will expire at the 2027 annual meeting when their successors are elected.

Each of the Director nominees identified in this proxy statement has consented to being named as a nominee in our proxy materials and agreed to serve as a Director if elected by the Company’s shareholders. If any nominee becomes unable or unwilling to serve between the date of the proxy statement and the annual meeting, the Board may designate a new nominee, and the persons named as proxies will vote on that substitute nominee.

Director Qualifications and Refreshment

P&G is a global consumer products company, serving billions of consumers around the world. The Company operates in a dynamic, complex, diverse, and competitive environment. Our Directors must consistently bring to bear the practical wisdom and seasoned judgment gained from significant leadership experience, while remaining agile and adept at overseeing emerging risks and business challenges. Accordingly, our Board looks for leaders who embrace strong governance and oversight, exemplify the Company’s Purpose, Values, and Principles, and provide a breadth of experience and expertise across disciplines, all while being firmly grounded in the practical challenges facing global companies.

The G&PR Committee oversees our Director nomination process and devotes substantial time, in conjunction with the full Board, to evaluating the Board's needs and assessing potential candidates for the short term and for longer-term Board refreshment. The G&PR Committee also ascertains whether the Director nominees (including any properly submitted shareholder nominees) fulfill the requirements of the Corporate Governance Guidelines.

In accordance with our Corporate Governance Guidelines, the Board seeks individuals who meet the following criteria:

•
will represent the balanced best interests of the Company's shareholders as a whole;
•
have demonstrated character and integrity;
•
have an inquiring mind;
•
have experience at a strategy/policy setting level, have high-level managerial experience in a relatively complex organization, or are accustomed to dealing with complex problems;
•
have an ability to work effectively with others;
•
will have sufficient time to devote to the Company's affairs; and
•
will be free from conflicts of interest.

5 The Procter & Gamble Company

ITEM 1 | Election of Directors

In addition, the G&PR Committee considers an individual's business experience, technical expertise, and specialized skills as well as whether, by virtue of particular experience relevant to the Company’s current or future business, the individual will add specific value as a Board member.

Our Corporate Governance Guidelines also specify that the Board “seeks to achieve a mix of Board members that represents a diversity of background and experience, including with respect to age, gender, international background, race, and specialized experience." While meaningful skills and experience are critical to Board effectiveness, the Board also believes that diversity across multiple dimensions strengthens oversight, decision-making, and alignment with the Company’s strategy as we seek to serve all consumers.

As summarized in the following pages, the Company’s Director nominees bring a variety of skills and perspectives to the Board and reflect an appropriate combination of qualifications to oversee the Company’s long-term strategy. For this year’s election, the Board has nominated 12 individuals to the Board. Their collective experience covers a wide range of geographies and industries. These 12 Director nominees range in age from 49 to 71. Four of these nominees, or 33%, are women, and 50% are racially/ethnically diverse.

The Board also considers the mix of tenure on the Board to balance continuity and a sound understanding of strategy with new viewpoints that help lead to further growth and innovation. Eight of the 12 Director nominees have a tenure of less than 5 years, demonstrating the Board's commitment to healthy refreshment and succession planning.

2026 Proxy Statement 6

ITEM 1 | Election of Directors

Our Director Nominees’ Skills, Experiences, and Backgrounds

Marketing

Directors with experience identifying, developing, and marketing new products, as well as identifying new areas for existing products, can positively impact the Company’s results, including by helping the Company understand and anticipate evolving marketing platforms and practices.

Consumer Industry/Retail

Directors with experience serving consumers, particularly in the areas of marketing and selling products or services, provide valuable insights to the Company. They understand consumer needs, recognize products and marketing campaigns that might resonate with consumers, and identify potential changes in consumer trends and buying habits.

Global

Directors who have worked in global companies or whose work has encompassed significant experience in or interactions with markets outside of the United States bring valuable knowledge to the Company, including exposure to different cultural perspectives and practices, and provide critical insight in light of the Company’s global scope and significant international revenues.

Corporate Governance

Directors with experience in corporate governance, such as service on boards and board committees, or as governance executives of other large public companies, are familiar with the dynamics and operation of a board of directors and the impact that governance policies have on the Company. This experience supports the Company’s goals of strong Board and management accountability, transparency, and protection of shareholder interests.

Leadership/Strategy/Risk Management

Directors with significant leadership experience over an extended period, including as chief executive officers, provide the Company with unique insights. These individuals demonstrate a practical understanding of how large organizations operate, the importance of talent management, and the complex considerations in setting employee and executive compensation. They understand strategy, productivity, and risk management, and how these factors impact the Company’s operations and controls. Further, their own significant leadership skills and experiences enable them to help identify and develop other successful leaders.

Digital/Technology/Innovation

Directors with digital and technology experience help the Company understand the evolution of fast-paced technology, assess and respond to potential cybersecurity challenges and risks, and improve efficiency and productivity through oversight of the selection and implementation of new technologies, including AI, to enhance business operations, marketing, and selling. Additionally, innovation is one of the Company’s core strengths and is critical in helping us translate our consumer understanding into new and successful products. Directors with an understanding of innovation help the Company focus its efforts in this important area and track progress against strategic goals and benchmarks.

Finance

Directors with an understanding of accounting and financial reporting processes, particularly in large, global businesses, provide an important oversight role. The Company employs several financial targets to measure its performance, and accurate financial reporting is critical to the Company’s legal compliance and overall success. Directors with financial experience are essential for ensuring effective oversight of the Company’s financial measures and processes.

Government/Regulatory/Public Policy

Directors with government and public policy experience, whether as members of the government or through extensive interactions with government leaders, policy makers, and regulatory agencies, can recognize, identify, and understand the key issues the Company faces in a global economy increasingly affected by the role of governments and regulators. This experience is particularly helpful during times of increased volatility, activity, and uncertainty in global politics and economics.

Environmental Sustainability

Directors who have particular experience leading or overseeing corporate environmental sustainability efforts can provide unique insights and perspectives. These Directors, through oversight of environmental strategy and programs, engagement in strategic partnerships, or broader community impact work, understand the importance of ensuring our sustainability efforts across areas like climate, water, waste, nature, and responsible sourcing remain integrated into our strategy for long-term growth and value creation.

7 The Procter & Gamble Company

ITEM 1 | Election of Directors

Each of our Director nominees brings valuable and diverse skills, experiences, and background to the Board. We summarize in the table below the core competencies and attributes that each Director particularly exemplifies and that the G&PR Committee and our Board considered in nominating them. We expect all of our Directors to provide broad strategic insight and perspective across disciplines in their service on the Board, even if not specifically identified below.

	Allen	Arnold	Biggs	Bonini	Chang	Jejurikar	Jimenez	Kempczinski	McCarthy	McEvoy	Portman	Subramaniam
SKILLS & EXPERIENCE

Marketing				•	•	•	•	•		•		•
Consumer Industry / Retail			•		•	•	•	•	•	•
Global	•	•	•	•	•	•	•	•	•	•	•	•
Corporate Governance	•	•	•		•	•	•	•	•	•		•
Leadership / Strategy / Risk Management	•	•	•	•	•	•	•	•	•	•	•	•
Digital / Technology / Innovation	•	•	•		•	•	•	•		•	•	•
Finance	•	•	•	•					•
Government / Regulatory / Public Policy	•			•							•
Environmental Sustainability	•			•		•		•			•	•

The Board of Directors recommends a vote FOR each of the Director nominees to hold office until the 2027 annual meeting of shareholders and until their successors are elected.

2026 Proxy Statement 8

Craig Arnold

Independent Director
since 2025

Age 66

B. Marc Allen

Independent Director
since 2021

Age 53

Mr. Allen is the Chief Executive Officer of Electra.aero (aircraft designer and manufacturer), a position he has held since August 2024. Prior to joining Electra.aero, Mr. Allen held several leadership positions at The Boeing Company (aerospace, commercial jetliners, and military defense systems), including President, Boeing International and Chief Strategy Officer, serving on the Boeing Executive Council from 2015 to 2023. In addition, from 2019 to 2020, he served as President, Embraer Partnership and Group Operations. Prior to his Executive Council roles, Mr. Allen held several other senior positions at Boeing from 2007 to 2015, including responsibility for the operational and financial performance of Boeing’s wholly-owned customer finance subsidiary as President of Boeing Capital Corporation, responsibility for the company’s business in China as Chairman and President of Boeing (China) Co., Ltd., and leadership of the company’s international legal practice group as Vice President for Global Law Affairs and Boeing International General Counsel. In addition to his tenure at Boeing, Mr. Allen was a practicing attorney and law clerk to former U.S. Supreme Court Justice Anthony M. Kennedy. He is an Aspen Institute Henry Crown Fellow, member of the Council on Foreign Relations, and served for many years as board chairman for International Justice Mission, a nonprofit dedicated to combating forced labor slavery, human trafficking, and violence against the poor.

SKILLS AND QUALIFICATIONS

Mr. Allen brings a wealth of insight and practical expertise to the Board, including notable global experience gained from his leadership of Boeing’s international operations. Further, his proven leadership, strategy, and risk management skills, developed over his 17 years of senior business and legal roles at Boeing, including his position as Chief Strategy Officer, allow Mr. Allen to provide thoughtful, strategic counsel to the Company on a wide range of matters, including long-term business planning, investments, corporate development, and environmental sustainability. Having previously led Boeing’s international legal practice group from its inception, overseeing government affairs and cross-border trade regulation matters, and leading Boeing Capital Corporation, Mr. Allen also brings significant insight and experience regarding government and regulatory affairs, corporate governance, and financial oversight to the Board. As the CEO of Electra.aero, Mr. Allen now operates at the forefront of innovation and technology, with a focus on entrepreneurial market disruption and new product category development.

Committees: Audit, Compensation & Leadership Development

Mr. Arnold is the former Chairman and Chief Executive Officer of Eaton Corporation (a global intelligent power management company), a position he held from 2016 to 2025. Mr. Arnold was appointed a member of the company’s board of directors and named Eaton’s President and Chief Operating Officer in 2015. Prior to this role, he served as Vice Chairman and Chief Operating Officer of the company’s Industrial Sector from 2009 to 2015 and as Senior Vice President and Group Executive of the Fluid Power Group from 2000 to 2009. Before joining Eaton, Mr. Arnold worked for General Electric Company, where he served as Corporate Vice President and President, GE Lighting Services Ltd., leading the company’s lighting business in Europe, the Middle East, Africa, and India. He also served as Corporate Vice President and President of GE Plastics, Greater China, and then of GE Appliances, Asia, from 1997 to 1999. Currently, Mr. Arnold is lead independent director for Medtronic plc. and Chairman of the Board at Honeywell Aerospace Inc. In addition, he is a member of The Business Council, the advisory board of The Salvation Army of Greater Cleveland, and the board of the United Way of Greater Cleveland.

SKILLS AND QUALIFICATIONS

Mr. Arnold’s expertise in leading businesses with complex operating footprints, sophisticated and extensive manufacturing, and global supply chains provides a critical perspective to the Company. His significant international experience allows him to bring meaningful insights related to constructive disruption across markets. In addition, as a seasoned executive at both Eaton and GE, he has a keen understanding of how to effectively use technology and innovation to enable long-term growth. Over the course of his career, he also has developed significant leadership, strategy, and risk management skills, having led a large-scale restructuring program and later leading Eaton through a strategy to incorporate more renewable fuels through well-placed investment, innovation, and employment of digital technologies. Further, as a board chair and lead director with years of experience on multiple public company boards, Mr. Arnold has amassed substantial corporate governance and financial oversight skills.

Other Public Company Boards: Honeywell Aerospace Inc. (independent chair since June 2026), KKR & Co., Inc. (since 2025), Medtronic plc (since 2015, lead independent director since 2022), Honeywell International (2025 to June 2026), Eaton Corporation (2016 to 2025)

Committees: Audit, Compensation & Leadership Development

ITEM 1 | Election of Directors

9 The Procter & Gamble Company

Sheila Bonini

Independent Director
since 2023

Age 62

Brett Biggs

Independent Director
since 2023

Age 58

Mr. Biggs is the former Executive Vice President and Chief Financial Officer of Walmart, Inc. (global retailer), a role he held from 2016 until June 2022, when he assumed the position of Executive Advisor until his retirement in January 2023. Prior to his time as CFO of Walmart, Inc., Mr. Biggs served as CFO of Walmart International from 2014 to 2016 and of Walmart U.S. from 2012 to 2014. He also served as Senior Vice President Operations for Sam’s Club from 2010 to 2012. During his more than 20-year career with Walmart, Mr. Biggs held several other leadership roles, including CFO of Sam’s Club, Senior Vice President – Corporate Finance and Assistant Treasurer, and Senior Vice President – International Strategy and Mergers and Acquisitions. Prior to joining Walmart in 2000, Mr. Biggs worked in roles related to corporate finance and mergers and acquisitions with Leggett & Platt (manufacturing), Phillips Petroleum Co., and Price Waterhouse. In addition to his private sector work, Mr. Biggs previously served on the American Red Cross Board of Governors, on the Board of Regents at Pepperdine University, and on the Board of Trustees of the National Urban League.

SKILLS AND QUALIFICATIONS

Mr. Biggs is a seasoned leader and financial expert, having served as CFO of one of the world’s largest multinational companies in the consumer industry and retail space and holding multiple CFO and related executive roles at Walmart, its subsidiaries, and other organizations during his career. As a result, Mr. Biggs contributes significant insight and expertise related to complex financial matters, including accounting and financial reporting, tax, treasury, and capital strategy. In addition, Mr. Biggs has demonstrated leadership, strategy, and risk management experience, having served on Walmart’s senior leadership team and in numerous strategy-related positions. His global experience, gained as CFO of Walmart International and through his leadership of Walmart’s expansion and partnerships in countries like Japan, China, India, the United Kingdom, and Brazil, enable him to bring critical perspective on the challenges and opportunities facing multinationals. Mr. Biggs also contributes unique digital, technology and corporate governance insights, having served as a key leader during Walmart’s transition from traditional brick and mortar to broader omnichannel retail operations, as a member of the board of Walmart’s FinTech startup joint venture with Ribbit Capital, and as a director at Adobe, Inc., one of the world’s largest digital media and digital experience software companies.

Other Public Company Boards: J.B. Hunt Transport Services, Inc. (since 2025), YUM! Brands, Inc. (since 2023), Adobe, Inc. (2022 to 2025)

Committees: Audit, Innovation & Technology

Ms. Bonini is Senior Vice President of Private Sector Engagement for World Wildlife Fund (nonprofit conservation organization), a role she has held since 2016. From 2014 to 2016, she served as Chief Executive Officer of The Sustainability Consortium, a global nonprofit organization focused on making consumer products more sustainable. Prior to this role, Ms. Bonini spent more than fifteen years with McKinsey & Company (consulting) in roles in the United States, Europe, and South America, including serving as a Senior Expert Consultant in the firm’s Sustainability and Resource Productivity Practice, as co-leader of its Sustainability Transformation Service, and as a Senior Expert Consultant in its Strategy Practice focusing on Regulatory and Business in Society. Ms. Bonini holds a degree in Applied Mathematics from Harvard University and an MBA from Stanford University Graduate School of Business and began her career working in investment banking with Goldman Sachs Group and Merrill Lynch. She currently serves on the boards of The Sustainability Consortium and the High Meadows Institute, a policy institute focused on the role of business leadership in creating a sustainable society.

SKILLS AND QUALIFICATIONS

Throughout much of her career, Ms. Bonini has focused on the intersection of environmental sustainability and value creation. In her role with WWF-US, Ms. Bonini oversees a broad global portfolio of partnerships with leading companies from around the world, focusing on driving sustainability efforts across climate, nature, and people in both company supply chains and in consumer habits and choices. This work, coupled with her prior leadership of The Sustainability Consortium, where she focused on strategies to transform consumer goods across the full product lifecycle, and her multiple international consulting roles with McKinsey, enable her to contribute valuable environmental sustainability, marketing, and regulatory experience and insight to the Board. Additionally, as a proven leader, strategic advisor, and well-regarded expert, Ms. Bonini contributes meaningful leadership, strategy, and risk management skills across business and sustainability matters, drawing upon her experience and education in finance-related fields to provide value-driven insights and perspective.

Committees: Governance & Public Responsibility, Innovation & Technology

ITEM 1 | Election of Directors

2026 Proxy Statement 10

Shailesh G. Jejurikar

Director
since 2025

Age 59

Amy L. Chang

Independent Director
since 2017

Age 49

Ms. Chang is a former Executive Vice President of Cisco Systems, Inc. (networking technology), where she served as Executive Vice President and Executive Advisor from 2020 to 2021 and as General Manager of Cisco’s Collaboration Technology Group from 2018 to 2020. She is the founder and former Chief Executive Officer of Accompany, Inc. (relationship intelligence AI), a position she held from 2013 to 2018. She previously held positions of increasing responsibility at Google, Inc. from 2005 to 2012, most recently serving as Global Head of Product, Google Ads Measurement and Reporting. Prior to joining Google, she held product management and strategy positions at eBay, Inc. and served as a consultant with McKinsey & Company, specializing in semi-conductors, software, and services. In addition to her directorships listed below, she was a member of Target Corporation’s Digital Advisory Council from 2013 to 2016. She currently serves as an advisor with Google’s Moonshot Factory (X) and on the Executive Council for UCSF Health, Temasek Americas Advisory Board, and Stanford Engineering Leadership Council.

SKILLS AND QUALIFICATIONS

Ms. Chang’s extensive digital, technology, innovation, and marketing experience, both as a digital startup founder and as head of product at Google Analytics, enables her to provide unique and important insights to the Board about digital industry trends, developments in AI, evolving marketing practices and data analytics, with particular application to the consumer industry and retail space. Additionally, as a former Cisco executive, with experience running a global team at an enterprise with a significant global footprint and supply chain, and as the founder and CEO of a digital startup company, Ms. Chang’s leadership, strategy, and risk management experience in a fast-paced environment gives her critical perspective on understanding consumers and driving innovation. Further, her service on multiple public company boards, including on nominating and governance committees, affords her meaningful corporate governance understanding and insight.

Other Public Company Boards: Salesforce, Inc. (since 2025), The Walt Disney Company (since 2021), Marqeta, Inc. (2021 to 2022), Cisco Systems, Inc. (2016 to 2018)

Committees: Governance & Public Responsibility, Innovation & Technology (Chair)

Mr. Jejurikar is Chairman, President and Chief Executive Officer of the Company. He assumed the role of President and CEO in January 2026 and was named Chairman of the Board effective August 1, 2026. He formerly served as Chief Operating Officer from 2021 to 2025, having had profit/loss responsibility for P&G’s Enterprise Markets (Latin America, India, Middle East, Africa, Southeast Asia and Eastern Europe) and had accountability for several functions, including Information Technology, Global Business Services, Sales, Market Operations, Purchasing, Manufacturing, Distribution, and New Business. Mr. Jejurikar has held positions of increasing responsibility since joining the Company in 1989, working in North America, Europe, Asia and Africa across the Fabric Care, Home Care, Health Care, and Beauty businesses. Prior to his appointment as COO, he served as Chief Executive Officer – Global Fabric and Home Care from 2019 to 2021, President – Global Fabric Care & Home Care Sector from 2018 to 2019, and President – Global Fabric Care from 2015 to 2018. In addition, Mr. Jejurikar served as the Company’s Executive Sponsor, Global Sustainability from 2016 to 2021, ensuring full integration of the Company’s sustainability efforts into the day-to-day business to further enable value creation for the Company, consumers, and shareholders. Mr. Jejurikar has also served on the boards of numerous civic and educational organizations. He is currently the Chair of the Cincinnati Center City Development Corporation, a nonprofit organization focused on strategically revitalizing Cincinnati’s urban core.

SKILLS AND QUALIFICATIONS

Mr. Jejurikar brings a wealth of global and operational knowledge and a wide array of experience in leadership, strategy, and risk management across businesses, functions, and geographies. His career has spanned regional and global brand development, commercial strategy, and end-to-end business management, with a proven ability to adapt to diverse consumer landscapes and deliver strong business results. In his role leading the Company’s largest business sector, Fabric & Home Care, he led the team in delivering industry-leading results and value creation through innovation, a synchronized end-to-end supply chain, brand-building, and sales. As COO, he helped lead development of renewed strategies in supply chain management, Information Technology, and Global Business Services. His deep consumer expertise in both developed and developing regions, global perspective, and integrated leadership approach brings valuable insights on scaling businesses, navigating operational complexity, and sustaining long-term growth.

Other Public Company Boards: Otis Worldwide Corporation (2020-2025)

ITEM 1 | Election of Directors

11 The Procter & Gamble Company

Christopher
Kempczinski

Independent Director
since 2021

Age 57

Mr. Jimenez is Co-Founder and Managing Director at Aditum Bio (biotech venture fund). He is the former Chief Executive Officer of Novartis AG (global healthcare), a position he held from 2010 to 2018. Prior to this role, he held several senior positions at Novartis from 2007 to 2010, including Division Head, Novartis Pharmaceuticals, and leadership of the company’s Consumer Health Division. Mr. Jimenez was an Advisor to the Blackstone Group L.P. from 2006 to 2007. He also held various leadership roles at H.J. Heinz Company (packaged food) in Europe and North America from 1999 to 2006, including Executive Vice President, President, and CEO of Heinz Europe from 2002 to 2006 and President and CEO of H.J. Heinz Company North America from 1999 to 2002. Mr. Jimenez also held several leadership positions at ConAgra Foods (packaged food) from 1993 to 1998.

SKILLS AND QUALIFICATIONS

Mr. Jimenez, in addition to his proven corporate governance experience gained from his leadership of Novartis and service on several public company boards, has a strong track record of strategic technology and innovation expertise, particularly in the healthcare business, one of the Company’s key sectors. He is recognized for his innovation pipeline development while serving as CEO of Novartis and brings to the Board deep skills and experiences in leadership, strategy, and risk management in both healthcare and the consumer industry/retail segment more broadly. In his role as CEO, he was also involved in several environmental sustainability efforts related to climate and water, and led the company’s diversity and inclusion task force. In addition, not only does Mr. Jimenez offer critical global perspective gained from his multiple leadership roles outside the United States, he provides the Board with unique perspective on adapting and innovating business models in a dynamic external environment. This extensive experience across the consumer products and healthcare industries enables him to meaningfully advise the Board and management on commercial, innovation, marketing, and strategic issues.

Other Public Company Boards: Quantinuum Inc. (since June 2026), General Motors Company (since 2015), Century Therapeutics, Inc. (2019 to 2025), Graphite Bio, Inc. (2020 to 2024)

Committees: Compensation & Leadership Development, Governance & Public Responsibility (Chair)

Mr. Kempczinski is Chairman, President and Chief Executive Officer at McDonald’s Corporation (restaurant operator and franchisor), having been appointed Chairman in May 2024 in addition to his role as President and Chief Executive Officer, which he has held since 2019. He previously served as President, McDonald’s USA from 2017 to 2019 and as Executive Vice President – Strategy, Business Development and Innovation from 2015 to 2016. Before joining McDonald’s, Mr. Kempczinski held several leadership roles at The Kraft Heinz Company (food and beverage), including Executive Vice President of Growth Initiatives and President of Kraft International from 2014 to 2015; President of Kraft Canada from 2012 to 2014; and Senior Vice President – U.S. Grocery from 2008 to 2012. Prior to these roles, he worked at PepsiCo in a variety of operating and strategic planning roles. Mr. Kempczinski began his career in brand management at P&G and was also a strategy consultant at The Boston Consulting Group. He currently serves on the Board of Trustees for the Ronald McDonald House Charities.

SKILLS AND QUALIFICATIONS

Mr. Kempczinski’s considerable experience in consumer industry/retail, as a leader in both the consumer packaged food and the dynamic quick-service restaurant industries, enable him to bring relevant and actionable insights, including valuable marketing and brand building perspective, to the Board. As CEO of McDonald’s, which has significant global operations, Mr. Kempczinski brings considerable insight into the operating, regulatory, and cultural complexities associated with the Company’s global footprint. He has further demonstrated his skills and expertise in technology and innovation in his leadership of global strategy and innovation at McDonald’s, where business transactions increasingly occur through digital channels, and has played a key role in accelerating growth through innovation at the company by prioritizing these areas within its strategy. Further, Mr. Kempczinski’s recognized leadership, strategy, and risk management abilities have allowed him to guide McDonald’s through the dynamic challenges and opportunities posed by current global operating conditions, including with respect to key environmental sustainability strategies, which have been highly valuable to the Board as it oversees the Company’s long-term growth and operating strategy.

Other Public Company Boards: McDonald’s Corporation (since 2019)

Committees: Audit, Compensation & Leadership Development (Chair)

Joseph Jimenez

Independent Director
since 2018

Lead Director since 2021

Age 66

ITEM 1 | Election of Directors

2026 Proxy Statement 12

Christine
M. McCarthy

Independent Director
since 2019

Age 71

Ashley McEvoy

Independent Director
since 2023

Age 55

Ms. McCarthy is the former Senior Executive Vice President and Chief Financial Officer of The Walt Disney Company (global entertainment), a position she held from 2015 to 2023, when she assumed the position of Strategic Advisor until her retirement in June 2024. Prior to her appointment as CFO, she held positions of increasing responsibility at Disney, serving as Executive Vice President, Corporate Real Estate, Alliances and Treasurer from 2005 to 2015, after joining Disney as Senior Vice President and Treasurer in 2000. Ms. McCarthy previously served as Executive Vice President and Chief Financial Officer of Imperial Bancorp from 1997 to 1999. From 1981 to 1996, she held various positions at First Interstate, including Executive Vice President, Finance in 1993. Ms. McCarthy currently serves on the Board of Trustees of the Carnegie Institution for Science, an independent research institution dedicated to advancing scientific investigation, research, and discovery in service of humankind, and the Westridge School. She has also served on the boards of numerous other civic and educational organizations, including Phoenix House of California, Inc., the Los Angeles Philharmonic Association, UCLA Anderson School of Management, and Smith College.

SKILLS AND QUALIFICATIONS

Ms. McCarthy’s more than 30 years of experience in finance, including service as CFO of The Walt Disney Company, enable her to contribute to the Board her extensive understanding of complex financial analysis and reporting for a global, consumer-facing company. Further, her experience at Disney and leadership of its brand and franchise management groups affords her valuable perspective on the consumer industry and long-term brand building. In addition, as CFO, Ms. McCarthy led Disney’s strategy and merger & acquisition teams. She was a core member of Disney’s acquisition teams for more than 20 years and worked on and led significant deals outside of the United States. In her oversight of Disney’s worldwide finance organization, which included corporate real estate, corporate alliances and partnerships, enterprise controllership, investor relations, risk management, tax, and treasury, Ms. McCarthy had global responsibilities and experience, including supervision of Disney’s global enterprise technology, global security, and cybersecurity groups. She also oversaw the Disney Accelerator, a business development program designed to advance the growth of innovative companies from around the world. This significant scope and experience provide her with extensive leadership, strategy, and risk management skills and valuable corporate governance experience.

Other Public Company Boards: CoStar Group, Inc. (since 2025), Flutter Entertainment (since 2024)

Committees: Audit (Chair), Compensation & Leadership Development

Ms. McEvoy is President and Chief Executive Officer of Insulet Corporation (healthcare), a position she has held since April 2025. Prior to joining Insulet, Ms. McEvoy spent more than two decades at Johnson & Johnson, most recently serving as Executive Vice President and Worldwide Chairman of MedTech from 2018 to 2023. In this role, she led a global portfolio spanning surgery, orthopaedics, interventional solutions, and eye health, while advancing strategic investments in high-growth areas including robotics, digital surgery, and telehealth. Prior to this, she served as Company Group Chairman, Consumer Medical Devices from 2014 to 2018 and as Company Group Chairman, Vision and Diabetes Care from 2012 to 2014. Ms. McEvoy also led J&J’s global suture products business as Worldwide President, Ethicon Products from 2009 to 2011, served as President, McNeil Consumer Healthcare from 2006 to 2009, and served as Vice President, Marketing and General Manager, McNeil Labs from 2003 to 2006. She joined J&J in 1996 as an Assistant Brand Manager, having previously worked in advertising at both Grey Advertising and J. Walter Thompson (now Wunderman Thompson). Ms. McEvoy also previously served on the Board of Trustees of the Children’s Hospital of Philadelphia.

SKILLS AND QUALIFICATIONS

Ms. McEvoy brings to the Board a breadth of leadership, strategy, and risk management experience derived from various roles, where she has led significant and diverse businesses with global footprints. She further draws upon her skills and experience in marketing and insights from her work in the consumer industry, which she developed initially in the advertising industry and further strengthened in her roles at J&J in marketing and brand management in the consumer healthcare space. Her perspective as a seasoned leader in the global healthcare industry is particularly important to the Board given the continued strategic importance of this sector to the Company in markets around the world. In addition, Ms. McEvoy has been recognized for her transformative innovation approach, driving strategic investments in innovation platforms and commercial executions that delivered significant growth for J&J’s MedTech business as well as the enhancement of in-house digital capabilities in collaboration with leading technology companies, consistent with the Company’s focus on driving digital acumen enterprise-wide to enable long-term growth.

Other Public Company Boards: Insulet Corporation (since 2025)

Committees: Compensation & Leadership Development, Innovation & Technology

ITEM 1 | Election of Directors

13 The Procter & Gamble Company

Rajesh

Subramaniam

Independent Director
since 2022

Age 60

Robert J. Portman

Independent Director
since 2023

Age 70

Mr. Portman is a former United States Senator, having represented the State of Ohio from 2011 until his retirement in 2023. He previously served in cabinet-level positions in the executive branch, first as U.S. Trade Representative from 2005 to 2006 and then as Director of the Office of Management and Budget (“OMB”) from 2006 to 2007. From 1993 to 2005, he served as a Congressman in the U.S. House of Representatives. Mr. Portman, who holds a Juris Doctor from the University of Michigan School of Law, began his career in private legal practice and later worked as Associate Counsel and then Director of Legislative Affairs under President George H. W. Bush from 1989 to 1991. He currently serves as a Distinguished Visiting Fellow in the Practice of Public Policy at the American Enterprise Institute and is the founder of the Portman Center for Policy Solutions within the University of Cincinnati’s School of Public and International Affairs, which focuses on fostering civility and bipartisanship among future public service leaders. He also serves on the boards of the National Park Foundation and Habitat for Humanity International.

SKILLS AND QUALIFICATIONS

With his legal experience and public service career that spanned three decades and four presidential administrations, including multiple terms in both houses of Congress, Mr. Portman brings deep and significant government, regulatory, and public policy expertise to the Board. As Director of the OMB, he oversaw development of the executive budget and administration of federal agency performance. Through both his service on the Senate Foreign Relations Committee and in his role as U.S. Trade Representative, Mr. Portman developed unique global knowledge and expertise, particularly as it relates to international tax and trade policy, that benefits the Board as it oversees the Company’s operations in markets around the world. He is also recognized for his leadership, strategy, and risk management skills, having led bipartisan policymaking efforts across key issues including infrastructure, trade, energy, taxes, and workforce development and ultimately securing enactment of more than 200 bills across both Republican and Democratic administrations. In addition, Mr. Portman has focused on critical digital and technology issues, founding the Senate’s AI Caucus and advocating for improved cybersecurity practices, including co-authoring the bill that would become the Cyber Incident Reporting for Critical Infrastructure Act of 2022. As a result, he brings meaningful insight and expertise on how technology, infrastructure, and cybersecurity intersect within government and private enterprise, further strengthening the Board’s oversight of this important area. Added to this is a keen understanding of environmental sustainability issues and strategy development, gained through his leadership roles at conservationist organizations.

Committees: Governance & Public Responsibility, Innovation & Technology

Mr. Subramaniam is President and Chief Executive Officer at FedEx Corporation (transportation and business services), a position he has held since June 2022. He previously served as President and Chief Operating Officer of FedEx from March 2019 to May 2022, as President and Chief Executive Officer of Federal Express Corporation (“FedEx Express”) from January 2019 to March 2019, and as Executive Vice President – Chief Marketing & Communications Officer of FedEx from January 2017 to December 2018. Prior to these roles, Mr. Subramaniam held various leadership positions in operations and marketing across the FedEx portfolio of operating companies, including as a Senior Vice President and Vice President in the company’s Canada and Asia Pacific businesses. Originally from India, he holds master’s degrees in chemical engineering and business administration and began his career with FedEx in 1991. He also serves as a board member with the U.S.-India Strategic Partnership Forum, as a member of the U.S.-India CEO Forum, and as Vice Chair of the U.S.-China Business Council. Mr. Subramaniam was appointed to the President’s Export Council, the principal national advisory committee on international trade, in 2023.

SKILLS AND QUALIFICATIONS

Mr. Subramaniam’s significant leadership roles across FedEx’s businesses afford him broad leadership, strategy, and risk management skills, particularly in the areas of corporate operations, strategy, communications, and marketing. In addition, his global leadership experience in markets outside the United States and focus on the continued globalization of FedEx’s operations and business allows him to contribute unique insights and perspective to the Board. Mr. Subramaniam has also been recognized for his digital, technology, and innovation skills, which include strengthening FedEx’s operating strategy, growing its e-commerce business, and driving digital transformation of its global supply chain, including the prioritization of environmental sustainability work within FedEx’s operations. These skills, including the use of digital innovation to promote sustainability and network optimization, are highly valuable to the Board as the Company continues to focus on strategic opportunities for ongoing supply chain innovation and increased digital acumen.

Other Public Company Boards: FedEx Corporation (since 2020), First Horizon Corporation (2016 to 2022)

Committees: Governance & Public Responsibility, Innovation & Technology

ITEM 1 | Election of Directors

2026 Proxy Statement 14

Corporate Governance

Corporate Governance

Good governance, including our Purpose, Values and Principles, is the foundation for everything we do.

Governance Highlights

BOARD STRUCTURE & COMPOSITION

•
Annual assessment and determination of optimal Board leadership structure
•
Active, engaged, and responsive Lead Director has significant role, strong autonomy, and meaningful governance duties
•
Executive sessions of the independent Directors at every regular meeting of the Board, without management present
•
11 of 12 Director nominees, and all Board Committee members, are independent
•
Annual independent Director evaluation of Chairman and CEO and continuous Director feedback

•
Mix of new and experienced Directors, with average tenure of less than 5 years
•
9 of 12 Director nominees are women and/or racially/ethnically diverse
•
Annual Board and Committee self-assessments, with one-on-one reviews with individual Directors to ensure thoughtful, candid feedback
•
Incumbent Directors attended approximately 97% of Board and Committee meetings combined in FY 2025-26

OPERATIONS & OVERSIGHT

•
Annual Board discussion of key significant risks identified in the Company’s Enterprise Risk Management process and regular discussion of key risks
•
Committee core areas of focus include financial integrity and legal compliance (Audit), corporate governance (G&PR), compensation and succession planning (C&LD), and innovation strategy (I&T)
•
Directors have significant interaction with senior business leaders and access to other employees

•
Full Board oversees the development and execution of the Company’s strategic plans
•
Directors have the ability to hire outside experts and consultants and to conduct independent investigations
•
Board oversight and ongoing engagement with senior executives on key matters, including cybersecurity (Audit), organizational initiatives and talent development (C&LD), community relations, environmental sustainability, and responsible sourcing practices (G&PR), and sustainable upstream innovation and use of emerging technologies (I&T)

SHAREHOLDER RIGHTS & ENGAGEMENT

• Shareholder right to call special meetings • Ongoing shareholder engagement • Simple majority voting standard for all uncontested Director elections	• All Directors elected annually • Proxy access for Director nominees • Shareholder ability to contact Directors (as described on page 32)

GOVERNANCE BEST PRACTICES

•
Recoupment policies permit the Company to claw back compensation payments in the event of a restatement of financial results for any reason
•
Ongoing Board assessment and refreshment led by the
G&PR Committee
•
CEO, senior executives, and Directors required to own shares or RSUs at multiples of their salaries or annual retainers

•
Board policy limits Director membership on other public company boards
•
Retirement age and term limit for Directors
•
Insider Trading Policy prohibits Directors, senior executives, and other designated employees from engaging in any pledging, short sales, or hedging investments involving Company stock

15 The Procter & Gamble Company

Corporate Governance

Shareholder and Stakeholder Engagement

We engage with our shareholders and our many other stakeholders throughout the year, providing perspective on our business results and reinforcing our commitment to our integrated strategy on earnings calls, at shareholder and analyst conferences, in small engagements, and in one-on-one meetings with shareholders, analysts, and other stakeholders. In addition, we proactively seek shareholder input and perspective and respond to requests for information. These engagements and exchanges can inform our corporate practices, help sharpen our thinking, and strengthen our approach. Our shareholders and stakeholders sometimes represent specialized perspectives or hold conflicting views, so we must analyze the feedback they share with us as part of the total mix of information we consider in seeking to serve shareholders, consumers, and all stakeholders.

In general, we approach this work through a cycle of:

Year-Round Outreach and Engagement

Senior management, our Investor Relations team, and subject matter experts from the Company maintain a year-round dialogue with investors to gain their perspectives on current issues and priorities and to address any questions or concerns. Our Directors are available for engagement with shareholders when appropriate. These engagements cover a variety of topics, including corporate strategy, governance and risk oversight, environmental sustainability practices, incorporation of emerging technologies, workforce policies, and executive compensation.

Ongoing Review and Evaluation

We assess the feedback we receive from investors and share it with senior management and the Board. We also discuss key aspects with the appropriate Board Committee, reviewing, for example, results of shareholder say-on-pay voting results and compensation-related comments with the C&LD Committee and input regarding corporate governance or environmental sustainability matters with the G&PR Committee.

Continual Updates and Action

We consider feedback received as we update our policies, practices, and disclosures. For example, consistent with input from some of our stakeholders, we provided additional information on Board oversight and Company management of AI. We also continue to provide our investors with annual updates on our sustainability efforts, including our efforts related to water consumption, waste, and emissions.

The Company’s top 100 institutional shareholders collectively own over 50% of the Company’s outstanding shares of common stock, and we generally focus our proactive shareholder outreach efforts on these shareholders. We conduct meetings with institutional shareholders in person, via virtual meetings and telephone calls, and one-on-one at conferences throughout the year. We also routinely respond to individual shareholders and other stakeholders who provide feedback about our business.

2026 Proxy Statement 16

Corporate Governance

This year, the Company again conducted focused meetings with several of our top institutional shareholders, discussing the Company's strategy and planned interventions and Board oversight of these and numerous other topics. We likewise met with smaller owners, NGOs, and investor advisory groups to address their interests, including our social, human capital, and sustainability efforts. For instance, we have regularly engaged with groups such as Morningstar/Sustainalytics, Climate Action 100+, and Nature Action 100+. These interactions help to ensure our shareholders and other stakeholders have accurate information and Company perspective on topics of interest and that we are aware of and can address their questions and concerns.

We will continue our shareholder engagement during FY 2026-27, including participation at analyst meetings and conferences. We remain committed to these ongoing discussions and welcome feedback from all shareholders, who can reach our Investor Relations team by visiting www.pginvestor.com or contact our Directors or executive officers as described on page 32.

The Board’s Leadership Structure

Under the Company’s Corporate Governance Guidelines, the Board has discretion to determine whether the same individual should serve as both Chief Executive Officer and Chairman of the Board or whether the roles should be separated. The Board also determines the nature and scope of the role of the Lead Director to ensure appropriate and effective independent leadership and oversight. This approach allows the Board to use its considerable experience and knowledge to elect as Chairman of the Board the Director best suited to serve in that capacity at the time, while maintaining the ability to separate the Chairman of the Board and CEO roles when appropriate, as the roles have been in previous periods. Further, it enables the Board to elect an independent Lead Director and define his or her duties.

The Board regularly considers this structure and whether to combine or separate the roles, depending on which leadership structure best serves the Company and its shareholders. In doing so, the Board not only considers the specific benefits and impacts to the Company of one approach over another but also considers external practice among similarly situated global companies as well as feedback from investors.

The Board believes this discretion, including the flexibility to make this determination at any given point, best enables it to promote the long-term interests of the Company and its shareholders.

In connection with Mr. Moeller’s retirement as Executive Chairman of the Board, the Board evaluated its leadership structure. After thoughtful review and discussion, the non-employee Directors concluded that it was in the best interests of the Company and its shareholders to recombine the roles of Chairman of the Board and CEO, with Mr. Jejurikar serving as Chairman of the Board in addition to his role as President and CEO. This action reflects the Board’s confidence in Mr. Jejurikar’s leadership, his depth of experience, and the importance of consistent focus on the Company’s strategy and operations afforded by his unified leadership. During Mr. Moeller’s tenure as Executive Chairman, Mr. Moeller and Mr. Jejurikar worked collaboratively to provide both Board and Company leadership in the face of significant and continuing external challenges and disruptions. With Mr. Moeller’s retirement, the Board believes Mr. Jejurikar is well positioned to provide strategic and effective leadership of both the Board and the Company at this time, in the best interests of its shareholders.

As before, the Board retains its discretion to separate the Chairman and CEO roles in the future, depending on which leadership structure best serves the long-term interests of the Company and its shareholders at that time.

17 The Procter & Gamble Company

Corporate Governance

Independent Lead Director

When the Board determines that the same individual should hold the positions of CEO and Chairman of the Board or if the Chairman of the Board is not independent, the independent Directors of the Board elect for an annual term a Lead Director from among the independent Directors. The Lead Director role is significant, with responsibilities consistent with accepted best practices and designed to ensure a well-functioning Board with independent oversight, including:

•
Preside at all meetings of the Board in the absence of, or upon the request of, the Chairman of the Board
•
Lead regular executive sessions of the independent Directors
•
Provide input to and approve agendas for the Board meetings and information sent to the Board
•
Approve meeting schedules to assure sufficient time for discussion of all agenda items
•
Call special meetings of the Board as necessary to address important or urgent Company issues
•
Call meetings of the non-employee and/or independent Directors, with appropriate notice
•
Advise the G&PR Committee and the Chairman of the Board on the membership of the various Board Committees and the selection of Committee chairpersons
•
Advise the Chairman of the Board on the retention of advisors and consultants who report directly to the Board

•
Advise the Chairman of the Board and CEO, as appropriate, on issues discussed at executive sessions of non-employee and/or independent Directors
•
Review with the CEO, throughout the year, the non-employee Directors’ ongoing evaluation of and feedback on the CEO’s performance
•
Serve as principal liaison between the non-employee and/or independent Directors, as a group, and the Chairman of the Board and CEO, as necessary
•
Engage when necessary and appropriate, after consultation with the Chairman of the Board and CEO, as the liaison between the Board and the Company’s shareholders and other stakeholders
•
Foster open dialogue and constructive feedback among the independent Directors
•
Facilitate cross-Committee feedback
•
Select an interim Lead Director to preside over meetings at which he or she cannot be present

Mr. Jimenez has served as the Board's Lead Director since 2021. In this role, he has worked closely with Mr. Moeller and Mr. Jejurikar to support effective and independent Board leadership, strong corporate governance, and meaningful oversight. During FY 2025-26, under Mr. Jimenez's leadership, the independent Directors met six times in executive session, without members of management present, to discuss matters including Board oversight, governance, succession planning, and CEO performance.

In conjunction with the Board's appointment of Mr. Jejurikar as Chairman of the Board, the independent Directors reappointed Mr. Jimenez to serve as Lead Director for FY 2026-27. The Board believes Mr. Jimenez is exceptionally well qualified for this role based on his extensive executive and board leadership experience, including his service as CEO of Novartis AG, senior leadership positions with H.J. Heinz and ConAgra Foods, and service on the boards of several public companies, and he is recognized for his innovation and leadership skills. Throughout his tenure as a Director, Mr. Jimenez has earned the respect of his fellow Directors and management for his sound judgment, collaborative leadership style, and strategic insight. He is highly engaged, readily accessible to Mr. Jejurikar and his other fellow Directors between meetings, and consistently provides thoughtful counsel throughout the year.

Mr. Jimenez plays an important role in fostering open and constructive dialogue among the independent Directors. He regularly communicates their perspectives and feedback to the Chairman and CEO and helps ensure appropriate follow-up on Board discussions and action items. In addition to formal Board meetings, Mr. Jimenez periodically meets individually with each Director to solicit candid feedback regarding Board effectiveness, Director performance and development, management performance, and overall Board dynamics.

The Board is confident that Mr. Jimenez will continue to partner closely with Mr. Jejurikar to promote effective Board leadership, strong independent oversight, and constructive engagement among the Directors. As part of its

2026 Proxy Statement 18

Corporate Governance

ongoing governance practices, the Board will continue to periodically review its leadership structure to ensure it remains aligned with the Company's needs and the long-term interests of its shareholders.

Board Evaluation

In addition to regularly reviewing its leadership structure, the Board conducts an annual self-assessment of its overall functioning and effectiveness. In order to maximize input and facilitate candid, useful feedback, the Company’s Chief Legal Officer conducts one-on-one interviews with each Director. This feedback includes comments on overall Board performance, Board priorities, interaction with management, Board agendas and processes, Board composition, Director contributions, and how to further improve overall Board operations. The results of these interviews are aggregated and anonymized and then shared with the full Board for review, discussion, and appropriate action. All Board Committees also conduct annual assessments of their operations and effectiveness via one-on-one management interviews with each Committee member.

The Board addresses items raised both through this formal evaluation process and through informal feedback as warranted. For example, based on Director feedback, Directors were provided opportunities to participate in both in-home consumer and retailer visits with senior leaders and members of the Company's Analytics & Insights Team. Likewise, Director feedback informed Board and Committee agendas, resulting in additional and expanded topics. Further, given the high level of recent Board refreshment, the Company continued to provide opportunities for Directors to engage informally with one another outside the Boardroom. Finally, if during the evaluation process or at any time any issue with regard to an individual Director is identified, the Chairman or Lead Director will address such issue with the individual Director.

Director Independence

The Board has determined that all of the Company’s Director nominees, with the exception of Mr. Jejurikar, are independent under the NYSE listing standards and the Board of Directors’ Guidelines for Determining the Independence of its Members (the “Independence Guidelines”). All members of the Board’s Audit, C&LD, G&PR, and I&T Committees are independent under the NYSE listing standards and Independence Guidelines. All members of the Audit Committee and C&LD Committee are also compliant with the SEC’s enhanced independence requirements for audit committee members and compensation committee members, respectively. The Board of Directors has determined that Mr. Biggs and Ms. McCarthy meet the criteria for “Audit Committee Financial Expert” as defined by SEC rules. The Board has also determined that all Audit Committee members are financially literate.

In making these independence determinations, the Board applied the NYSE listing standards and the categorical independence standards contained in the Independence Guidelines. Under the Independence Guidelines, certain relationships were considered immaterial and, therefore, were not considered by the Board in determining independence, but were reported to the Chair of the G&PR Committee. Applying the NYSE listing standards and the Independence Guidelines, the Board determined that there are no transactions, relationships, or arrangements that would impair the independence or judgment of any of the Director nominees deemed independent by the Board.

Mr. Jejurikar is Chairman of the Board, President and CEO of the Company. As an employee of the Company, he cannot be deemed independent under the NYSE listing standards or the Independence Guidelines.

Service on Other Public COMPANY Boards and Outside Time Commitments

The Board believes that service on the boards of other public companies provides valuable governance and leadership experience that ultimately benefits the Company. The Board also recognizes that serving on public company boards requires a significant commitment of time and attention, and therefore, in accordance with best governance practices, limits Director participation on other public company boards. Under the Board's Corporate Governance Guidelines, Directors who are active CEOs of other public companies may sit on no more than one additional outside public board (including their own company board), and other non-employee Directors may sit on no more than three additional outside public company boards. The Board must approve any exception. Likewise,

19 The Procter & Gamble Company

Corporate Governance

employee Directors may sit on no more than one additional outside public company board, unless an exception is granted by the majority of non-employee Directors.

In addition to the numerical limits, the Company’s Corporate Governance Guidelines generally require that a Director or Director nominee should have sufficient time to devote to the affairs of the Company. Accordingly, when nominating a Director, the G&PR Committee considers whether, in light of other commitments, the nominee will have adequate time to serve. Further, in nominating an individual to serve as Lead Director or Committee Chair, the G&PR Committee specifically considers that individual’s other public company board leadership positions and outside time commitments to ensure sufficient time and availability to provide effective and responsive leadership in the role. The G&PR Committee undertakes this review at least annually, generally coinciding with its recommendation of Director nominees for election at the next annual shareholder meeting and of the Board’s leadership structure. The Committee further considers an individual Director’s time commitments throughout the year as circumstances warrant, such as a change in a Director’s external responsibilities or in internal Board leadership positions.

This overall practice helps further our expectation that our Directors give appropriate time and attention to the affairs of the Company, demonstrating strong engagement and high attendance. Each of our Director nominees is currently compliant with the Company’s Corporate Governance Guidelines regarding their service on other company boards.

2026 Proxy Statement 20

Corporate Governance

Board Meetings and Committees of the Board

Our Directors take seriously their commitment to active oversight, meaningful engagement, and effective stewardship of the long-term interests of the Company and its shareholders. The Chairman of the Board and Lead Director set Board agendas in advance to ensure that appropriate subjects are covered with time for meaningful discussion. To assist the Board in discharging its duties and to facilitate deeper understanding and engagement in certain key areas of oversight, the Board has established four standing Committees. Committee Chairs work closely with management to set agendas for Committee meetings, ensuring that each Committee reviews relevant subjects in a timely and meaningful way. Directors receive comprehensive materials in advance of Board and Committee meetings and review these materials before each meeting. This process allows for focused, active discussions during meetings.

During FY 2025-26, the Board held seven meetings, and the Committees of the Board collectively held 26 meetings, for a total of 33 meetings. None of the incumbent Directors attended fewer than 75% of the aggregate meetings of the Board and the Committees on which they served, and the average attendance among incumbent Directors was approximately 97%. The Board expects all Directors to attend the annual meeting of shareholders, and all Directors then serving attended the October 14, 2025 annual meeting.

The table below shows the membership of each Committee of the Board as of June 30, 2026 and the number of meetings each Committee held during FY 2025-26. Each Committee is fully independent under the NYSE listing standards and the Independence Guidelines, which can be found in the corporate governance section of the Company’s website at www.pg.com. Each Committee has a charter that sets out its primary purposes, duties, and responsibilities. These charters also can be found in the corporate governance section of our website at www.pg.com.

Name	Board	Audit	Compensation & Leadership Development	Governance & Public Responsibility	Innovation & Technology
B. Marc Allen	●	●	●
Craig Arnold	●	●	●
Brett Biggs	●	●			●
Sheila Bonini	●			●	●
Amy L. Chang	●			●	Chair
Shailesh G. Jejurikar	●
Joseph Jimenez	Lead		●	Chair
Christopher Kempczinski	●	●	Chair
Debra L. Lee	●		●	●
Christine M. McCarthy	●	Chair	●
Ashley McEvoy	●		●		●
Jon R. Moeller	Chair
Robert J. Portman	●			●	●
Rajesh Subramaniam	●			●	●
Total FY 2025-26 Meetings	7	9	7	8	2

21 The Procter & Gamble Company

Corporate Governance

Audit Committee

Assists the Board in oversight of:

•
Accounting, financial reporting and disclosure processes, and adequacy of systems of disclosure and internal controls established by management
•
The quality and integrity of the Company’s financial statements
•
The Company’s compliance with legal, tax, and regulatory requirements
•
The Company’s overall risk management profile, including with respect to information security
•
The independent auditor’s qualifications and independence
•
The performance of the Company’s internal audit function and the independent auditor
•
The performance of the Company’s ethics and compliance function

The Audit Committee also prepares the Report of the Audit Committee to be included in the Company’s proxy statement. At each meeting, representatives of Deloitte, the Company’s independent registered public accounting firm, and finance management were present to review accounting, control, auditing, and financial reporting matters. During certain of these meetings, the Audit Committee also held private sessions with the Company’s Chief Financial Officer, Chief Legal Officer, Chief Ethics & Compliance Officer, Senior Vice President of Global Internal Audit, and representatives of Deloitte.

Recent Activities

•
Reviewed and discussed the Company’s compliance program, approach, and outcomes, as well as priorities for the year, with the Company’s Chief Ethics and Compliance Officer.
•
Held multiple focused discussions with the Company’s Chief Information Officer and Chief Information Security Officer regarding IT-related risks and mitigation measures, including updates to cyber resilience initiatives and AI governance.
•
Reviewed the Company's Business Continuity Management Program with the Company's Chief Product Supply Officer, including the most significant exposures and insights from recent assessments.

2026 Proxy Statement 22

Corporate Governance

Compensation & Leadership Development Committee
•
Oversees the Company’s overall compensation practices, principles, and policies, including base pay, short- and long-term incentive pay, retirement benefits, perquisites, severance arrangements, recoupment policies, stock ownership guidelines, and stock holding requirements, if any, and their specific application to principal officers elected by the Board and to non-employee Directors
•
Assists the Board in its oversight of the development, implementation, and effectiveness of the Company’s policies and strategies related to its human capital management, including matters related to equality and inclusion and talent management
•
Assists the Board in leadership development, succession planning, and continuity planning for principal officers

The C&LD Committee makes all final decisions regarding compensation for principal officers and makes recommendations to the Board regarding executive compensation matters to be voted on by shareholders. For more details regarding principal officer compensation or the C&LD Committee’s process for making decisions regarding the compensation of principal officers, please see the Compensation Discussion & Analysis section of this proxy statement. The C&LD Committee is also responsible for reviewing, and making a recommendation to the Board regarding, non-employee Director compensation. The C&LD Committee retains an independent compensation consultant, hired directly by the Committee, to advise it regarding executive compensation matters.

Recent Activities

•
Conducted an in-depth review of top multigenerational talent across the enterprise to promote early identification and accelerated development of the Company’s future leaders.
•
Reviewed the Company’s approach to pay equity, an aspect of the Company’s global commitment to fair pay, including the results of the Company’s most recent gender and racial pay equity audits, which were positive.
•
Reviewed compensation-related risks and regulatory updates impacting executive compensation with external consultants.

23 The Procter & Gamble Company

Corporate Governance

Governance & Public Responsibility Committee
•
Identifies individuals qualified to become Directors
•
Recommends when new members should be added to the Board
•
Recommends to the Board the Director nominees for the next annual meeting of shareholders and whether to accept the resignation of any incumbent Director nominee who received a greater number of “against” votes than “for” votes in a non-contested election
•
Recommends Board Committees and Committee assignments, including assignments and succession planning for Committee Chairs
•
Periodically reviews and recommends updates to the Corporate Governance Guidelines and assists the Board in interpreting and applying those Guidelines
•
Educates the Board and the Company on applicable governance laws and regulations
•
Oversees the Board assessment process

Oversees the Company’s strategies, work, and reporting related to its public responsibility, including:

•
The Company’s efforts related to corporate reputation, corporate responsibility, and environmental sustainability
•
Community and government relations
•
Product quality and quality assurance systems

Recent Activities

•
Discussed with senior management the Company's public policy engagement as well as key geopolitical and regulatory risks and potential impacts on Company operations.
•
Benchmarked the Company's governance and self-assessment practices against those of similarly situated companies and evolving shareholder expectations.
•
Reviewed the Company's most recent corporate reputational metrics with the Chief Brand Officer and Chief Communication Officer, as well as the Company's approach to managing and mitigating reputational risks.

2026 Proxy Statement 24

Corporate Governance

Innovation & Technology Committee

Reviews and makes recommendations to the Board on major strategies for technical and commercial innovation to increase shareholder value and has responsibility for overseeing:

•
The Company’s approach to technical and commercial innovation
•
The innovation and technology acquisition and/or development process to assure ongoing business growth
•
Development of measurement and tracking systems that are important to successful product and commercial innovation

The Committee also reviews:

•
Product and package performance via a holistic product assessment
•
Historical tracking of initiatives versus targets and the impact of initiatives on brand growth
•
The Company’s forward-looking innovation portfolio

Recent Activities

•
Evaluated how the Company is leveraging emerging technologies, such as AI, to accelerate innovation and drive competitive advantage.
•
Reviewed with business leaders the Company's initiatives to drive Absolute Superiority.
•
Discussed technology platform s-curves by category with the Chief Research & Development Officer.

25 The Procter & Gamble Company

Corporate Governance

Oversight of Our Company

P&G’s strategy aims to deliver balanced, long-term growth and value creation for our shareholders. A sustainably strong business depends on maintaining trust, which requires maintaining robust ethics and compliance standards and ensuring steadfast Board leadership and oversight. That is why good governance, including our Purpose, Values, and Principles (“PVPs”), is the foundation for everything we do.

Strategic Focus

Oversight of the Company’s strategy and execution is a core responsibility of the Board and central to its role in promoting long‑term shareholder value. As part of its oversight responsibilities, the Board continues to provide counsel on the Company’s execution of our integrated growth strategy, near-term interventions, individual sector and market strategic plans, and associated risks. The Board discusses the state of the business with management at each meeting. The Board further reviews the business strategy with the Chairman and CEO in semi-executive sessions. These semi-executive sessions are held at each regular Board meeting.

Throughout the year, senior leaders of the Company’s business units, key markets, and corporate functions meet with the Board, or a Committee, to discuss regular business updates and significant risks, challenges, and opportunities within their areas of responsibility.

Moreover, this past year, the Board visited consumers and retailers to gain firsthand insight into how Company strategies come to life and to further inform Board oversight.

Ethical Leadership

Code of Ethics

The Company’s code of ethics applies to its Directors, officers, and employees. The most recent version of this code of ethics is contained in the Worldwide Business Conduct Manual. The Worldwide Business Conduct Manual, which is firmly rooted in the Company’s long-standing PVPs, is made available to employees in more than 25 languages and can be found on the Company’s website at www.pg.com. It is reviewed each year for appropriate updates, and employees, officers, and Directors are asked to annually acknowledge their understanding of, and compliance with, its requirements. Only the Board may grant a waiver of any provision for a Director or executive officer, and any such waiver, or any amendment to the manual, will be promptly disclosed as required at www.pg.com.

Ethics and Compliance Program

Under the oversight of the Audit Committee of the Board, the Company’s Ethics & Compliance Committee—comprised of the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Human Resources Officer, and Chief Legal Officer—guides the development, execution, assessment, and effectiveness of the Company’s Ethics & Compliance Program as it relates to applicable legal and regulatory requirements, the Worldwide Business Conduct Manual, and other key Company policies. In so doing, the Audit Committee periodically reviews topics such as incident data, specific initiatives, key policy revisions or exception approvals, and compliance risks. Further, the Company’s Chief Ethics & Compliance Officer and the Senior Vice President for Global Internal Audit, both of whom are directly accountable to the Audit Committee in addition to reporting to the Chief Legal Officer and Chief Financial Officer, respectively, help ensure that key risks are identified, reviewed, and appropriately escalated to the Board and its Committees on both a standing and ad hoc basis.

Ethics and Compliance in our Compensation Philosophy

Stewardship and compliance are taken into account in our annual performance assessment of our executive officers, affecting salary and incentive awards.

2026 Proxy Statement 26

Corporate Governance

Risk Oversight

The Board of Directors maintains a comprehensive risk governance framework designed to understand critical risks in the Company’s strategy, build risk awareness, and ensure effective risk management.

BOARD OF DIRECTORS

The full Board reviews risks related to strategic plans and the most significant enterprise risks. Beyond understanding and addressing these risks, the Board is responsible for understanding the steps that senior management is taking to identify, manage, and mitigate risks. To ensure robust risk oversight, the Board fosters open communication between management, external experts, and Directors. The Board has full access to management as well as the ability to engage independent advisors. In addition, the Board’s independent Lead Director leads regular executive sessions of the independent Directors, facilitates cross-Committee feedback, and encourages open dialogue and constructive feedback among the independent Directors.

COMMITTEES

The Board has also delegated certain risk oversight responsibilities to specific Board Committees. This delegation is informed by, among other considerations, the subject matter of the risk, the expertise and scope of each Committee as outlined in its charter, the members of management responsible for developing appropriate mitigation plans, and the frequency of expected developments and updates. In overseeing specific risks, each Committee reports regularly to the full Board.

Audit	Compensation & Leadership Development
• Accounting & financial controls • Financial disclosures • Information & cybersecurity • Legal, tax & regulatory compliance • Business continuity planning • Ethics & compliance programs	• Executive development & evaluation • Executive succession planning • Equality & inclusion practices & policies • Compensation & incentives • Human capital management
Governance & Public Policy	Innovation & Technology
• Governance policies & structure • Board & Committee succession planning • Product quality • Sustainability • Corporate reputation & public policy	• Emerging technologies • Innovation strategy • Integration of new technologies • Ingredient safety

MANAGEMENT

In defining and implementing the Company’s strategic plans, management works to identify, evaluate, manage, and mitigate the risks inherent in them. Business and function leaders escalate as appropriate key risks as part of their regular strategy reviews with the Company’s senior management. This risk escalation process is further informed by the Company’s formal Enterprise Risk Management program, the external auditor, and our compliance monitoring and risk assurance activities.

27 The Procter & Gamble Company

Corporate Governance

Enterprise Risk Management

Our ERM program consists of members of a cross-functional team conducting extensive interviews of Company experts, leaders, and specialists across levels, functions, and geographies throughout the year. Using both qualitative and quantitative reviews, this team seeks to identify, on a continual basis, the most pressing current and future potential risks facing the Company. Led by experienced risk and compliance professionals in Global Internal Audit (“GIA”), these risks are analyzed and reported to relevant business and governance leaders within the Company, who partner to develop plans and strategies to appropriately manage and mitigate these risks.

Annually, the full Board discusses with senior management the most significant risks identified in the ERM process. The ERM process, the Board’s direction, and management’s judgment guide which risks the Board reviews and discusses. This determination is often informed by subject matter expert perspective on the risk overall as well as consideration of factors such as the risk’s potential impact to the Company, the Company’s vulnerability to the risk, and the risk’s potential speed of onset.

As part of the Board's review, Directors provide input on the steps taken to mitigate each risk and plans for additional mitigation in the year ahead. In addition, the ERM team conducts periodic progress reviews of top enterprise risks with the accountable leaders, focusing on ensuring mitigation steps are on track and remain sufficient to mitigate the risk consistent with the plans shared with the Board. This enterprise-level review program complements the Company’s ongoing GIA-led risk assurance activities.

Additional Areas of Oversight

human capital management & SUCCESSION PLANNING

Our employees are a key source of competitive advantage, and we aim to retain our talented employees by offering competitive compensation and benefits, strong career development, and a respectful and inclusive culture that provides equal opportunity for all. The Board, with the assistance of the C&LD Committee, provides active oversight of the Company's human capital management strategy. For example, the C&LD Committee regularly reviews the significant aspects of the Company's compensation program and principles, including pay equity and relevant benchmarking data. In addition this year, the CHRO provided a People and Organizational Strategy update to the full Board, focusing on employee sentiment in key areas, progress in areas of investment, and plans for developing talent and necessary skills for the future.

Beyond optimizing the employee experience for all, ensuring that the Company has skilled, seasoned leaders in its executive ranks and talent pipeline is a critical aspect of the Company’s long-term strategy and success. Underscoring this importance, the Board, through the C&LD Committee, directly oversees succession planning for all executive officers, including the CEO. To support its oversight and planning, the Board, in both regular and executive sessions, reviews and discusses the performance of and development plans for the Company’s senior executives. The Board also interacts with these executives as part of Board business and functional reviews and in other Board events, helping ensure that our Directors are familiar with not only these individuals’ business results but also their broader leadership, management, and personal skills.

In order to ensure a strong pipeline for future succession, the C&LD Committee also reviews with the CEO and the CHRO the Company’s high-performing next generation talent across business units, markets, and functions to ensure that appropriate development plans are in place.

Compensation-Related Risk

As part of its risk oversight responsibilities, the C&LD Committee annually reviews the Company’s compensation policies and practices. In FY 2025-26, the C&LD Committee employed Meridian Compensation Partners (“Meridian”) as its independent compensation consultant. Meridian reviewed and reported on all of the Company’s executive compensation programs, including the potential risks and other impacts of incentives created by the programs. For more details on the arrangement with Meridian, please see the section entitled “Role of Compensation Consultant” in the Compensation Discussion & Analysis (“CD&A”) section of this proxy statement.

2026 Proxy Statement 28

Corporate Governance

The independent compensation consultant’s review included an analysis of the Company’s short-, medium-, and long-term compensation programs covering key program details, performance factors for each program, target award ranges, maximum funding levels, and plan administrative oversight and control requirements. Key program elements assessed relating to potential compensation risks were pay mix, performance metrics, performance goals and payout curves, payment timing and adjustments, severance packages, equity incentives, stock ownership requirements, prohibitions on hedging and pledging, and trading policies. Members of management also performed a risk assessment of the Company’s other compensation programs including incentive programs from acquisitions, cost of programs, design elements, payment authorizations, and overall confirmation that plans do not encourage unnecessary or excessive risk-taking. The results of the consultant’s analysis of the Company’s executive compensation programs, as well as management’s review of the Company’s other compensation programs, were shared with the C&LD Committee, which concluded that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

In reaching its conclusion, the C&LD Committee noted that the Company’s compensation programs include a mix of cash and equity, as well as annual, medium-term, and long-term incentives. This mix of compensation, the design features of these programs, and the Company’s respective oversight and control requirements mitigate the potential of any individual inclination toward taking unnecessary risks. The C&LD Committee also acknowledged various other features of the Company’s compensation programs, policies, and practices designed to mitigate unwarranted risk. For example, the Company’s annual cash bonus program, the Short-Term Achievement Reward (“STAR”), provides the C&LD Committee with discretion to reduce or eliminate any award that would otherwise be payable. In addition, the performance metrics under STAR include both quantitative measures (e.g., topline growth, bottom-line profits, free cash flow) and qualitative measures (e.g., relative performance, internal controls). These non-metric features mitigate the risk of an executive focusing too much on the specific financial metrics under STAR. Moreover, the performance metrics associated with the STAR Company Factor (core earnings per share growth and organic sales growth) are aligned with the Company’s business plans and strategic objectives.

Further, the C&LD Committee recognized that the Company’s longer-term incentives include a balanced portfolio of stock options, restricted stock units, and performance stock units. These longer-term incentives incorporate a variety of payout horizons that focus executives on long-term performance: 10-year terms with three-year cliff-vesting for stock options, three-year cliff-vesting for restricted stock units, and a three-year performance period for performance stock units granted under the Performance Stock Program (“PSP”). The C&LD Committee also noted that the design of the PSP reduces the likelihood that an executive will focus too much on a single performance measure by including four different performance categories with weightings of 20% or 30% each that provide for a balanced risk profile. The categories are: organic sales growth relative to competitive peers, constant currency core before-tax operating profit growth, core EPS growth, and free cash flow productivity. In addition, actual performance against goals with respect to each of these performance measures will yield a payout from a minimum of 0% to a maximum of 200% of a senior executive’s target incentive opportunity. The C&LD Committee believes that using this sliding scale approach, versus an all-or-nothing approach, discourages participants from taking unnecessary risks. Furthermore, the PSP also includes a relative Total Shareholder Return Multiplier to ensure further alignment with shareholder interests. Each of the financial measures is defined and further explained in the CD&A section of this proxy statement.

Finally, the C&LD Committee acknowledged that the Company maintains several policies intended to mitigate inappropriate risk-taking, including stock ownership guidelines for senior executives and an insider trading policy that prohibits margin and hedging transactions by senior executives. Furthermore, in addition to the mandatory Dodd-Frank Recoupment Policy, the Company maintains an additional recoupment policy for all other senior executives who are not covered by the Dodd-Frank policy. These policies provide for recoupment of compensation in the event of a financial restatement.

Cybersecurity and Information Systems

The Audit Committee has specific responsibility for reviewing the status of the security of the Company’s electronic data processing information systems and the general security, including cybersecurity, of the Company’s people, assets, and information systems. In fulfilling its duties, the Audit Committee receives regular updates from the

29 The Procter & Gamble Company

Corporate Governance

Company’s Chief Information Officer and Chief Information Security Officer about the Company’s information security and systems security programs and plans, including emerging trends and progress on overall enterprise cybersecurity programs and priorities. These updates occur at least three times a year, with interim updates as needed. In addition, our ERM process is designed to capture any significant enterprise risks, including cybersecurity and other risks related to our information systems. Further, potential and actual cybersecurity incidents are communicated to the Chief Information Security Officer, the Ethics & Compliance Committee, and the Audit Committee of the Board, based on documented escalation criteria, to identify trends and ensure sufficient risk mitigation.

Emerging Technologies

At times, the Company incorporates new or emerging technologies, such as AI, to enable and facilitate business objectives. As part of the Board’s review of strategic plans, it reviews significant use, and related risks, of such technologies. In addition, the I&T Committee engages with business leaders to better understand the innovation strategies and risks to assure ongoing business growth. Further, the Audit Committee reviews the Company’s use of emerging technologies as part of its risk management and ethics and compliance oversight responsibilities, and the ERM program is designed to identify significant enterprise risks related to emerging technologies, including risks related to the impact of the use of technologies on our workforce and consumers. This year, the I&T Committee reviewed how AI will be leveraged to advance business strategies, and the Audit Committee discussed how AI and advanced data capabilities are being deployed responsibly with governance and security controls embedded into AI use cases.

Sustainability

Sustainability is integrated into the Company's strategy~~—~~not a separate activity system or standalone initiative~~—~~and therefore, sustainability topics, risks, and opportunities arise in the course of the Board's broader strategic business reviews. In addition, the G&PR Committee oversees the Company's sustainability ambitions and progress. The Company also has an ESG Executive Council, comprised of senior executive officers and senior subject matter experts. The ESG Executive Council oversees the assessment and management of sustainability risks and provides strategic direction, alignment to proposed program objectives, and allocation of resources.

The most comprehensive resource for our sustainability information is our ESG Portal at www.pginvestor.com/esg.

Additional Governance Matters

Company Insider Trading Policy and Policy Regarding Employee, Officer, and Director Hedging

The Company has an insider trading policy and procedures that govern the purchase, sale, and other dispositions of its securities by directors, officers, and employees, as well as by the Company itself. We believe the policy and procedures are reasonably designed to promote compliance with insider trading laws, rules, and regulations, and applicable listing standards. Among other things, the insider trading policy prohibits Directors, senior executives, other designated employees, and certain persons or entities related to these individuals, from engaging in hedging, short sales, pledging, collars, or any other derivative transaction involving the use of market investments to manage the risk of price movements in Company stock or to leverage the potential return of a predicted move in Company stock.

Review and Approval of Transactions with Related Persons

The Worldwide Business Conduct Manual requires that all employees and Directors disclose all potential conflicts of interest and promptly take actions to eliminate any such conflict when the Company requests. In addition, the Company has adopted a written Related Person Transaction Policy that prohibits any of the Company’s executive

2026 Proxy Statement 30

Corporate Governance

officers, Directors, or any of their immediate family members from entering into a transaction with the Company, except in accordance with the policy.

Under our Related Person Transaction Policy, the Chief Legal Officer (“CLO”) has primary responsibility for determining whether, based on the facts and circumstances, a related person has a direct or indirect material interest in a proposed or existing transaction. If the CLO determines that the related person would have a direct or indirect material interest in the transaction, the CLO must present the transaction to the Audit Committee for review or, if impracticable under the circumstances, to the Chair of the Audit Committee, who must then either approve or reject the transaction in accordance with the terms of the policy. While making this determination, the Audit Committee must consider all relevant information available and, as appropriate, take into consideration the following:

•
whether the transaction was undertaken in the ordinary course of business of the Company;
•
whether the transaction was initiated by the Company or the related person;
•
whether the transaction contains terms no less favorable to the Company than terms that could have been reached with an unrelated third party;
•
the purpose of the transaction and its potential benefits to the Company;
•
the approximate dollar value of the transaction, particularly as it involves the related person;
•
the related person’s interest in the transaction; and
•
any other information regarding the related person’s interest in the transaction that would be material to investors under the circumstances.

The Audit Committee may only approve the transaction if it determines that the transaction is not inconsistent with the best interests of the Company as a whole. Further, in approving any such transaction, the Audit Committee has the authority to impose any terms or conditions it deems appropriate on the Company or the related person. Absent this approval, no such transaction may be entered into by the Company with any related person. The Audit Committee has reviewed and approved the following transactions:

R. Alexandra Keith, who retired as Chief Executive Officer – Beauty and Executive Sponsor for Corporate Sustainability on February 20, 2026, is married to Christopher Keith, a long-tenured employee of the Company who retired from his position as Senior Vice President – Brand Building Transformation on December 31, 2025. Mr. Keith's total compensation last year was approximately $925,000, consisting of salary, bonus, equity grants, and retirement and health benefits. His compensation was consistent with the Company’s overall compensation principles based on his years of experience, performance, and position within the Company. Upon Ms. Keith becoming President – Global Hair Care and Beauty Sector, the Audit Committee approved the continued employment of Mr. Keith with the Company under the Company’s Related Person Transaction Policy, concluding that his continued employment was not inconsistent with the best interests of the Company as a whole.

Freddy Bharucha, Chief Executive Officer – Beauty, is married to Anita Choksi, a long-tenured employee of the Company who currently holds the position of Senior Director – Finance & Accounting, Europe Personal Health Care. Her total compensation last year was approximately $521,000, consisting of salary, bonus, equity grants, and retirement and health benefits. Her compensation is consistent with the Company's overall compensation principles based on her years of experience, performance, and position within the Company. Upon Mr. Bharucha becoming Chief Executive Officer – Beauty, the Audit Committee approved the continued employment of Ms. Choksi with the Company under the Company's Related Person Transaction Policy, concluding that her continued employment was not inconsistent with the best interests of the Company as a whole.

Other than as noted above, there were no transactions, in which the Company or any of its subsidiaries was a participant, the amount involved exceeded $120,000, and any Director, Director nominee, executive officer, or any of their immediate family members had a direct or indirect material interest reportable under applicable SEC rules or that required approval of the Audit Committee under the Company’s Related Person Transaction Policy, nor are there any currently proposed.

31 The Procter & Gamble Company

Corporate Governance

Compensation Committee Interlocks and Insider Participation

Mses. Lee, McCarthy, and McEvoy and Messrs. Allen, Arnold, Jimenez, and Kempczinski served on the C&LD Committee during FY 2025-26. All members of the C&LD Committee during FY 2025-26 were independent Directors, and none were employees or former officers of the Company. There are no compensation committee interlocks between the Company and any other entities in which one of our executive officers serves on the compensation committee (or equivalent) or the board of directors of another entity whose executive officer(s) served on our C&LD Committee or Board of Directors.

Availability of Corporate Governance Documents

The Company’s corporate governance documents are available on the Company’s website at www.pg.com. Additionally, copies of the Company’s Amended Articles of Incorporation, the Company’s Code of Regulations, all Committee Charters, the Corporate Governance Guidelines (including Independence Guidelines, Confidentiality Policy, and Financial Literacy and Expertise Guidelines), the Worldwide Business Conduct Manual, the Company’s Purpose, Values, and Principles and the Related Person Transaction Policy are available in print upon request by writing to the Corporate Secretary at One Procter & Gamble Plaza, Cincinnati, OH 45202-3315.

Communication with Directors and Executive Officers

Shareholders and other interested parties who wish to communicate with the Board or any particular Director, including the Lead Director, or with any executive officer of the Company, may do so by email at boardofdirectors.im@pg.com or by writing to the following address:

[Name of Director/Executive Officer or “Board of Directors”]

The Procter & Gamble Company

c/o The Corporate Secretary’s Office

One Procter & Gamble Plaza

Cincinnati, OH 45202-3315

All such correspondence is reviewed by the Corporate Secretary’s Office, which logs the material for tracking purposes. The Board has asked the Corporate Secretary’s Office to forward to the appropriate Director(s) all correspondence, except for personal grievances, items unrelated to the functions of the Board, business solicitations, advertisements, and materials that are profane.

2026 Proxy Statement 32

DIRECTOR COMPENSATION

Director Compensation

One objective of the C&LD Committee is to provide non-employee members of the Board a compensation package consistent with the median of the compensation peer group, as described on pages 50-53. Non-employee members of the Board received the following compensation:

•
A grant of RSUs following election to the Board at the Company’s October 14, 2025 annual meeting of shareholders, with a value of $220,000, or, in the event a Director was appointed to the Board later in the fiscal year, a prorated portion of such RSU grant. These RSUs earn dividend equivalents at the same rate as dividends paid to shareholders. The annual RSU grant will settle on the one-year service date with an option for Directors to defer settlement to a date that occurs after they leave the Board.
•
An annual retainer fee of $120,000 paid in quarterly increments
•
An additional annual retainer paid to the Lead Director and Chair of each Committee as follows: Lead Director, $50,000; Chair of the Audit Committee, $30,000; Chair of the C&LD Committee, $25,000; Chairs of the G&PR and I&T Committees, $20,000

Directors can elect to receive any part of their fees or retainer (other than the annual grant of Restricted Stock Units (“RSUs”)) as cash, RSUs, or unrestricted stock. Non-employee members of the Board must own Company stock and/or RSUs worth six times their annual retainer. A number of the non-employee Directors were appointed or elected to the Board within the last few years. However, all non-employee Directors either meet or are on track to meet the ownership requirements within the five-year period established by the C&LD Committee.

33 The Procter & Gamble Company

DIRECTOR COMPENSATION

The following table and footnotes provide information regarding the compensation paid to the Company’s non-employee Directors in FY 2025-26. Directors who are employees of the Company receive no compensation for their service as Directors. For FY 2025-26, Messrs. Moeller and Jejurikar were employee Directors and did not receive a retainer, fees, or a stock award for their Board service.

Director Compensation

	Fees
		Committee Chair & Lead Director Fees	Total Fees Earned or Paid in Cash[1]

	Annual Retainer			Stock Awards[2]	All Other Compensation[3]
						Total
Name	($)	($)	($)	($)	($)	($)
B. Marc Allen	120,000	—	120,000	220,000	—	340,000
Craig Arnold	120,000	—	120,000	220,000	—	340,000
M. Brett Biggs	120,000	—	120,000	220,000	—	340,000
Sheila Bonini	120,000	—	120,000	220,000	—	340,000
Amy L. Chang	120,000	20,000	140,000	220,000	—	360,000
Joseph Jimenez	120,000	70,000	190,000	220,000	—	410,000
Christopher Kempczinski	120,000	22,147	142,147	220,000	—	362,147
Debra L. Lee*	120,000	—	120,000	220,000	—	340,000
Terry J. Lundgren*	34,565	4,959	39,524	—	—	39,524
Christine M. McCarthy	120,000	30,000	150,000	220,000	—	370,000
Ashley McEvoy	120,000	—	120,000	220,000	—	340,000
Robert Portman	120,000	—	120,000	220,000	—	340,000
Rajesh Subramaniam	120,000	—	120,000	220,000	—	340,000
Patricia A. Woertz*	34,565	—	34,565	—	—	34,565

*

Due to her retirement from the Board, Ms. Lee is not standing for reelection at the 2026 annual meeting. Mr. Lundgren and Ms. Woertz retired from the Board effective October 14, 2025; amounts reflected are prorated through October 14, 2025.

(1)

Director fees are paid quarterly. Each Director may elect to take these fees in cash, unrestricted stock, RSUs (which vest immediately and earn dividend equivalents), or a combination of the three. Other than as noted below, the Director fees were paid in cash.

	Fees taken as RSUs ($)	Grant Date Fair Value of RSUs ($)	Fees taken as Common Stock ($)	Grant Date Fair Value of Common Stock ($)
Mr. Arnold	115,000	115,307	—	—
Mr. Jimenez	185,000	185,298	—	—
Mr. Kempczinski	137,147	137,432	—	—
Mr. Lundgren	39,524	39,705	—	—
Ms. McCarthy	145,000	145,413	—	—
Ms. McEvoy	60,000	60,158	55,000	55,149
Mr. Portman	30,000	30,421	—	—
Ms. Woertz	34,565	34,762	—	—

2026 Proxy Statement 34

DIRECTOR COMPENSATION

(2)

Upon election at the Company’s annual meeting of shareholders, each Director was awarded a $220,000 grant of RSUs, which vest after one year as long as the Director remains on the Board. If a Director leaves the Board on good terms prior to the one-year vest period, the Director retains a pro-rata portion of the RSU grant based on time served. These RSUs do not deliver in shares until at least one year after the Director leaves the Board and cannot be sold or traded until delivered in shares. The RSUs earn dividend equivalents that are subject to the same vesting provision as the underlying RSUs and are accrued in the form of additional RSUs each quarter and credited to each Director’s holdings. Each currently serving Director has 1,507 unvested RSUs outstanding (representing the grant on October 14, 2025, and subsequent dividend equivalents) as of June 30, 2026.

(3)

For all Board meetings throughout the fiscal year, Directors were entitled to travel with a guest as long as the Director used the Company aircraft to attend the meeting and the guest’s attendance did not result in any incremental aircraft costs. Directors are also covered under the same insurance policy as all Company employees for accidental death while traveling on Company business (coverage is $750,000 for each Director). The incremental cost to the Company for this benefit is $3,047 (plus an additional $1,404 if they travel with a guest). In addition, the Company maintains a Charitable Awards Program for retired Directors who were participants prior to July 1, 2003. Under this program, at their death, the Company donates $1,000,000 per Director divided among up to five qualifying charitable organizations selected by each Director. Directors derive no financial benefit from the program because the charitable deductions accrue solely to the Company. The Company funds this contribution from general corporate assets. In FY 2025-26, three payments were made. The Company also made a $12,000 donation on behalf of the Board of Directors to the United Way and, in recognition of Mr. Lundgren's and Ms. Woertz's service on the Board, made a contribution of $10,000 each to charities of their choice.

35 The Procter & Gamble Company

C&LD COMMITTEE REPORT

C&LD Committee Report

Compensation Committee Report

The Compensation & Leadership Development Committee of the Board of Directors has reviewed and discussed with management the following section of this proxy statement entitled “Compensation Discussion & Analysis.” Based on this review and discussion, the Committee has recommended to the Board that the section entitled “Compensation Discussion & Analysis,” as it appears on the following pages, be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2026, dated August 4, 2026 (the “Form 10-K”).

Christopher J. Kempczinski, Chair
B. Marc Allen
Craig Arnold
Joseph Jimenez
Debra L. Lee
Christine M. McCarthy
Ashley McEvoy

2026 Proxy Statement 36

Compensation Discussion & Analysis

Compensation Discussion and Analysis

The focus of this discussion and analysis is on the Company’s compensation philosophies and programs for its named executive officers (“NEOs”) for FY 2025-26. Titles reflect the roles held by each NEO on June 30, 2026.

Shailesh G. Jejurikar President and Chief Executive Officer	Jon R. Moeller Executive Chairman; Former President and Chief Executive Officer	Andre Schulten Chief Financial Officer	Gary A. Coombe Chief Executive Officer – Grooming

Marc S. Pritchard Chief Brand Officer	Sundar G. Raman Chief Executive Officer – Fabric and Home Care, and Executive Sponsor for Corporate Sustainability	Jennifer L. Davis Former Chief Executive Officer – Health Care	Ma. Fatima D. Francisco Former Chief Executive Officer – Baby, Feminine and Family Care

Leadership Changes

As announced on July 28, 2025, and effective January 1, 2026, Mr. Jejurikar became President and Chief Executive Officer and Mr. Moeller became Executive Chairman. Mr. Moeller retired from his position as Executive Chairman and as a member of the Board on July 31, 2026, and retired from the Company on August 14, 2026. In connection with this change, on July 28, 2026, the Board appointed Mr. Jejurikar as Chairman of the Board, effective August 1, 2026. In addition, on April 1, 2026, Ms. Davis stepped down from her position as Chief Executive Officer - Health Care and retired from the Company on June 30, 2026. On June 1, 2026, Ms. Francisco stepped down from her role as Chief Executive Officer - Baby, Feminine and Family Care and will retire from the Company on September 4, 2026. On July 1, 2026, Mr. Coombe stepped down from his position as Chief Executive Officer - Grooming and will retire from the Company on September 30, 2026.

37 The Procter & Gamble Company

Compensation Discussion & Analysis

Financial Highlights1

Execution of our integrated strategy enabled the Company to deliver continued growth and return significant cash to shareowners in a challenging environment. We have a focused portfolio of products that provide health, hygiene, and cleaning benefits in categories where performance drives brand choice. We are creating superior performing products that are delivered with superior packaging, consumer communication, retail execution, and value. We focus on growing markets in volume and value via strong innovation and outstanding, integrated execution. We use productivity improvements and cost savings to fund our product investments, to help mitigate cost increases, and to deliver profit margin improvement needed to deliver balanced top- and bottom-line growth. We are also leading constructive disruption across the value chain, including identifying new consumer needs and addressing them in new ways. We have an empowered, agile, and accountable organization, effectively executing our integrated strategy and priorities.

The Company’s guidance for FY 2025-26 was as follows: 0-4% Organic Sales Growth, 0-4% Core EPS Growth, and 85% to 90% Adjusted Free Cash Flow Productivity. The Company met its going-in guidance ranges for Organic Sales Growth and Core EPS Growth. The Company exceeded its going in target guidance for adjusted free cash flow productivity. These outcomes led to a below target payout in our annual incentive program.

+1%	+1%	100%
ORGANIC SALES GROWTH	CORE EPS GROWTH	ADJUSTED FREE CASH FLOW PRODUCTIVITY

136	70	> $15B
YEARS OF DIVIDEND PAYMENTS	YEARS OF DIVIDEND INCREASES	RETURNED TO SHAREHOLDERS[2]

1 The targets mentioned in this section reflect the original FY 2025-26 financial guidance provided by the Company on July 29, 2025. FY 2025-26 actuals for Organic Sales Growth, Core EPS Growth, and Adjusted Free Cash Flow Productivity were used in the calculation of Year 3 Performance Stock Program results, as further detailed in this section. Organic Sales Growth and Core EPS Growth were used in the calculation of the Total Company Factor for the STAR annual bonus, described in more detail in this section. Organic Sales Growth is a measure of sales growth excluding the impacts of acquisitions and divestitures and foreign exchange from year-over-year comparisons. Core EPS Growth is a measure of the Company’s diluted net earnings per common share (diluted EPS) growth excluding certain items that are not judged to be part of the Company’s sustainable results or trends. Adjusted Free Cash Flow Productivity is the ratio of adjusted free cash flow (operating cash flow less capital spending and excluding transitional tax payments resulting from the 2017 U.S. Tax Act) to net earnings, excluding certain items that are not judged to be part of the Company’s sustainable results or trends. See Exhibit A for a reconciliation of non-GAAP measures, including details on items being adjusted.

2 Reflects dividends and share repurchases combined.

2026 Proxy Statement 38

Compensation Discussion & Analysis

Our Compensation Philosophy

1

EMPHASIZE PAY FOR PERFORMANCE

By aligning incentives with business strategies to reward executives who achieve or exceed Company, business unit, and individual goals, while removing any incentive to focus on a single goal to the detriment of others. Payouts under the STAR and PSP programs are based on the results achieved as compared to the pre-established performance targets.

55-184% Range of ANNUAL average STAR payout for NEOs over the past 10 years
2	PAY COMPETITIVELY By setting target compensation opportunities to be competitive with a peer group of other global corporations of similar size, value, and complexity.	39%-200% Range of PSP payout over the past 10 years
3

FOCUS ON LONG-TERM SUCCESS

By including equity as a cornerstone of our executive pay programs and by using a combination of short-term and long-term incentives to ensure a strong connection between Company performance and actual compensation realized.

Ethics and Compliance

Our Purpose, Values, and Principles (“PVPs”) are the foundation of everything we do as a Company and require high ethical standards of our executives. To hold our executives accountable to our PVPs, stewardship and compliance are taken into account in the annual performance assessment of our executive officers, which affects salary increases and long-term incentive grant amounts.

Compensation Pay Mix

We design our programs so that the main components of NEO compensation vary by type (fixed versus performance-based), length of performance period (short-term versus long-term), and form (cash versus equity). These compensation components are determined by the performance of the individual, the performance of the individual’s business unit, and the performance of the Company as a whole. The mix of components is designed to incentivize both individual accountability and collaboration to build long-term shareholder value. The charts below show the mix of the four main components of pay and the mix of fixed versus at-risk pay.

39 The Procter & Gamble Company

Compensation Discussion & Analysis

Executive Compensation Program Overview

The following table outlines the key components of our executive compensation programs and their purpose.

PURPOSE AND KEY CHARACTERISTICS

BASE SALARY

Purpose:

Rewards individual performance

Key Characteristics:

•
Market-competitive based on the median cash compensation of comparable positions in the compensation peer group, regressed for revenue size where appropriate.
•
Fixed component with progression over time based on individual performance and scope of respo-nsibility.

SHORT-TERM ACHIEVEMENT REWARD (“STAR”)

Purpose:

Rewards Business Unit and Company performance

Key Characteristics:

•
Market-competitive target set as a percentage of salary based on total cash compensation benchmarking.
•
The STAR award is based on a weighted formula of 70% Business Unit Performance Factor and 30% Total Company Performance Factor. Exceptional performance results in higher awards, and poor performance could result in a zero payout.
•
Executives can elect to receive their STAR award as stock options or nonqualified deferred compensation.

LONG-TERM INCENTIVE PROGRAM (“LTIP”)

Purpose:

Award size rewards individual performance and focuses executives on the long-term success of the Company and enhances retention

Key Characteristics:

•
Target grant values are based on peer median long-term compensation target values.
•
Final award amounts are based on business results and individual contributions. 50% of the executive’s total long-term incentive value is delivered in the LTIP.
•
Executives can elect to receive their LTIP as stock options with three-year cliff-vesting and 10-year expiration or RSUs with three-year cliff-vesting, or a combination of both.

PERFORMANCE STOCK PROGRAM (“PSP”)

Purpose:

Award size rewards individual performance; focuses executives on key financial measures intended to drive P&G to the top-third of our marketplace competitive peer group

Key Characteristics:

•
50% of the executive’s total long-term incentive value is delivered in the PSP.
•
The initial grant of Performance Stock Units (PSUs) pays out at the end of a three-year performance period based on the Company’s performance against four balanced financial metrics that are the key drivers of Total Shareholder Return and is further modified by a Relative TSR Multiplier.

RETENTION AND RECOGNITION Purpose: Retention of talent or recognition of exceptional performance Key Characteristics: • RSUs with special vesting; used rarely.
PERQUISITIES AND OTHER BENEFITS

OTHER COMPENSATION

Purpose:

Ensures the safety and productivity of executive officers

Key Characteristics:

•
Annual physicals, financial planning, transportation, security, life insurance, and corporate aircraft use.

RETIREMENT AND DEFERRED COMPENSATION PLANS

Purpose:

Provides market-competitive benefits for retirement income and tax-advantaged financial planning

Key Characteristics:

•
U.S. employees participate in the P&G Profit Sharing Trust and Employee Stock Ownership Plan (“PST”), in which the Company makes an annual contribution used to purchase Company stock.
•
Non-U.S. executives participate in the International Retirement Plan ("IRP"), in which they receive RSUs valued at an amount equal to the contribution that would have been contributed under the PST.
•
The Procter & Gamble Global International Retirement Arrangement ("Global IRA") and the Procter & Gamble Company International Pension Protection Program (“IPP Program”) provide a supplemental retirement benefit to certain employees which is intended to mitigate any adverse impact to total pension values in their home countries.
•
A full description of Retirement Programs and Non-Qualified Deferred Compensation is provided on pages 48-49.

2026 Proxy Statement 40

Compensation Discussion & Analysis

Elements of Our Compensation Programs

Annual Cash Compensation

The Company’s annual cash compensation consists of salary and the Short-Term Achievement Reward (“STAR”). While salary is considered a fixed component of compensation, salary progression over time is based on individual performance and the scope of responsibilities of the role. We collect and analyze data from the compensation peer group on the total annual cash compensation opportunity (salary plus annual bonus target) for positions comparable to those at the Company. We consider the target median annual cash compensation opportunity for each position based on the compensation peer group, adjusted for size using a regression analysis (where appropriate) of peer group revenues, to set a salary range mid-point and a target for STAR as a percentage of salary (“STAR target”).

Salary

In connection with the CEO transition and effective on January 1, 2026, Mr. Jejurikar's salary increased from $1,175,000 to $1,600,000, and Mr. Moeller’s annual salary changed from $1,650,000 to $1,200,000. These salaries were established based on a review of this element of compensation versus peer market pay for CEOs and Executive Chairs, respectively.

Pay decisions take into account results delivered in the prior fiscal year and pay positioning relative to competitive peer benchmarks. For the other NEOs, effective October 1, 2025: Mr. Schulten’s annual salary increased by 5.7% to $1,110,000, Mr. Coombe's salary increased by 2.9% to $1,050,000, Mr. Pritchard's salary increased by 1.9% to $1,060,000, Mr. Raman's salary increased by 10.8% to $1,030,000, Ms. Davis’ salary increased by 13.2% to $1,030,000, and Ms. Francisco’s salary increased by 2.4% to $1,075,000.

STAR Annual Bonus

The STAR program links a substantial portion of each NEO’s annual cash compensation to the Company’s performance for the fiscal year. The program focuses on the achievement of business unit results (weighted as applicable for each NEO) but also includes a component that measures the performance of the overall Company. STAR awards are generally paid in cash, but executives can also elect to receive all or part of their awards in stock options or nonqualified deferred compensation.

STAR awards for NEOs are calculated using the following formula:

The basis for each element of STAR is:

STAR Target. The C&LD Committee sets STAR targets for NEOs using annual incentive benchmarks for similar positions in our compensation peer group.

41 The Procter & Gamble Company

Compensation Discussion & Analysis

Business Unit Performance Factor. The CEO, CFO, and CHRO (collectively, the “STAR Committee”) recommend Business Unit Performance Factors based on a retrospective assessment of the performance of each business unit against six metrics:

Goal	What It Measures	Purpose of the Measure
Organic Sales Growth	One-year business unit organic sales growth	Rewards meeting / exceeding organic sales growth targets
Operating Profit Growth	One-year business unit operating profit growth	Rewards meeting / exceeding operating profit growth targets
Adjusted Free Cash Flow Productivity	One-year business unit adjusted free cash flow productivity	Rewards effective conversion of earnings into cash
Value Share	One-year business unit increase in value share	Rewards market share growth versus competition
Operating TSR	One-year business unit total shareholder return	Rewards balanced top- and bottom-line growth with strong cash flow
Internal Controls	One-year measure of audit results and issue remediation	Rewards strong governance and stewardship

This assessment is compared to each business unit’s performance versus previous year and versus the competitive peer group, reflecting the different industries in which the Company’s businesses compete. The C&LD Committee then determines the Business Unit Performance Factors based on the STAR Committee’s recommendations. None of the officers on the STAR Committee participates in discussions of or recommends their own STAR awards to the C&LD Committee. The Business Unit Performance Factors can range between 0% and 200%. The Business Unit Performance Factor for global business services and corporate functions is the weighted average of the Business Unit Performance Factors for all the global business units and enterprise market operations in order to align all organizations with the six metrics.

The Business Unit Performance Factor for NEOs who lead multiple business units is based on a combination, as determined by the STAR Committee, of the results of the business units for which the NEO is ultimately responsible. There are no separate performance goals for the business unit combinations for purposes of compensation.

To better align STAR awards with individual and local performance, the President of each business may differentiate award levels based on the overall performance of lower-level divisions, provided the total expenditure does not exceed what was approved by the STAR Committee. This differentiation only impacts awards for those employees below the President level and thus does not impact NEO compensation.

Total Company Performance Factor. The C&LD Committee sets targets for the Company’s annual Organic Sales Growth and Core EPS Growth as the basis for the Total Company Performance Factor to encourage a balanced focus on both top- and bottom-line results and to encourage collaboration among the business units. These targets are typically linked to the external financial guidance provided at the beginning of the fiscal year, and the Core EPS target specifically includes the expected impact of our share repurchase program. The Committee establishes performance targets and a payout scale from 0% to 200% for each measure, with each weighted 50% and added together to produce the Total Company Performance Factor. Effective in FY 2025-26, the Company stopped using a separate ESG Factor to modify STAR awards, reflecting the integration of environmental, social and governance efforts into our growth strategy.

While the formula described above is used to calculate potential STAR awards, the C&LD Committee retains the authority to make no STAR award in a given year and the discretion to accept, modify, or reject management’s recommendations for any or all employees, including the NEOs.

FY 2025-26 STAR Annual Bonus

STAR targets for the NEOs are based on a competitive market review of bonus targets as a percentage of base salary for each respective position. In connection with the CEO transition, Mr. Jejurikar's STAR target increased from 140% of salary to 200% of salary, effective January 1, 2026. Also effective January 1, 2026, Mr. Moeller’s STAR target changed from 200% of his CEO salary to 150% of his salary as Executive Chairman. STAR targets for Mr. Schulten, Mr.

2026 Proxy Statement 42

Compensation Discussion & Analysis

Coombe, Mr. Raman, Ms. Davis, and Ms. Francisco remained unchanged at 115% of salary. Mr. Pritchard's STAR target remained unchanged at 95% of his salary.

At the beginning of FY 2025-26, the C&LD Committee established the following Total Company Performance Factor targets: Organic Sales Growth at 2% and Core EPS Growth at 2%, reflecting the midpoint of the going-in guidance range, current market realities, and our desire to maintain strong investment in the business to enable delivery of our growth algorithm over the next two- and three-year rolling periods. These goals were used to establish a payout scale from 0% to 200% of target for each measure with a 100% payout for target performance. The results for both measures were weighted at 50% and added together to derive the Total Company Performance Factor. Organic Sales Growth and Core EPS Growth were 1.4% and 0.9%, respectively, resulting in a Total Company Performance Factor of 58%.

The C&LD Committee then reviewed the recommendations provided for the Business Unit Performance Factors and, after considering the appropriate combination of Business Unit Performance Factors for each NEO, approved the following STAR awards:

FY 2025-26 STAR Awards
		Business Unit Factor (70% Weight)	Total Company Factor
	STAR Target			STAR Award	STAR Award

NEO	($)	(%)	(%)	($)	(% of Target)
Shailesh G. Jejurikar	2,720,000	61	58	1,634,720	60
Jon R. Moeller	2,550,000	61	58	1,532,550	60
Andre Schulten	1,276,500	61	58	767,177	60
Gary A. Coombe	1,207,500	35	58	505,943	42
Marc S. Pritchard	1,007,000	61	58	605,207	60
Sundar G. Raman	1,184,500	51 / 51	58	624,824	53
Jennifer L. Davis	1,184,500	54	58	651,771	55
Ma. Fatima D. Francisco	1,236,250	47 / 42	58	599,118	48

In keeping with good governance practices, the NEO members of the STAR Committee did not recommend their own awards. Instead, the C&LD Committee used the weighted average of all Business Unit Performance Factors and the Total Company Performance Factor to determine the awards according to the STAR formula for Mr. Jejurikar and Mr. Schulten. Mr. Moeller, as Executive Chairman and the former CEO, and Mr. Pritchard, as Chief Brand Officer, also received awards based on the weighted average of all Business Unit Performance Factors and the Total Company Performance Factor.

The STAR awards recommended to the C&LD Committee for the remaining NEOs were computed using the formula described above. Mr. Coombe's Business Unit Factor was based on the Grooming business. From July 1 through December 31, 2025, Mr. Raman’s Business Unit Factor was based 75% on the Fabric Care business, for which he had direct oversight, and 25% on the Home Care and P&G Professional businesses. From January 1 through June 30, 2026, Mr. Raman's Business Unit Factor was based 75% on the Fabric Care business, for which he maintained direct oversight, and 25% on the Home Care, P&G Professional and P&G Ventures businesses, reflecting his expanded responsibility. Ms. Davis’ Business Unit Factor was based 75% on the Oral Care business, for which she had direct oversight, and 25% on the Personal Health Care business. From July 1 through December 31, 2025, Ms. Francisco's Business Unit Factor was based 75% on the Baby Care business and 25% on the combined Feminine and Family Care businesses and, from January 1 through June 30, 2026, 100% on the total Baby, Feminine and Family Care business.

43 The Procter & Gamble Company

Compensation Discussion & Analysis

Long-Term Incentives

The majority of the NEOs’ total compensation is delivered through two long-term incentives tied to sustained Company performance: the Performance Stock Program (“PSP”) and the Long-Term Incentive Program (“LTIP”).

The C&LD Committee uses competitive market data to set total long-term compensation targets considering the median total long-term target compensation of comparable positions in the compensation peer group, regressed for revenue size. The CEO recommends NEO grants to the C&LD Committee based on benchmarked long-term compensation targets, adjusted for business results and individual contributions attributable to each NEO. These recommendations can be up to 50% above or 50% below the benchmarked target for each level and role.

The C&LD Committee retains full authority to accept, modify, or reject these recommendations. In exceptional cases, no grant will be awarded. One half of each NEO’s annual long-term compensation is allocated to PSP through an initial Performance Stock Unit (“PSU”) grant as described below. The other half is an LTIP grant.

Performance Stock Program

The PSP aligns the interests of the NEOs with those of shareholders by encouraging NEOs to focus on the aspects of the long-term performance of the Company that create shareholder value. In the first year of each three-year performance period, the C&LD Committee grants PSUs to each NEO. The number of PSUs that vest at the end of the performance period will depend on Company results against predetermined performance goals over the three-year period. The C&LD Committee sets targets at the beginning of each performance period for the following categories (“Performance Categories”):

Goal	What It Measures	Purpose of Measure

Relative Organic Sales Growth	3-year compounded organic sales growth relative to the competitive peer group	Rewards strong organic sales growth relative to peers
Core EPS Growth	3-year compounded core earnings per share growth	Rewards meeting / exceeding core EPS growth target
Constant Currency Core Before-Tax Operating Profit Growth	3-year core before-tax profit excluding the impact of foreign exchange	Rewards meeting / exceeding operating profit growth target
Adjusted Free Cash Flow Productivity	3-year average adjusted free cash flow productivity	Rewards effective conversion of earnings into cash to enable strong cash return to shareholders
Relative TSR Multiplier	3-year Total Shareholder Return relative to competitive industry peer group	Increases payouts for top quartile performance and reduces payouts for bottom quartile performance

The Core EPS Growth target for year one of the PSP program is typically linked to the external financial guidance provided at the beginning of the fiscal year. The Core EPS Growth targets for years two and three are based on our longer-term expected growth rates. These targets include the best estimates of the impact of our share repurchase program. The C&LD Committee then assigns a minimum and maximum performance goal for each Performance Category. At the end of the three-year performance period, each Performance Category will have a Performance Factor between 0% and 200%, depending on results achieved in that category. The Performance Factor will be 100% if the business results for the category are at target. Business results falling between the minimum and maximum performance goals are determined via linear interpolation. We believe that using a sliding scale to reward performance, as opposed to “all or nothing” goals, discourages participants from taking unnecessary risks to earn payments under the program. To determine the vested PSUs at the end of each three-year performance period, the C&LD Committee multiplies the initial PSU grant (plus compounded dividend equivalents) by the weighted average of the Performance Factors and the Relative TSR Multiplier, which is set at 125% for results in the top quartile of our peer set and 75% for results in the bottom quartile.

2026 Proxy Statement 44

Compensation Discussion & Analysis

The formula is as follows:

PSUs vest at the end of the three-year performance period, and the final payouts are determined. Upon settlement of their PSUs, NEOs may elect to defer receipt of the shares of common stock by choosing to instead receive retirement deferred RSUs.

Long-Term Incentive Program Grant

The LTIP grant is the second component of the Company’s long-term incentive compensation for its senior executives. Executives can elect to receive all or a portion of their LTIP grants in either RSUs or stock options prior to the grant date, with the exception of the CEO, whose grant form and amount is solely determined by the C&LD Committee. Stock options do not vest (and therefore are not exercisable) until three years from the date of grant, and they expire ten years from the date of grant or earlier in the case of certain termination events. RSUs cliff-vest three years after grant date and are delivered, upon vesting, in shares of common stock, along with compounded dividend equivalents. These awards focus executives on the long-term success of the Company.

FY 2025-26 Long-Term Incentive Grants

The following long-term incentive grants were made on October 1, 2025. These award amounts were based on the competitive market pay for each position as well as each individual’s performance and business results during the prior fiscal year (2024-25). Award amounts approved by the C&LD Committee vary from the grant date fair value shown in the table due to the impact of the Relative TSR Multiplier on the fair value of the PSUs granted under the PSP on the grant date. The actual compensation realized by each NEO will be determined by future Company performance.

FY 2025-26 Long-Term Incentive Grants
	PSP Grant		LTIP Grant				Total
	PSUs	Grant Date Fair Value	Options	Grant Date Fair Value	RSUs	Grant Date Fair Value	Grant Date Fair Value

NEO	(#)	($)	(#)	($)	(#)	($)	($)
Shailesh G. Jejurikar	45,698	7,419,527	105,581	3,500,010	22,849	3,500,010	14,419,547
Jon R. Moeller	48,963	7,949,633	169,684	5,625,025	12,241	1,875,076	15,449,734
Andre Schulten	22,406	3,637,838	77,648	2,574,031	5,602	858,114	7,069,983
Gary A. Coombe	13,491	2,190,399	46,754	1,549,895	3,373	516,676	4,256,970
Marc S. Pritchard	10,619	1,724,101	49,065	1,626,505	0	0	3,350,606
Sundar G. Raman	14,905	2,419,976	68,869	2,283,007	0	0	4,702,983
Jennifer L. Davis	14,905	2,419,976	68,869	2,283,007	0	0	4,702,983
Ma. Fatima D. Francisco	13,491	2,190,399	62,338	2,066,505	0	0	4,256,904

45 The Procter & Gamble Company

Compensation Discussion & Analysis

Long-Term Incentive Grants were determined by the C&LD Committee as follows:

•
Mr. Jejurikar was awarded a long-term incentive of $14,000,000, reflecting market data, the scope of his responsibilities as Chief Operating Officer, and his leadership contributions, as well as his planned transition to Chief Executive Officer in January 2026.
•
Mr. Moeller was awarded a long-term incentive of $15,000,000, reflecting market data, the scope of his responsibilities as Chief Executive Officer, and his leadership contributions, as well as his planned transition to Executive Chairman of the Board in January 2026.
•
Mr. Schulten was awarded a long-term incentive of $6,864,000, reflecting market data, the scope of his responsibilities as Chief Financial Officer, and his leadership contributions. He provided critical financial leadership and a balanced risk management approach as the Company navigated a volatile external environment.
•
Mr. Pritchard was awarded a long-term incentive of $3,253,000, reflecting market data, the scope of his responsibilities as Chief Brand Officer, and his leadership contributions. He led the Company's brand-building, marketing, and media strategies to support the strength and competitiveness of our brands.
•
Mr. Raman was awarded a long-term incentive of $4,566,000, reflecting market data, the scope of his responsibilities as Chief Executive Officer - Fabric and Home Care, and his leadership contributions. He provided critical sector leadership and a balanced approach to growth and profitability as the Company navigated a complex external environment.
•
Mr. Coombe was awarded a long-term incentive of $4,133,000. Ms. Davis was awarded a long-term incentive of $4,566,000. Ms. Francisco was awarded a long-term incentive of $4,133,000. These awards reflect market data and their effective leadership of their respective key sectors: Mr. Coombe for Grooming, Ms. Davis for Oral and Personal Health Care, and Ms. Francisco for Baby, Feminine and Family Care.

PSP Goal Setting

In conjunction with deciding the amount and allocation of the NEOs’ long-term incentive opportunities for FY 2025-26, the C&LD Committee set the PSP goals listed below for the three-year performance period starting July 1, 2025 through June 30, 2028. The delivery of results against these goals, combined with the relative TSR multiplier, will determine the ultimate payout for this portion of compensation.

PSP Goals for Performance Period July 1, 2025–June 30, 2028
Organic Sales Growth Percentile Rank in Peer Group (30% Weighting)[1]		Constant Currency Core Before-Tax Operating Profit Growth (20% Weighting)[2]		Core EPS Growth (30% Weighting)[3]		Adjusted Free Cash Flow Productivity (20% Weighting)[4]
Percentile Rank	Payout Factor	% Growth	Payout Factor	% Growth	Payout Factor	%	Payout Factor

80th	200%	≥9.3	200%	≥10.3	200%	≥115	200%
70th	167%	7.6	167%	8.6	167%	107	167%
60th	133%	6.0	133%	7.0	133%	98	133%
Target 50th	100%	Target 4.3	100%	Target 5.3	100%	Target 90	100%
40th	67%	2.6	67%	3.6	67%	82	67%
30th	33%	1.0	33%	2.0	33%	73	33%
<20th	0%	≤(0.7)	0%	≤0.3	0%	≤65	0%

(1)
Organic Sales Growth is a measure of sales growth excluding the impacts of acquisitions and divestitures and foreign exchange from year-over-year comparisons. Relative Organic Sales Growth is a measure of the percentile rank of the 3-year compound annual growth rate within a peer group of directly competitive consumer product companies. See Exhibit A for a definition of non-GAAP measures.
(2)
Constant Currency Core Before-Tax Operating Profit Growth is a measure of the Company’s operating profit growth excluding incremental current year impact of foreign exchange and certain items that are not deemed to be part of the Company’s sustainable results and will be based on the 3-year compound annual growth rate. See Exhibit A for a definition of non-GAAP measures.

2026 Proxy Statement 46

Compensation Discussion & Analysis

(3)
Core EPS Growth is a measure of the Company’s diluted net earnings per common share (diluted EPS) growth adjusted for certain items that are not deemed to be part of the Company’s sustainable results and will be based on the 3-year compound annual growth rate. See Exhibit A for a definition of non-GAAP measures.
(4)
Adjusted Free Cash Flow Productivity under the PSP is the ratio of the 3-year sum of operating cash flow excluding (as appropriate) certain impacts less the 3-year sum of capital spending to the 3-year sum of net earnings excluding (as appropriate) certain items that are not judged to be part of the Company's sustainable results or trends. See Exhibit A for a definition of non-GAAP measures.

Looking Back:

Realized Pay for PSP Performance Period July 1, 2023-June 30, 2026

In addition to setting the performance goals for the new PSP cycle, the C&LD Committee reviewed the results for the performance period July 1, 2023 to June 30, 2026. The C&LD Committee reviewed these results against the goals established at the beginning of that performance period to determine the realized pay for each NEO. PSP paid out at 69% of target, based on delivering results below the target for the performance period.

PSP Results for July 1, 2023–June 30, 2026
Performance Factors	Target	Actual	Weight	Result
Relative Organic Sales Growth[1]	50th Percentile	31st Percentile	30%	36%
Constant Currency Core Before-Tax Operating Profit Growth[2]	7.2%	5.8%	20%	72%
Core EPS Growth[3]	7.2%	5.3%	30%	62%
Adjusted Free Cash Flow Productivity[4]	90%	97%	20%	128%
Weighted Average of Performance Factors				69%
Relative TSR Modifier[5]				100%
Final PSP Payout				69%

(1)
Organic Sales Growth is sales growth excluding the impacts of acquisitions and divestitures and foreign exchange from year-over-year comparisons. Relative Organic Sales Growth is a measure of the percentile rank of the 3-year compound annual growth rate within a peer group of directly competitive consumer product companies. See Exhibit A for a reconciliation of non-GAAP measures.
(2)
Constant Currency Core Before-Tax Operating Profit Growth is the 3-year compound annual growth rate of the Company’s operating profit excluding incremental current-year impact of foreign exchange and certain items that are not deemed to be part of the Company’s sustainable results. See Exhibit A for a reconciliation of non-GAAP measures.
(3)
Core EPS Growth is the 3-year compound annual growth rate of the Company’s diluted net earnings per common share (diluted EPS) adjusted for certain items that are not deemed to be part of the Company’s sustainable results and is based on the 3-year compound annual growth rate. See Exhibit A for a reconciliation of non-GAAP measures.
(4)
Adjusted Free Cash Flow Productivity under the PSP is the ratio of the 3-year sum of operating cash flow (excluding tax payments related to the transitional taxes from the 2017 U.S. Tax Act in all periods, less the 3-year sum of capital spending) to the 3-year sum of net earnings (excluding a gain from the dissolution of the Glad joint venture business in fiscal year 2026, a non-cash charge for accumulated foreign currency translation losses due to the substantial liquidation of operations in Argentina in fiscal 2025 and certain Enterprise Markets, including Nigeria, in fiscal 2024, and the after-tax Gillette intangible asset impairment charge in fiscal 2024). See Exhibit A for a reconciliation of non-GAAP measures.
(5)
The Relative TSR Modifier is a measure of P&G’s relative market total shareholder return performance versus a competitive peer group, calculated as a 3-year compound annual growth rate of the stock price including the impact of reinvested dividends.

47 The Procter & Gamble Company

Compensation Discussion & Analysis

The resulting NEO payouts are indicated below:

Realized Pay for Performance Period July 1, 2023–June 30, 2026
Named Executive Officer	Initial # of PSUs Granted Plus Dividend Equivalents	Market Value of Target Award @ $146.64	PSP Payout Factor	Final # of PSUs Awarded	Market Value of Final Award @ $146.64
Shailesh G. Jejurikar	23,292	$3,415,523	69%	16,072	$2,356,798
Jon R. Moeller	59,154	$8,674,351	69%	40,817	$5,985,405
Andre Schulten	20,797	$3,049,664	69%	14,350	$2,104,284
Gary A. Coombe	13,809	$2,024,975	69%	9,529	$1,397,333
Marc S. Pritchard	11,299	$1,656,913	69%	7,797	$1,143,352
Sundar G. Raman	13,354	$1,958,227	69%	9,215	$1,351,288
Jennifer L. Davis	13,218	$1,938,234	69%	9,121	$1,337,503
Ma. Fatima D. Francisco	14,989	$2,197,987	69%	10,343	$1,516,698

The market value of PSUs was calculated by multiplying the number of PSUs and accumulated dividend equivalents by the Company stock price as of June 30, 2026. These PSUs were delivered in shares of common stock or retirement deferred RSUs (as elected by the participants) in August 2026. The market value of the final award does not include a final payment of dividend equivalents on the PSUs, which took place prior to delivery of shares.

Special Equity Awards

On occasion, the C&LD Committee makes special equity grants in the form of RSUs to senior executives to encourage retention of the talent necessary to manage the Company successfully or to recognize superior performance. No such awards were made to any NEOs this year.

Retirement Programs

The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan (“PST”) is the Company’s primary retirement program for U.S.-based employees. The PST is a qualified defined contribution plan providing retirement benefits for full-time U.S. employees, including NEOs. Under the PST, the Company makes an annual contribution of cash, which is used to purchase Company stock that is credited to each participant’s PST account, upon which dividends are earned. The amount of the stock grant varies based upon individual salaries and years of service.

Some participants in the PST (including the NEOs) do not receive their full contributions due to federal tax limitations. As a result, they participate in the nonqualified PST Restoration Program. These individuals receive RSUs valued at an amount equal to the difference between the contribution made under the PST and what would have otherwise been contributed under the PST but for the tax limitations. Participants are vested in their PST accounts after three years of service, and similarly, their PST Restoration RSUs become non-forfeitable after three years of service.

In addition, some individuals who would otherwise participate in the PST are ineligible due to their work locations. As a result, they participate in the nonqualified International Retirement Plan (“IRP”). These individuals receive RSUs valued at an amount equal to the contribution that would have otherwise been contributed under the PST had they been eligible to participate in the PST. IRP RSUs also become non-forfeitable after three years of service.

The PST, the PST Restoration Program, and the IRP have created ownership at all levels of the Company. These programs continue to serve the Company and its shareholders well by focusing employees on the long-term success of the business.

For non-U.S.-based employees, individual country plans provide retirement benefits. Employees who work in multiple countries during their careers may also be eligible for supplemental benefits under the Global International Retirement Arrangement (“Global IRA”) or the International Pension Protection Program ("IPP Program"). The Global IRA and IPP Program are designed to provide a supplemental retirement benefit to certain

2026 Proxy Statement 48

Compensation Discussion & Analysis

management employees to mitigate any adverse impact to total pension value caused by moving between home countries. Messrs. Jejurikar, Schulten, and Raman and Ms. Francisco participate in the Global IRA. Mr. Schulten also participates in a German Pension Plan available to Germany-based employees hired after December 31, 1991. Mr. Coombe participates in the IPP Program.

Deferred Compensation Plan

The Procter & Gamble Company Executive Deferred Compensation Plan allows executives to defer receipt of up to 100% of their STAR awards and up to 75% of their annual salary. Executives may also elect to convert a portion of their PST Restoration RSUs into notional cash with investment choices that mirror those available to all U.S. employees who participate in the Company’s 401(k) plan. No above-market or preferential interest is credited on deferred compensation, as those terms are defined by the SEC.

Executive Benefits

The Company provides certain other limited benefits to senior executives to fulfill particular business purposes, which are primarily for convenience and personal security. No changes were made to executive benefits over the past year, and the Company continues to manage executive benefits as a very small percentage (less than 2%) of total compensation for the NEOs.

In FY 2023-24, the C&LD Committee amended the financial planning benefit provided to senior executives to select a standard provider for these services. Any senior executives who enroll are taxed on the benefit value of these services, and the Company does not provide any tax gross-ups for these services. Executive officers who participated in the prior annual stipend program may continue to elect to receive the annual stipend. Under the prior program, the Company provides an annual $8,500 stipend upon confirmation from each participant that a tax or financial planning service has been retained in the current calendar year.

Benefits that safeguard senior executives, such as secured workplace parking and annual physical health examinations, are available to NEOs as needed. While Company aircraft are generally only used for Company business, for security reasons the CEO and Executive Chair are required by the Board to use Company aircraft for all air travel, including personal travel. To the extent any travel on Company aircraft results in imputed income to an NEO, the NEO is responsible for paying the taxes on that income, and the Company does not provide separate gross-up payments based on the NEO’s personal income tax due. To further increase executive efficiency, we provide limited local transportation for business purposes within Cincinnati. We provide executive group whole life insurance coverage (equal to annual salary rate plus STAR target up to $5,000,000) to certain executives, including certain of the NEOs, under a program now closed to new participants. The C&LD Committee periodically reviews these arrangements as needed to ensure they meet business needs and remain in line with market practices.

Equity Grant Processes

The C&LD Committee approves and grants annual equity awards at approximately the same time every year. Each year, the C&LD Committee approves the dollar value of annual LTIP and PSP awards at the August meeting for grant on the first business day in October. Stock options granted under the STAR annual incentive program are issued on the last business day on or before September 15, after the STAR payouts are approved by the C&LD Committee at the August meeting and consistent with the timing of the U.S. STAR cash payments. Retirement RSUs are granted on the first Thursday in August. Outside of the annual grant cycle, we may make RSU awards in connection with a new hire package or retention grant. These grants are typically made on the first business day of each month.

All awards are granted under a shareholder-approved plan, and stock options are granted at an exercise price at or above the closing market price of P&G common stock on the date of grant. Equity awards, including options, are not granted in anticipation of the release of material non-public information, and the release of material non-public information is not timed on the basis of option or equity grant dates.

49 The Procter & Gamble Company

Compensation Discussion & Analysis

Compensation Governance Practices and Oversight

Our executive compensation practices are designed to incentivize strong performance, support good governance, and mitigate excessive risk-taking.

What We Do:
Target compensation at the median of an appropriate peer group, with substantial variation in pay based on individual performance.
Significant share ownership and equity holding requirements are in place for senior executives.
Multiple performance metrics under STAR and PSP remove any incentive to focus on a single performance goal to the detriment of other goals.
Appropriate balance between short-term and long-term compensation discourages short-term risk-taking at the expense of long-term results.
Double Trigger: Equity awards do not vest solely on account of a change in control (requires a qualifying termination following a change in control).
Engagement of an Independent Advisor: Our C&LD Committee engages an independent compensation consultant, who performs no other work for the Company, to advise on executive compensation matters.

Our Recoupment policy requires the Company to recoup excess compensation payments from Section 16 officers in the event the Company is required to restate its financial results. Additionally, our stock plans allow recovery of proceeds from stock awards if a participant violates certain provisions in their award agreements, such as taking actions that may damage the reputation, goodwill, or stability of the Company.

What We Do Not Do:
No employment contracts with executives containing special severance payments such as golden parachutes.
No special executive retirement programs and no severance programs that are specific to executive officers.
No gross-up payments to cover personal income taxes or excise taxes that pertain to executive or severance benefits.
No excessive perquisites for executives.
No hedging or engaging in the following transactions that include shares of common stock: pledging, collars, short sales, and other derivative transactions.
No re-pricing or backdating stock options.

Role of the C&LD Committee

The C&LD Committee is responsible to the Board for the Company’s overall compensation policies and their specific application to principal officers elected by the Board. In setting and overseeing executive pay, the C&LD Committee reviews a broad spectrum of information. Across the Company, total compensation is benchmarked against an appropriate peer group, using median market pay as the competitive benchmark. Compensation can then be adjusted based on performance. In setting executive pay, the C&LD Committee takes into account the executive’s experience and performance in the particular role and the CEO’s pay recommendations for the principal officers, as well as the performance of the total Company and business units. In setting CEO pay, in addition to considering experience, Company performance, and individual performance, other factors are considered by the Committee, such as the degree of pay alignment with the Company’s relative TSR rank and the appropriate mix of short- and long-term pay and fixed and performance-based pay. In addition, the C&LD Committee reviews the ratio between

2026 Proxy Statement 50

Compensation Discussion & Analysis

the total compensation of the median employee and the total compensation of the CEO (found on pages 74-75 of this proxy).

In its role, the C&LD Committee works with an independent compensation consultant. In FY 2025-26, a formal request for proposal process was conducted to review alternative consultants. In February 2026, the C&LD Committee decided to renew its agreement with incumbent firm, Meridian Compensation Partners, LLC ("Meridian").

Role of Compensation Consultant

For FY 2025-26, the C&LD Committee entered into an agreement with Meridian to advise on various compensation matters, including peer group identification, competitive practices and trends, specific program design, and actions with respect to NEO, principal officer, and Director compensation. In October 2025, the C&LD Committee evaluated the independence of Meridian, taking into account any relationships with the Company’s Directors, officers, and employees in accordance with NYSE listing standards. Based on this evaluation, the C&LD Committee concluded that Meridian was an independent advisor. Under the terms of its agreement with the C&LD Committee, Meridian does not conduct any other business for the Company or its management, and the C&LD Committee has direct responsibility for oversight and compensation of the work performed by Meridian. The C&LD Committee generally meets with its independent compensation consultant in an executive session at regularly scheduled C&LD Committee meetings.

Consideration of Most Recent “Say on Pay” Vote

The Committee reviewed the results of the annual shareholder advisory vote on NEO compensation (the “Say on Pay” vote) that was held at the 2025 annual meeting of shareholders. Over 92% of the votes cast on the proposal were cast in support of the compensation of our NEOs. Additionally, at least annually, the Company engages with top shareholders to solicit any feedback on the Company’s executive compensation programs and practices. Given the overall positive feedback regarding the Company’s executive compensation decisions, the Committee did not make any changes to the Company’s program or policies as a result of the Say on Pay vote.

Establishing Peer Groups and Market-Based Compensation

The C&LD Committee structures executive compensation so that total targeted annual cash and long-term compensation opportunities are competitive with the targets for comparable positions at companies considered to be our peers, based on criteria described below. The C&LD Committee sets targets for each element of compensation considering the same elements of compensation paid to those holding similar roles at companies in our peer group, focusing on positions with similar management and revenue responsibility. For the CEO’s compensation analysis, the C&LD Committee considers the Company’s revenue, market capitalization, and relative performance compared to our peer group.

In February 2025, the C&LD Committee determined the peer group to be used for FY 2025-26 compensation decisions (the “compensation peer group”) based on global companies that meet the following criteria:

•
Have revenue and/or market capitalization comparable to the Company;
•
Compete with the Company in the marketplace for business and investment capital;
•
Compete with the Company for executive talent; and
•
Have generally similar pay models. We do not compare with companies in the financial services or insurance industries, where the mix of pay elements or program structure is generally materially different from our mix of pay elements and program structure.

51 The Procter & Gamble Company

Compensation Discussion & Analysis

Each year, the C&LD Committee evaluates and, if appropriate, updates the composition of the compensation peer group. Changes to the compensation peer group are carefully considered and made infrequently to ensure continuity from year to year. For compensation decisions made in FY 2025-26, the Committee modified the peer group used for compensation decisions by adding Eli Lilly and removing Mondelez and 3M.

The Company also establishes a peer group to calculate Relative Organic Sales Growth and the Relative TSR Multiplier used in our PSP formula. These companies are ones with which we compete in the marketplace. For multi-category marketplace peers, to the extent possible, sales from only the relevant competing categories are used for purposes of Relative Organic Sales Growth comparisons.

Peer Group for FY 2025-26 Compensation Decisions		Peer Group for Relative Organic Sales Growth and TSR Multiplier for FY 2025-28 Performance Period
Abbott Laboratories	Kimberly-Clark*	Beiersdorf	L’Oreal
Boeing	McDonald’s	Church & Dwight	Reckitt-Benckiser
Chevron	Merck	Clorox	Unicharm**
Coca-Cola	Microsoft	Colgate-Palmolive*	Unilever
Colgate-Palmolive*	Nike	Edgewell
Eli Lilly	PepsiCo	Essity
ExxonMobil	Pfizer	Haleon
HP	Thermo Fisher Scientific	Henkel
Home Depot	Verizon	Kao
Intel	Walmart	Kenvue
Johnson & Johnson		Kimberly-Clark*

* Shared companies between both peer groups

** Peer for relative TSR only

While the target total compensation for our NEOs is set considering size-adjusted median target total compensation within our compensation peer group, actual compensation varies depending on the NEO’s responsibility and experience in the particular role, as well as on total Company, business unit, and individual performance. Consistent with our principles to pay for performance and pay competitively, substantial differences may exist among NEOs’ pay.

Stock Ownership Requirements

To reinforce the importance of stock ownership and long-term focus for our most senior executives, including the NEOs, the C&LD Committee established the Executive Share Ownership Program and equity holding requirement.

The Executive Share Ownership Program requires executive officers to hold a certain multiple of their salary in Company stock and/or RSUs. The program requires all Sector CEOs to hold four times salary, and all other executive officers, other than the CEO and the Executive Chair, to hold three times salary. The CEO and Executive Chair ownership requirement is eight times salary. The C&LD Committee annually reviews these holdings, and as of June 30, 2026, all of the NEOs, including the CEO, exceeded these requirements.

The Equity Holding Requirement ensures executives remain focused on sustained shareholder value even after exercising their stock options or receiving shares from RSU settlements or PSU payouts. The equity holding requirement applies when an executive, including NEOs, has not met the ownership requirements of the Executive Share Ownership Program. When the holding requirement applies, the CEO is required to hold the net shares received from stock option exercises and RSU and PSU settlements for at least three years, and the other NEOs are required to hold net shares received for at least one year. The holding requirement does not apply to unrestricted stock or to STAR awards that executives elect to take as stock options instead of cash.

2026 Proxy Statement 52

Compensation Discussion & Analysis

Mitigation of Excessive Risk-Taking

Recoupment Policies

The C&LD Committee has adopted two recoupment policies, one applicable to Section 16 Officers and the other applicable to all other senior executives.

The Dodd-Frank Recoupment Policy, applicable to Section 16 Officers, requires the Company to recover any excess incentive-based compensation in the event that the Company is required to restate its financial statements due to the material noncompliance of the Company with any financial reporting requirement under the federal securities laws, including any required accounting restatement to correct an error: (i) in previously issued financial statements that is material to the previously issued financial statements; or (ii) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. This policy complies with, and will be interpreted and administered in a manner consistent with, all applicable laws and regulations, including without limitation Section 303A.14 of the NYSE Listed Company Manual and Rule 10D-1 of the Securities Exchange Act of 1934, as amended.

The Senior Executive Officer Recoupment Policy, applicable to all other senior executives, permits the C&LD Committee to recoup certain STAR or long-term incentive program payments made to executives in the event of a significant restatement of financial results for any reason.

The authority under these policies is in addition to the C&LD Committee’s authority under The Procter & Gamble 2025 Stock and Incentive Compensation Plan (“2025 Plan”) and prior plans to suspend or terminate any outstanding equity if the C&LD Committee determines that the participant violated certain plan or award agreement provisions. Moreover, the 2025 Plan, The Procter & Gamble 2019 Stock and Incentive Compensation Plan (“2019 Plan”), The Procter & Gamble 2014 Stock and Incentive Compensation Plan (“2014 Plan”), and The Procter & Gamble 2009 Stock and Incentive Compensation Plan (as amended) (“2009 Plan”), each have a provision that allows the Company or the C&LD Committee to recover certain proceeds from option exercises or delivery of shares if the participant violates certain plan or award agreement provisions, such as taking actions that are significantly contrary to the best interests of the Company, including actions that cause harm to the Company’s reputation, stability, or goodwill.

Prohibition of Use of Company Stock in Derivative Transactions

The Company’s Global Insider Trading Policy prohibits NEOs from engaging in derivative transactions involving Company stock, including pledging, collars, short sales, hedging investments, and other derivative transactions. Purchases and sales of Company stock by NEOs can only be made during the approximately one-month period following a public earnings announcement or, if outside these window periods, with express permission from the Company’s Legal Division or in accordance with a previously established trading plan that meets SEC requirements.

Tax Gross-Ups

Generally, the Company does not increase payments to any employees, including NEOs, to cover non-business-related personal income taxes. However, certain expatriate allowances, relocation reimbursements, and tax equalization payments are made to employees assigned to work outside their home countries, and the Company will cover the personal income taxes due on these items in accordance with expatriate policy because there is a business purpose for their relocations. In addition, from time to time, the Company may be required to pay personal income taxes for certain separating executives hired through acquisitions in conjunction with pre-existing contractual obligations.

Employment Contracts

The C&LD Committee believes employment contracts for executives are not necessary because our executives have developed a focus on the Company’s long-term success. Moreover, the C&LD Committee does not provide special

53 The Procter & Gamble Company

Compensation Discussion & Analysis

executive severance payments, such as golden parachutes, to the Company’s executives. In the event the Company encourages an NEO, or any other U.S. employee, to terminate employment with the Company (but not for cause), that individual may receive, but is not guaranteed, a separation allowance of up to one year’s annual salary, calculated based on years of service, and retention of outstanding equity.

Executive Compensation Changes for FY 2026-27

PSP Program Changes. On August 11, 2026, the C&LD Committee approved changes to the PSP Program, to be effective with the PSP performance period beginning July 1, 2026. First, the Relative TSR modifier will be applied to a broader range of Relative TSR outcomes and not limited as it is in the current design to top and bottom quartile performance. In addition, an expanded consumer staples peer group will be used to measure the Relative TSR outcome. The current peer group (used for Relative Organic Sales Growth and the TSR Multiplier for performance period 2025-28) will continue to be used to evaluate organization sales growth (as outlined on page 52).

Peer Group for FY 2026-27 Compensation Decisions. In connection with its annual peer group review, in February 2026, the C&LD Committee modified the peer group used for compensation decisions by adding IBM and Caterpillar and removing HP. The modified peer group will be used for compensation decisions in FY 2026-27.

2026 Proxy Statement 54

Executive Compensation

Executive Compensation

The following tables, footnotes, and narratives provide information regarding the compensation, benefits, and equity holdings in the Company for the NEOs.

Summary Compensation

The following table and footnotes provide information regarding the compensation of the NEOs for the fiscal years shown.

SUMMARY COMPENSATION TABLE
Name and Principle Position	Year	Salary ($)	Bonus[1] ($)	Stock Awards[2] ($)	Option Awards[3] ($)	Non-Equity Incentive Plan Comp. ($)	Change in Pension Value and Non-qualified Deferred Comp. Earnings[4] ($)	All Other Comp.[5] ($)	Total ($)
Shailesh G. Jejurikar President and Chief Executive Officer	2025-26	1,387,500	1,634,720	11,035,209	3,500,010	0	1,029,000	390,303	18,976,742
	2024-25	1,162,500	873,730	3,640,460	3,432,016	0	401,000	81,981	9,591,687
	2023-24	1,106,250	1,867,613	3,477,569	3,150,023	0	280,000	76,632	9,958,087
Jon R. Moeller Executive Chairman of the Board	2025-26	1,425,000	1,532,550	10,182,573	5,625,025	0	0	308,761	19,073,909
	2024-25	1,637,500	1,887,600	11,519,645	6,562,515	0	0	302,556	21,909,816
	2023-24	1,600,000	4,086,400	11,301,824	5,600,006	0	0	375,651	22,963,881
Andre Schulten Chief Financial Officer	2025-26	1,095,000	767,177	4,696,981	2,574,031	0	113,000	97,833	9,344,022
	2024-25	1,037,500	690,690	3,378,353	3,120,022	0	193,000	95,941	8,515,506
	2023-24	980,000	1,468,550	4,569,186	1,406,270	0	143,000	108,831	8,675,837
Gary A. Coombe[6]
CEO - Grooming	2025-26	1,042,500	505,943	2,849,231	1,549,895	0	0	1,078,932	7,026,501
Marc S. Pritchard
Chief Brand Officer	2025-26	1,055,000	605,207	1,924,013	1,626,505	0	0	95,127	5,305,852
Sundar G. Raman[6] CEO - Fabric and Home Care	2025-26	1,005,000	624,824	2,588,298	2,283,007	0	100,000	573,401	7,174,530
	2024-25	912,500	737,153	2,289,194	2,095,524	0	67,000	1,082,180	7,183,551
Jennifer L. Davis Former CEO - Health Care	2025-26	1,000,000	651,771	2,583,671	2,283,007	0	0	89,983	6,608,432
	2024-25	895,000	750,602	2,248,178	2,057,435	0	0	88,831	6,040,046
Ma. Fatima D. Francisco Former CEO - Baby, Feminine and Family Care	2025-26	1,068,750	599,118	2,391,428	2,066,505	0	70,000	104,559	6,300,360
	2024-25	1,037,500	591,373	2,250,472	2,025,275	0	298,000	118,243	6,320,863
	2023-24	975,000	1,490,688	2,317,734	2,027,011	0	370,000	112,275	7,292,708

(1)

For FY 2025-26, the Bonus column reflects FY 2025-26 STAR awards that will be paid on September 15, 2026. Each NEO who participated in STAR could elect to take his or her STAR award in cash, deferred compensation, or stock options. For FY 2025-26, Mr. Jejurikar took his award as 50% stock options and 50% cash. All other NEOs took their awards as 100% cash.

(2)

For FY 2025-26, the Stock Awards column includes the grant date fair value of any PST Restoration Program awards and IRP awards granted in August 2025 as well as the PSUs granted in October 2025 under the PSP. It also includes the grant date fair value of RSUs granted in October 2025 under the LTIP. The amount shown is determined in accordance with FASB ASC Topic 718. For more information regarding these awards, including retention and vesting requirements and applicable performance measures, see the Compensation Discussion & Analysis. For PSP awards, which are subject to performance conditions, the value is based on the probable outcome of the conditions on the grant date. The value of the PSUs, assuming the highest level of performance conditions will be achieved, is: Mr. Jejurikar, $14,000,039; Mr. Moeller, $15,000,305; Mr. Schulten, $6,864,302; Mr. Coombe, $4,133,103; Mr. Pritchard, $3,253,237; Mr. Raman, $4,566,296; Ms. Davis, $4,566,296; and Ms. Francisco, $4,133,103.

(3)	The Option Awards column for FY 2025-26 includes the grant date fair value of each LTIP stock option grant, determined in accordance with FASB ASC Topic 718.

55 The Procter & Gamble Company

Executive Compensation

We utilize an industry standard lattice-based valuation model to calculate the fair value for stock options granted. Assumptions utilized in the model, which are evaluated and revised to reflect market conditions and experience, were as follows:

Years ended June 30:	2026	2025	2024
Interest rate	3.6-4.2%	3.5-4.4%	4.6-5.5%
Weighted average interest rate	4.1%	3.7%	4.6%
Dividend yield	2.7%	2.4%	2.5%
Expected volatility	19%	18%	18%
Expected life in years	8.8	8.9	8.8

Lattice-based option valuation models incorporate ranges of assumptions for inputs, and those ranges are disclosed in the preceding table. Expected volatility is based on a combination of historical volatility of our stock and implied volatilities of call options on our stock. We use historical data to estimate option exercise and employee termination patterns within the valuation model. The expected life of options granted is derived from the output of the option valuation model and represents the average period of time that options granted are expected to be outstanding. The interest rate for periods within the contractual life of the options is based on the U.S. Treasury yield curve in effect at the time of grant. For information on the valuation assumptions with respect to grants made in prior fiscal years, please see the corresponding note to the Consolidated Financial Statements contained in the Company’s Annual Report for the respective fiscal year. For more information regarding these awards, including retention and vesting requirements and applicable performance measures, see the Compensation Discussion & Analysis.

(4)

This column reflects aggregate changes in the actuarial present value of pension benefits under The Procter & Gamble Company Global IRA (the “Global IRA”) for Messrs. Jejurikar, Schulten, Raman, and Ms. Francisco, Mr. Schulten’s pension benefits under The Procter & Gamble Pension Plan (Germany), and Mr. Coombe's pension benefits under The Procter & Gamble Company International Pension Protection Program (the "IPP Program"). The amount for Mr. Coombe was -$38,000 and is not included in the Summary Compensation Table. None of the other NEOs participates in a pension plan. None of the NEOs had above-market earnings on deferred compensation.

(5)	Please see the table below for information on the numbers that comprise the All Other Compensation column.
(6)

Mr. Coombe's salary was paid in Swiss francs for FY 2025-26; Mr. Raman’s salary was paid in Swiss francs from July 1, 2025, through October 31, 2025, and thereafter paid in U.S. dollars. Salaries paid in Swiss francs were converted to USD using a Bloomberg monthly spot rate representing the average of the buy and sell rates for the month.

ALL OTHER COMPENSATION
Name and Principal Position	Year	Retirement Plan Contributions[i] ($)	Executive Group Life Insuranceii ($)	Flexible Compensation Program Contributionsiii ($)	Expatriate, Relocation and Tax Equalization Paymentsiv ($)	Executive Benefits[v] ($)	Total ($)
Shailesh G. Jejurikar President and CEO	2025-26	47,332	16,852	6,950	0	319,169	390,303
	2024-25	48,442	15,233	6,500	400	11,405	81,981
	2023-24	45,766	13,274	6,100	1,598	9,895	76,632
Jon R. Moeller Executive Chairman of the Board	2025-26	72,047	37,298	6,950	0	192,466	308,761
	2024-25	70,101	33,343	6,500	0	192,613	302,556
	2023-24	84,467	30,168	6,100	0	254,915	375,651
Andre Schulten Chief Financial Officer	2025-26	72,047	10,336	6,950	0	8,500	97,833
	2024-25	70,101	8,531	6,500	0	10,810	95,941
	2023-24	84,467	7,029	6,100	535	10,700	108,831
Gary A. Coombe CEO - Grooming	2025-26	140,983	16,447	6,950	904,362	10,191	1,078,932
Marc S. Pritchard Chief Brand Officer	2025-26	72,047	4,702	6,950	0	11,429	95,127
Sundar G. Raman CEO - Fabric and Home Care	2025-26	72,047	0	6,950	478,611	15,793	573,401
	2024-25	70,101	0	3,450	993,017	15,612	1,082,180
Jennifer L. Davis Former CEO - Health Care	2025-26	72,047	0	6,950	0	10,986	89,983
	2024-25	70,101	0	6,500	0	12,230	88,831
Ma. Fatima D. Francisco Former CEO - Baby, Feminine and Family Care	2025-26	72,047	12,049	6,950	0	13,513	104,559
	2024-25	70,101	10,210	6,500	2,092	29,340	118,243
	2023-24	84,467	8,819	6,100	1,075	11,814	112,275

2026 Proxy Statement 56

Executive Compensation

i.

Amounts contributed by the Company pursuant to the PST, a qualified defined contribution plan providing retirement benefits for U.S.-based employees. U.S.-based NEOs also receive contributions in the form of RSU grants pursuant to the PST Restoration Program or the IRP, nonqualified defined contribution plans. These RSU awards are included in the Stock Awards column of the Summary Compensation Table.

ii.

Under the Executive Group Life Insurance Program (“EGLIP”), which was closed to new participants in 2013, the Company provides key executives life insurance coverage equal to salary plus their STAR target up to a maximum of $5,000,000. Mr. Raman and Ms. Davis were not eligible to participate in the EGLIP until after it was closed. The policies are owned by the Company. Because premium payments are returned to the Company when the benefit is paid out, we believe the annual premiums paid by the Company overstate the Company’s true cost of providing this life insurance benefit. Accordingly, for all NEOs other than Mr. Pritchard, the amounts shown in the table are an average based on Internal Revenue Service tables used to value the term cost of such coverage for calendar year 2025 and calendar year 2026, which reflect what it would cost the executive to obtain the same coverage in a term life insurance policy. For Mr. Pritchard, the amount reflects the insurance carrier’s term rates because the associated life insurance policy was issued before January 28, 2002, and is therefore grandfathered to use carrier rates. The average of the two calendar years was used because fiscal year data is not available. The average of the dollar value of the premiums actually paid by the Company in calendar years 2025 and 2026 under these policies were as follows: Mr. Jejurikar, $65,335, Mr. Moeller, $0, Mr. Schulten, $57,626, Mr. Coombe, $10,620, Mr. Pritchard, $0, and Ms. Francisco, $49,460. This program is in addition to any other Company-provided group life insurance in which an NEO may enroll that is also available to all employees on the same basis.

iii.

Flexible Compensation Program Contributions are provided to help offset employee contributions for benefit plans including, but not limited to, medical insurance and additional life insurance. Credits are earned based on PST years of service and are available to all full-time U.S.-based employees.

iv.

The Company provides assistance to certain employees, including NEOs, related to expenses incurred in connection with expatriate assignments and Company-required relocations. Mr. Coombe's payment for expatriate assignment expenses resulted from his assignment in Switzerland, which included a housing allowance and related support of $109,065; a travel allowance of $2,785; relocation-related expenses of $8,108; and tax preparation assistance of $4,768. Mr. Raman’s payment for expatriate assignment expenses resulted from his assignment in Switzerland, which included a housing allowance and related support of $51,302; a travel allowance of $2,448; relocation-related expenses of $4,909; and tax preparation assistance of $7,388. Expenses were paid in Swiss francs and converted to U.S. dollars using the AIRINC's monthly spot rate representing the average of the buy and sell rates for the month. Additionally, pursuant to the Company’s tax monthly spot rate, Mr. Coombe's and Mr. Raman’s amounts include $779,636 and $412,564, respectively, for tax equalization payments made by the Company to cover incremental taxes incurred in connection with their expatriate assignments. The policy is designed to ensure that an employee on an expatriate assignment only pays the equivalent amount of taxes that they would have paid in their home country, which is the U.S. for all executive officers.

v.

All NEOs are entitled to the following personal benefits: financial counseling (including tax preparation), an annual physical examination, secure workplace parking, and, for the CEO and Executive Chair, home security and monitoring and use of the Company car. In connection with becoming CEO, Mr. Jejurikar received home security benefits of $97,111, which included initial set-up costs. While Company aircraft is generally used for Company business only, the Board requires use of Company aircraft for all air travel, including personal travel, by the Executive Chair and the CEO (or CEO and Chairman, when roles are combined) pursuant to the Company’s executive security requirements established by the Board of Directors. While traveling on Company aircraft, the Executive Chair and the CEO may bring a limited number of guests (spouse, family member, or similar guest) to accompany him. The aggregate incremental aircraft usage costs associated with Mr. Moeller’s and Mr. Jejurikar's personal use of the Company aircraft during FY 2025-26 were $165,490 and $199,452, respectively. The incremental costs to the Company for these benefits, other than use of Company aircraft, are the actual costs or charges incurred by the Company for the benefits. The incremental cost to the Company for use of the Company aircraft is calculated by using an hourly rate, consisting of the incremental variable operational costs of each flight, including fuel, maintenance, flight crew travel expense, catering, and fees, including flight planning, ground handling, and landing permits. For any flights that involved mixed personal and business usage, any personal usage hours that exceed the business usage are utilized to determine the incremental cost to the Company.

57 The Procter & Gamble Company

Executive Compensation

Grants of Plan-Based Awards

The following table and footnotes provide information regarding grants of equity under Company plans made to the NEOs during FY 2025-26.

Grants of Plan-Based Awards
									Grant Date Fair Value of Stock and Option Awards[3] ($)
							All Other Option Awards: Number of Securities Underlying Options (#)
						All Other Stock Awards: Number of Shares or Stock Units (#)		Exercise of Base Price of Option Awards[2] ($ per share)

		Compensation & Leadership Development Committee Action Date	Estimated Future Payouts Under Equity Incentive Plan Awards

			Threshold (#)	Target (#)	Maximum (#)
Name/Plan Name	Grant Date[1]
Shailesh G. Jejurikar
LTIP Options[4]	10/01/2025	08/13/2025					105,581	153.18	3,500,010
LTIP RSUs[5]	10/01/2025	08/13/2025				22,849			3,500,010
PSUs[6]	10/01/2025	08/13/2025	0	45,698	91,396				7,419,527
PST Restoration RSUs[7]	08/07/2025	06/10/2025				725			115,672
STAR Stock Options[8]	09/15/2025	08/13/2025					26,231	156.83	873,755
Jon R. Moeller
LTIP Options[4]	10/01/2025	08/13/2025					169,684	153.18	5,625,025
LTIP RSUs[5]	10/01/2025	08/13/2025				12,241			1,875,076
PSUs[6]	10/01/2025	08/13/2025	0	48,963	97,926				7,949,633
PST Restoration RSUs[7]	08/07/2025	06/10/2025				2,243			357,864
Andre Schulten
LTIP Options[4]	10/01/2025	08/13/2025					77,648	153.18	2,574,031
LTIP RSUs[5]	10/01/2025	08/13/2025				5,602			858,114
PSUs[6]	10/01/2025	08/13/2025	0	22,406	44,812				3,637,838
PST Restoration RSUs[7]	08/07/2025	06/10/2025				1,260			201,029
Gary A. Coombe
LTIP Options[4]	10/01/2025	08/13/2025					46,754	153.18	1,549,895
LTIP RSUs[5]	10/01/2025	08/13/2025				3,373			516,676
PSUs[6]	10/01/2025	08/13/2025	0	13,491	26,982				2,190,399
IRP RSUs[7]	08/07/2025	06/10/2025				891			142,156
Marc S. Pritchard
LTIP Options[4]	10/01/2025	08/13/2025					49,065	153.18	1,626,505
PSUs[6]	10/01/2025	08/13/2025	0	10,619	21,238				1,724,101
PST Restoration RSUs[7]	08/07/2025	06/10/2025				1,253			199,912
Sundar G. Raman
LTIP Options[4]	10/01/2025	08/13/2025					68,869	153.18	2,283,007
PSUs[6]	10/01/2025	08/13/2025	0	14,905	29,810				2,419,976
PST Restoration RSUs[7]	08/07/2025	06/10/2025				1,055			168,322
Jennifer L. Davis
LTIP Options[4]	10/01/2025	08/13/2025					68,869	153.18	2,283,007
PSUs[6]	10/01/2025	08/13/2025	0	14,905	29,810				2,419,976
PST Restoration RSUs[7]	08/07/2025	06/10/2025				1,026			163,695
Ma. Fatima D. Francisco
LTIP Options[4]	10/01/2025	08/13/2025					62,338	153.18	2,066,505
PSUs[6]	10/01/2025	08/13/2025	0	13,491	26,982				2,190,399
PST Restoration RSUs[7]	08/07/2025	06/10/2025				1,260			201,029

2026 Proxy Statement 58

Executive Compensation

(1)	Grant dates for annual equity awards are consistent from year to year.
(2)	The options granted were awarded using the closing price of the Company stock on the date of the grant.
(3)

This column reflects the grant date fair value of each award computed in accordance with FASB ASC Topic 718. For stock awards, the actual value received will be based on the stock price on the delivery date. For options, the actual value received will be determined by multiplying the number of shares acquired by the difference between the market price of the Company’s common stock upon exercise and the grant price of the options.

(4)

These options are wholly forfeitable until the earlier of September 29, 2028 or retirement eligibility, and will expire on October 1, 2035. For the retirement eligible NEOs (all NEOs except Mr. Raman), the award becomes non-forfeitable after the first year anniversary of grant. Prior to the first year anniversary of grant, the award will become non-forfeitable on a pro-rata basis using the number of days worked that year.

(5)

These RSUs are wholly forfeitable until the earlier of September 29, 2028 or retirement eligibility. For Messrs. Jejurikar, Moeller, Schulten, and Coombe, who are retirement eligible, the award becomes non-forfeitable after the first year anniversary of the grant. Prior to the first year anniversary of grant, the award will become non-forfeitable on a pro-rata basis using the number of days worked that year. These RSUs accumulate dividend equivalents at the same rate as dividends paid on common stock.

(6)

For awards granted under the Performance Stock Program, see page 44 of the Compensation Discussion & Analysis for applicable performance measures. These PSUs are wholly forfeitable until the earlier of June 30, 2028 or retirement eligibility, and will deliver in shares in August 2028 unless elected otherwise by the NEO, subject to applicable tax rules and regulations. For the retirement eligible NEOs (all NEOs except Mr. Raman), the award becomes non-forfeitable after the first year anniversary of the grant. Prior to the first year anniversary of grant, the award will become non-forfeitable on a pro-rata basis using the number of days worked that year. These units accumulate dividend equivalents at the same rate as dividends paid on common stock.

(7)

For awards granted under the Retirement Restoration Program (via the PST Restoration Program or IRP), dividend equivalents are earned at the same rate as dividends paid on common stock. These units will deliver in shares one year following retirement unless elected otherwise by the NEO, subject to applicable tax rules and regulations.

(8)

These options are non-forfeitable, will become exercisable on September 15, 2028, and will expire on September 14, 2035. These options reflect payment of the FY 2024-25 STAR award, which was previously included in the Bonus column of the Summary Compensation Table in the 2025 Proxy Statement.

59 The Procter & Gamble Company

Executive Compensation

Outstanding Equity at Fiscal Year End

The following table and footnotes provide information regarding unexercised stock options and stock awards that have not yet vested as of the end of FY 2025-26.

Outstanding Equity at Fiscal Year End

		Option Awards				Stock Awards
							Market Value of Shares or Units of Stock that Have Not Vested[3] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units of Other Rights that Have Not Vested[2] (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that Have Not Vested[3] ($)

		Number of Securities Underlying Unexercised Options Exercisable[1] (#)	Number of Securities Underlying Unexercised Options Unexercisable[1] (#)			Number of Shares or Units of Stock that Have Not Vested[2] (#)

				Option Exercise Price ($)	Option Expiration Date

	Grant Date
Name/ Plan Name
Shailesh G. Jejurikar
LTIP	02/28/2018	105,170		78.52	02/28/2028
LTIP	02/28/2019	105,559		98.55	02/28/2029
LTIP	02/28/2020	110,501		113.23	02/28/2030
STAR	09/15/2020	71,780		138.63	09/13/2030
LTIP	10/01/2020	78,893		139.24	10/01/2030
STAR	09/15/2021	75,791		145.12	09/15/2031
LTIP	10/01/2021	92,166		139.58	10/01/2031
STAR	09/15/2022	56,618		137.44	09/15/2032
LTIP	10/03/2022	42,102		128.51	10/01/2032
LTIP	10/02/2023		92,079	145.19	09/30/2033
STAR	09/13/2024		13,046	174.08	09/13/2034
LTIP	10/01/2024		94,338	173.04	09/29/2034
PSP	10/01/2024							20,784	3,047,767
STAR	09/15/2025		26,231	156.83	09/14/2035
LTIP	10/01/2025		105,581	153.18	10/01/2035	5,765	845,363
PSP	10/01/2025							46,685	6,845,900
Jon R. Moeller
LTIP	10/01/2020	129,890		139.24	10/01/2030
LTIP	10/01/2021	154,839		139.58	10/01/2031
LTIP	10/03/2022	122,095		128.51	10/01/2032
LTIP	10/02/2023		163,695	145.19	09/30/2033
LTIP	10/01/2024		180,388	173.04	09/29/2034
PSP	10/01/2024							52,989	7,770,317
LTIP	10/01/2025		169,684	153.18	10/01/2035	3,088	452,830
PSP	10/01/2025							50,021	7,335,021
Andre Schulten
LTIP	02/28/2017	33,624		91.07	02/26/2027
LTIP	02/28/2018	30,677		78.52	02/28/2028
LTIP	10/01/2021	62,212		139.58	10/01/2031
STAR	09/15/2022	44,149		137.44	09/15/2032
LTIP	10/03/2022	37,892		128.51	10/01/2032
LTIP	10/02/2023		41,107	145.19	09/30/2033
LTIP	10/01/2024		85,762	173.04	09/29/2034
PSP	10/01/2024							18,895	2,770,712
LTIP	10/01/2025		77,648	153.18	10/01/2035	1,413	207,259
PSP	10/01/2025							22,890	3,356,585

2026 Proxy Statement 60

Executive Compensation

Outstanding Equity at Fiscal Year End

		Option Awards				Stock Awards
							Market Value of Shares or Units of Stock that Have Not Vested[3] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units of Other Rights that Have Not Vested[2] (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that Have Not Vested[3] ($)

		Number of Securities Underlying Unexercised Options Exercisable[1] (#)	Number of Securities Underlying Unexercised Options Unexercisable[1] (#)			Number of Shares or Units of Stock that Have Not Vested[2] (#)

				Option Exercise Price ($)	Option Expiration Date

	Grant Date
Name/ Plan Name
Gary A. Coombe
LTIP	02/28/2018	36,093		78.52	02/28/2028
LTIP	02/28/2019	98,522		98.55	02/28/2029
STAR	09/13/2019	45,274		122.12	09/13/2029
LTIP	02/28/2020	100,456		113.23	02/28/2030
LTIP	10/01/2020	76,086		139.24	10/01/2030
LTIP	10/01/2021	83,641		139.58	10/01/2031
LTIP	10/03/2022	31,156		128.51	10/01/2032
LTIP	10/02/2023		54,590	145.19	09/30/2033
LTIP	10/01/2024		42,023	173.04	09/29/2034
PSP	10/01/2024							12,344	1,810,159
LTIP	10/01/2025		46,754	153.18	10/01/2035	861	126,325
PSP	10/01/2025							13,782	2,021,052
Marc S. Pritchard
LTIP	02/28/2017	110,019		91.07	02/26/2027
LTIP	02/28/2018	102,442		78.52	02/28/2028
LTIP	02/28/2019	92,438		98.55	02/28/2029
LTIP	02/28/2020	87,161		113.23	02/28/2030
LTIP	10/01/2020	63,873		139.24	10/01/2030
LTIP	10/01/2021	68,457		139.58	10/01/2031
LTIP	10/03/2022	51,462		128.51	10/01/2032
LTIP	10/02/2023		44,666	145.19	09/30/2033
LTIP	10/01/2024		42,775	173.04	09/29/2034
PSP	10/01/2024							9,425	1,382,052
LTIP	10/01/2025		49,065	153.18	10/01/2035
PSP	10/01/2025							10,848	1,590,805
Sundar G. Raman
LTIP	02/28/2019	38,253		98.55	02/28/2029
LTIP	02/28/2020	53,700		113.23	02/28/2030
LTIP	10/01/2020	50,674		139.24	10/01/2030
LTIP	10/01/2021	74,240		139.58	10/01/2031
LTIP	10/03/2022	58,396		128.51	10/01/2032
LTIP	10/02/2023		52,792	145.19	09/30/2033
LTIP	10/01/2024		57,601	173.04	09/29/2034
PSP	10/01/2024							12,690	1,860,868
LTIP	10/01/2025		68,869	153.18	10/01/2035
PSP	10/01/2025							15,227	2,232,880

61 The Procter & Gamble Company

Executive Compensation

Outstanding Equity at Fiscal Year End

		Option Awards				Stock Awards
							Market Value of Shares or Units of Stock that Have Not Vested[3] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units of Other Rights that Have Not Vested[2] (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that Have Not Vested[3] ($)

		Number of Securities Underlying Unexercised Options Exercisable[1] (#)	Number of Securities Underlying Unexercised Options Unexercisable[1] (#)			Number of Shares or Units of Stock that Have Not Vested[2] (#)

				Option Exercise Price ($)	Option Expiration Date

	Grant Date
Name/ Plan Name
Jennifer L. Davis
LTIP	02/28/2019	50,515		98.55	02/28/2029
LTIP	02/28/2020	66,921		113.23	02/28/2030
LTIP	10/01/2020	52,246		139.24	10/01/2030
LTIP	10/03/2022	29,198		128.51	10/01/2032
LTIP	10/02/2023		52,251	145.19	09/30/2033
LTIP	10/01/2024		56,554	173.04	09/29/2034
PSP	10/01/2024							12,460	1,827,062
LTIP	10/01/2025		68,869	153.18	10/01/2035
PSP	10/01/2025							15,227	2,232,880
Ma. Fatima D. Francisco
LTIP	02/28/2020	100,456		113.23	02/28/2030
LTIP	10/01/2020	74,908		139.24	10/01/2030
LTIP	10/01/2021	82,489		139.58	10/01/2031
LTIP	10/03/2022	61,469		128.51	10/01/2032
LTIP	10/02/2023		59,252	145.19	09/30/2033
LTIP	10/01/2024		55,670	173.04	09/29/2034
PSP	10/01/2024							12,265	1,798,481
LTIP	10/01/2025		62,338	153.18	10/01/20235
PSP	10/01/2025							13,782	2,021,052

(1)	The following provides details regarding the vesting date for each of the option grants included in the table. The Vest Date indicates the date the options become exercisable.

Option Awards
Grant Date	Vest Date	Grant Date	Vest Date
02/28/2017	02/28/2020	10/01/2021	10/01/2024
02/28/2018	02/26/2021	09/15/2022	09/15/2025
02/28/2019	02/28/2022	10/03/2022	10/01/2025
09/13/2019	09/13/2022	10/02/2023	10/02/2026
02/28/2020	02/28/2023	09/13/2024	09/13/2027
09/15/2020	09/15/2023	10/01/2024	10/01/2027
10/01/2020	09/29/2023	09/15/2025	09/15/2028
09/15/2021	09/13/2024	10/01/2025	09/29/2028

2026 Proxy Statement 62

Executive Compensation

(2)

The following provides details regarding the vesting date for PSU and RSU holdings included in the table. The Vest Date for PSUs indicates the date the award is earned. The PSU awards are delivered in shares in August following the date the award is earned after the Board certifies payout results. The Vest Date for RSUs indicates the date of vesting listed in the award agreement. For Messrs. Jejurikar, Moeller, Schulten, and Coombe the amount of RSUs reflected in the table above includes 25% of the RSU award granted on October 1, 2025 that has not yet become non-forfeitable; the remaining 75% became non-forfeitable pro rata through June 30, 2026, because they are retirement eligible.

Stock Awards
Award Type	Grant Date	Vest Date
LTIP RSUs	10/02/2023	10/02/2026
LTIP RSUs	10/01/2024	10/01/2027
LTIP RSUs	10/01/2025	09/29/2028
PSP PSUs	10/01/2024	06/30/2027
PSP PSUs	10/01/2025	06/30/2028

(3)	The Market Value of PSUs or RSUs that have not vested was determined by multiplying the closing market price of Company stock on June 30, 2026 ($146.64) by the number of PSUs or RSUs, respectively.

63 The Procter & Gamble Company

Executive Compensation

Option Exercises and Stock Vested

The following table and footnotes provide information regarding stock option exercises and stock vestings during FY 2025-26 for the NEOs.

Option Exercises and Stock Vested
	Option Awards			Stock Awards
		Number of Shares			Number of
		Acquired on	Value Realized	Stock Award	Shares Acquired	Value Realized
	Option	Exercise[1]	on Exercise[2]	Grant Date	on Vesting[3]	on Vesting[4]
Name/ Plan Name	Grant Date	(#)	($)		(#)	($)
Shailesh G. Jejurikar[5]
PSP 2023-2026				10/02/2023	16,072	2,356,798
PST Restoration				08/07/2025	725	115,672
LTIP				10/01/2025	17,295	2,536,139
Jon R. Moeller[5]
LTIP	02/28/2020	173,268	8,500,988
PSP 2023-2026				10/02/2023	40,817	5,985,405
LTIP				10/01/2024	3192	490,085
PST Restoration				08/07/2025	2,243	357,864
LTIP				10/01/2025	9,264	1,358,473
Andre Schulten[6]
LTIP				10/03/2022	9,434	1,440,100
LTIP				10/02/2023	10,252	1,560,354
PSP 2023-2026				10/02/2023	14,350	2,104,284
PST Restoration				08/07/2025	1,260	201,029
LTIP				10/01/2025	4,240	621,754
Gary A. Coombe[5]
LTIP	02/28/2018	36,093	3,024,979
PSP 2023-2026				10/02/2023	9,529	1,397,333
IRP				08/07/2025	891	142,156
LTIP				10/01/2024	755	115,946
LTIP				10/01/2025	2,585	379,064
Marc S. Pritchard
LTIP	02/29/2016	95,903	6,795,635
PSP 2023-2026				10/02/2023	7,797	1,143,352
PST Restoration				08/07/2025	1,253	199,912
Sundar G. Raman
PSP 2023-2026				10/02/2023	9,215	1,351,288
PST Restoration				08/07/2025	1,055	168,322
Jennifer L. Davis
LTIP				10/03/2022	7,270	1,109,766
PSP 2023-2026				10/02/2023	9,121	1,337,503
PST Restoration				08/07/2025	1,026	163,695
Ma. Fatima D. Francisco
PSP 2023-2026				10/03/2022	10,343	1,516,698
PST Restoration				08/07/2025	1,260	201,029

(1)	The Number of Shares Acquired on Exercise is the gross number of shares acquired.
(2)

The Value Realized on Exercise was determined by multiplying the number of shares acquired by the difference between the market price of the Company’s common stock upon exercise and the grant price of the options.

(3)

Number of Shares Acquired on Vesting is the gross number of shares acquired or deemed non-forfeitable. Please see footnote 2 in the Outstanding Equity at Fiscal Year-End Table for the vesting and non-forfeitable dates for Stock Awards.

(4)

Value Realized on Vesting was determined by multiplying the number of shares acquired by the actual market price obtained or, in the absence of a broker transaction, value was determined by the closing price on the vesting date. The value of PSUs was determined by multiplying the closing market price of Company stock on June 30, 2026 ($146.64) by the number of PSUs. The market value of the PSUs does not include a final payment of dividend equivalents on the PSUs, which took place on August 19, 2026, prior to delivery in shares. The value of IRP and PST Restoration grants is determined using the grant price, as these shares vest immediately for all NEOs.

(5)

Messrs. Jejurikar, Moeller and Coombe are retirement eligible. Therefore, 75% of their October 2025 LTIP RSU awards became nonforfeitable on June 30, 2026, and 25% of Messrs. Moeller and Coombe's October 2024 LTIP RSU awards became non-forfeitable on October 1, 2025.

(6)

Mr. Schulten became retirement eligible in October 2025. Mr. Schulten's October 2023 LTIP RSU award became nonforfeitable on his retirement eligibility date. In addition, on June 30, 2026, 75% of Mr. Schulten's October 2025 LTIP RSU award became nonforfeitable.

2026 Proxy Statement 64

Executive Compensation

Pension Benefits

The following table and footnotes provide information regarding the Company’s pension plans for Mr. Jejurikar, Mr. Schulten, Mr. Coombe, Mr. Raman, and Ms. Francisco as of the end of FY 2025-26. None of the other NEOs had any such arrangements with the Company.

PENSION BENEFITS

Name	Plan Name	Number of Years of Credited Service[1]	Present Value of Accumulated Benefit[2] ($)	Payments During Last Fiscal Year ($)

Shailesh G. Jejurikar	The Procter & Gamble Company Global IRA	23 years, 5 months	5,735,000

Andre Schulten	The Procter & Gamble Company Global IRA	8 years, 9 months	2,013,000

	The Procter & Gamble Pension Fund (Germany)	8 years, 9 months	181,000

Gary A. Coombe	The Procter & Gamble Company IPP Program	12 years, 10 months	1,554,000

Sundar G. Raman	The Procter & Gamble Company Global IRA	2 years, 10 months	621,000

Ma. Fatima D. Francisco	The Procter & Gamble Company Global IRA	13 years, 3 months	3,263,000

(1)

Numbers in this column are computed as of the same pension plan measurement date used for financial statement reporting purposes for the Company’s audited financial statements as found in Note 8 to the Consolidated Financial Statements contained in the Company’s 2026 Annual Report on Form 10-K.

(2)

The following provides the assumptions used in each plan to calculate present value under SEC rules. The actual calculation of the benefit at the time of retirement may vary according to the terms of the Global IRA, the German Pension Plan and the IPP Program at the time:

Assumptions	Global IRA	German Pension Plan	IPP Program
Retirement Age	60	65	62
Discount Rate	5.30%	4.36%	N/A
Salary Increase Rate	3.50%	N/A	N/A
Pension Increase Rate	N/A	1.90%	N/A
Pre-Retirement Decrements	None	None	None
Post-Retirement Mortality Table	Pri-2012 using MP-2021 Projection Scale Blended	Heubeck 2018 G	NA. Capitalization factor as indicated in the P&G Switzerland pension plan rules

The following exchange rates as of June 30, 2026, were used to calculate the present-day lump sum value of certain benefits earned while working in previous home countries (as described in The Procter & Gamble Global International Retirement Arrangement Plan (“Global IRA”), The Procter & Gamble Pension Fund (Germany) (the "German Pension Plan"), and The Procter & Gamble International Pension Protection Program ("IPP Program") section below): (1)USD $ 1.13980 : Euro €1.00000; (2)USD $ 0.01057 : Indian Rupee INR 1.00000; (3) USD $0.77268 : SGD 1.00000; (4) USD $1.23579 : CHF 1.00000; and (5)USD $0.01631 : Philippine Peso 1.00000.

65 The Procter & Gamble Company

Executive Compensation

The Procter & Gamble Global International Retirement Arrangement Plan (“Global IRA”)

The Global IRA is designed to provide a supplemental retirement benefit to certain employees who permanently transfer from one country to another country during the course of their employment with the Company. The Global IRA is an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The benefit is intended to provide a supplement to mitigate any adverse impact to total pension value caused by moving between home countries. The program is closed to new participants. To calculate the Global IRA benefit, a Global IRA target is first calculated using the following formula:

The Global IRA target is converted to a present-day lump sum amount using actuarial factors. This lump sum amount is reduced by the present-day lump sum value of certain benefits earned while working in previous home countries (such as Company-provided and government-provided pension benefits), as well as other actuarial factors and assumptions, which may change from time to time. The reduced lump sum amount is the Global IRA benefit.

The Procter & Gamble Pension Fund (Germany) (“German Pension Plan”)

The German Pension Plan is a defined benefit plan for Germany-based employees hired after December 31, 1991. The German Pension Plan provides for post-retirement payments based on the employee’s pensionable income and years of service at the time of retirement.

Pensionable Income under the plan is the 36-month average of base salary plus additional 13th and 14th month salaries. For each year of credited service, the pension benefit is calculated as follows:

•
0.5% x Pensionable Income below the 36th month average of statutory social security contribution ceiling (“SSCC”), plus
•
1.5% x Pensionable Income above the 36th month average SSCC.

The benefit begins to pay out at retirement, and the normal retirement age for the plan is 65. There is a surviving spouse benefit (60%) and an orphan benefit (20%) under the plan. Pension payments are checked every third year against the development of the German cost of living index and are increased appropriately according to German law.

2026 Proxy Statement 66

Executive Compensation

The Procter & Gamble International Pension Protection Program (“IPP Program”)

The Procter & Gamble Company International Pension Protection Program (“IPP Program”) is designed to provide retirement benefits to certain employees whose benefits are frozen under their home country pension plan(s) as a result of having been transferred away from their home country on a permanent basis.

The IPP Program benefit for a member localized from Switzerland is calculated in accordance with the following formula.

Simulated Swiss Vested Rights less Revaluated Swiss Years Balance, as defined below:

•
Simulated Swiss Vested Rights is accrual rate (1.6667%) x simulated average insured salary (average over three years preceding definitive departure from the Company of the salary that the employee would have earned had he been in Switzerland during those years) x number of years spent in Switzerland (including additional years purchased at entry in P&G Switzerland) x capitalization factor per the plan rules at actual retirement from the Company.
•
Revaluated Swiss Years Balance is calculated by breaking down the pension vested rights paid out at exit from Switzerland between the Swiss legal minimum part (known in Switzerland as Article 18) and the supplement (defined as total entitlement paid at exit from Switzerland, minus Article 18 entitlement), and by applying a cumulative interest rate to each part until actual retirement from the Company.

The earliest age at which a participant can retire without reduction is age 60.

67 The Procter & Gamble Company

Executive Compensation

Nonqualified Deferred Compensation

The following table and footnotes provide information regarding the Company’s non-tax-qualified defined contribution and deferred compensation plans for each of the NEOs for FY 2025-26. For a complete understanding of the table and the footnotes, please read the narrative that follows the table.

Nonqualified Deferred Compensation
		Aggregate Balance on 6/30/25	Executive Contributions in Last FY	Registrant Contributions in Last FY		Aggregate Earnings in Last FY1	Aggregate Withdrawals or Distributions		Aggregate Balance on 6/30/26
Name	Plan Name	($)	($)	($)		($)	($)		($)
Shailesh G. Jejurikar	Employee Stock and Incentive Compensation Plan[2]	1,542,766	-	2,536,090	[3]	(14,155)	1,528,611	[4]	2,536,090
	PST Restoration Program	862,500	-	115,672	[5]	(53,251)	7,415		917,505	[6]
	Executive Deferred Compensation Plan	760,481	-	-		169,269	-		929,751
Jon R. Moeller	Employee Stock and Incentive Compensation Plan[2]	8,538,396	-	1,848,576	[7]	(367,932)	4,435,679	[8]	5,583,362	[9]
	PST Restoration Program	5,570,232	-	357,864	[5]	(319,395)	22,972		5,585,729	[10]
Andre Schulten	Employee Stock and Incentive Compensation Plan[2]	-	-	2,182,136	[11]	(28,779)	113,170	[12]	2,040,187	[13]
	International Retirement Plan	1,248,093	-	-		(66,514)	-		1,181,579
	PST Restoration Program	694,761	-	201,029	[5]	(49,686)	12,794		833,310	[14]
Gary A. Coombe	Employee Stock and Incentive Compensation Plan[2]	1,585,835	-	494,921	[15]	(65,135)	1,184,106	[16]	831,515
	PST Restoration Program	148,633	-	-		(7,921)	-		140,712
	International Retirement Plan	1,107,429	-	142,156	[17]	(67,696)	-		1,181,889
Marc S. Pritchard	PST Restoration Program	7,293,048	-	199,912	[5]	(401,283)	13,667		7,078,010
Sundar G. Raman	PST Restoration Program	572,546	-	168,322	[5]	(41,048)	8,578		691,242	[18]
Jennifer L. Davis	PST Restoration Program	673,468	-	163,695	[5]	(46,149)	8,723		782,291	[19]
Ma. Fatima D. Francisco	PST Restoration Program	1,328,559	-	201,029	[5]	(83,396)	10,614		1,435,578	[20]
	Executive Deferred Compensation Plan	8,006,854	-	-		2,523,611	-		10,530,465

2026 Proxy Statement 68

Executive Compensation

(1)	Because none of the amounts included in this column are above-market earnings under SEC reporting rules, they are not reflected in the Summary Compensation Table.
(2)	Amounts shown include awards granted under the terms of the 2019 Plan.
(3)

Total reflects 75% of the 2025 LTIP RSU grant (less taxes paid on the grant at the end of calendar year 2025), which became non-forfeitable pro rata because the NEO is retirement eligible. The 2025 LTIP RSU grant is also reported in the Summary Compensation Table.

(4)	Total reflects the delivery of a 2022 LTIP grant and taxes withheld on the 2025 LTIP RSU grant.
(5)	Total reflects registrant contributions in the form of RSUs pursuant to the PST Restoration Program, 100% of which are also reported in the Stock Awards column in the Summary Compensation Table.
(6)	Total includes $414,018 previously reported in Summary Compensation Tables for prior years.
(7)

Total reflects 25% of the 2024 LTIP RSU grant and 75% of the 2025 LTIP RSU grant (less taxes paid on the grant at the end of calendar year 2025), which became non-forfeitable pro rata because the NEO is retirement eligible. The 2025 LTIP RSU grant is also reported in the Summary Compensation Table, while the 2024 LTIP RSU grant was reported in the Summary Compensation Table in the Company’s 2025 Proxy Statement.

(8)	Total reflects the delivery of a 2022 LTIP grant and taxes withheld on the 2024 and 2025 LTIP RSU grants.
(9)	Total includes $4,587,708 previously reported in Summary Compensation Tables for prior years.
(10)	Total includes $2,702,940 previously reported in Summary Compensation Tables for prior years.
(11)

Total reflects 100% of the 2023 LTIP RSU and 75% of the 2025 LTIP RSU grant (less taxes paid on the grant at the end of calendar year 2025), which became non-forfeitable pro rata because the NEO is retirement eligible. The 2025 LTIP RSU grant is also reported in the Summary Compensation Table, while the 2023 LTIP RSU grant was reported in the Summary Compensation Table in the Company’s 2024 Proxy Statement.

(12)	Total reflects taxes withheld on the 2023 and 2025 LTIP RSU grants.
(13)	Total includes $1,406,310 previously reported in Summary Compensation Tables for prior years.
(14)	Total includes $550,162 previously reported in Summary Compensation Tables for prior years.
(15)

Total reflects 25% of the 2024 LTIP RSU grant and 75% of the 2025 LTIP RSU grant, which became non-forfeitable pro rata because the NEO is retirement eligible. The 2025 LTIP RSU grant is also reported in the Summary Compensation Table.

(16)	Total reflects the delivery of a 2022 LTIP grant.
(17)

Total reflects registrant contributions in the form of RSUs pursuant to the International Retirement Plan ("IRP"), 100% of which are also reported in the Stock Awards column in the Summary Compensation Table.

(18)	Total includes $132,645 previously reported in Summary Compensation Tables for prior years.
(19)	Total includes $130,807 previously reported in Summary Compensation Tables for prior years.
(20)	Total includes $381,011 previously reported in Summary Compensation Tables for prior years.

The NEOs are eligible to participate in the Executive Deferred Compensation Plan (“EDCP”). Under the EDCP, a participant may defer up to 75% of base salary and up to 100% of the STAR award. Amounts may be deferred for a minimum of one year or until termination of employment. Payments that commence upon retirement, death, or disability may be taken in a lump sum or installments (over a maximum period of ten years). All other payments under the plan are paid as a lump sum.

Amounts deferred under the EDCP are credited with market earnings based on the same fund choices available to all employees under The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, one of the Company’s tax-qualified plans, with the exception of P&G stock, which is not offered as an investment option in the EDCP. Participants may change fund choices on a daily basis.

LTIP grants made in the form of RSUs that become non-forfeitable prior to delivery due to the NEO being retirement eligible are included in the aggregate balance as deferred compensation awards under an employee stock and incentive compensation plan. Participants may also defer delivery of incentive awards earned under the PSP program and its predecessors by electing to receive RSUs with deferred delivery. The RSUs are governed by the employee stock and incentive compensation plan that was in effect at the time the award was granted. Similarly, other special equity awards that were deferred by an NEO are included in the aggregate balance for amounts deferred under an employee stock and incentive compensation plan.

As described on pages 48-49 of this proxy statement, federal tax rules limit the size of contributions that can be made to individuals pursuant to tax-qualified defined contribution plans like the PST. To account for these limitations, the Company utilizes the PST Restoration Program to make an additional annual contribution in the form of RSUs.

69 The Procter & Gamble Company

Executive Compensation

Similar to the PST, these RSUs become non-forfeitable once an executive has met the vesting requirement (three years of service). The default form of payment is a lump sum distribution one year after retirement, or the executive can elect to defer the lump sum to six or eleven years after retirement or to commence ten annual installments at six or eleven years after retirement. Generally, executives have until retirement to change a previous deferral election, with any such deferral elections or changes to deferral elections made in compliance with Section 409A of the Internal Revenue Code. These RSUs earn dividend equivalents at the same rate as dividends on common stock. The dividend equivalents accrue in the form of additional RSUs each quarter and are credited to the executive’s holdings. The value of each RSU may increase or decrease over time as the value is tied to the price of the common stock. Finally, NEOs who are 45 years of age or older may convert certain of their PST Restoration Program RSUs into notional cash with the same investment choices as those available under the EDCP.

The Company’s International Retirement Plan (“IRP”) is designed to provide retirement benefits for employees whose participation in retirement plans in their home countries has been suspended because they are on assignments outside of that country. Under the IRP, the Company makes an annual contribution for each participant equal to the contribution that would have been made under the participant’s home country retirement plan had the participant remained in that country and eligible to participate in that plan.

Historically, Company contributions to the IRP were placed into one of several investment vehicles available within the IRP, at each participant’s election. Participants in the U.S. receive their contributions in RSUs. These contributions vest according to the terms and conditions of the participant’s home country retirement plan. Upon retirement from the Company, participants must elect to receive distributions from the IRP Trust in one of four ways: (1) fixed-income annuity; (2) variable annuity; (3) lump sum; or (4) annual installments (over a maximum of 15 years).

Amounts the NEOs defer under any of the above-mentioned plans that are scheduled to be paid after termination of employment must be held by the Company for a minimum of six months in order to comply with Section 409A of the Internal Revenue Code.

2026 Proxy Statement 70

Executive Compensation

Payments upon Termination or Change in Control

The Company does not have any employment contracts with its NEOs that require severance payments upon termination of their employment. The only situation in which a severance payment may be made is if an employee is encouraged to separate from the Company. Certain elements of compensation are, however, treated differently depending upon the specific circumstances of an NEO’s separation.

Key Compensation Programs

The following table describes the general treatment of compensation under the Company’s key programs under various termination scenarios for all Company employees, including the NEOs.

Compensation Element	Voluntary Separation or Termination for Cause	Written Separation Agreement	Retirement or Disability	Change in Control	Death
Severance Payment	None	Company has discretion to pay up to 1 times salary.	None	None	None
STAR	No acceleration of awards. Eligible for award only if employed for the entire fiscal year.	No acceleration of awards. Prorated payment based on time worked.	No acceleration of awards. Prorated payment based on time worked.	No acceleration of awards. Prorated payment based on time worked.	No acceleration of awards. Prorated payment based on time worked.
LTIP Stock Grants	All outstanding awards forfeited at separation.

No acceleration of option vesting or RSU delivery.

Prior to the first year anniversary of grant, the award will be prorated based on the number of days worked that year.

After first year anniversary of grant, all awards are retained subject to original terms.

No acceleration of option vesting or RSU delivery.

Prior to the first year anniversary of grant, the award will be prorated based on the number of days worked that year.

After first year anniversary of grant, all awards are retained subject to original terms.

				For awards granted under the 2009, 2014, and 2019 Plans, vesting only accelerated if awards not assumed, unless termination without cause or resignation with “good reason.”	Vesting accelerated for all awards.
PSP Grants	All outstanding awards forfeited at separation.

No acceleration of payment.

Prior to the first year anniversary of grant, the award will be prorated based on the number of days worked that year.

After first year anniversary of grant, all awards are retained subject to original terms.

No acceleration of payment.

Prior to the first year anniversary of grant, the award will be prorated based on the number of days worked that year.

After first year anniversary of grant, all awards are retained subject to original terms.

				Assumed awards will vest according to original terms unless termination without cause or resignation with “good reason.”	No acceleration of payment. All awards are retained and settled subject to original terms.
Special Equity Awards	Unvested awards are forfeited at separation.	Unvested awards are forfeited at separation unless otherwise specified by the CHRO as authorized by the C&LD Committee.	Unvested awards are forfeited at separation unless otherwise specified by the CHRO as authorized by the C&LD Committee.	Vesting only accelerated and award paid at time of the Change in Control if awards not assumed, unless termination without cause or resignation with “good reason.”	Vesting accelerated and award paid at time of death.

71 The Procter & Gamble Company

Executive Compensation

Each equity award listed in the previous table is governed by the employee stock plan under which the award was granted. The scenarios described in the table assume that former employees comply with the terms and conditions of the applicable employee stock plan or award agreement, including compliance with the Company’s Purpose, Values, and Principles and restrictions on competing with the Company following termination of employment. Failure to comply with any of these provisions can result in forfeiture or cancellation of outstanding equity awards, subject to applicable law.

Retirement Plans and Other Deferred Compensation

The retirement plans in which the NEOs participate do not discriminate in scope, terms, or operation for NEOs versus all other participants. All NEOs who participate are fully vested in the PST and will retain all shares upon termination of employment regardless of reason. Because all NEOs have met the vesting conditions, their PST Restoration and IRP RSUs are non-forfeitable.

Salary and STAR bonuses deferred under the EDCP have been earned and therefore are retained upon termination for any reason. Similarly, amounts deferred under the PSP have been earned and are retained upon termination for any reason. Vested amounts related to deferred compensation plans are not included in the following table because they are reported in the Nonqualified Deferred Compensation Table.

Executive Benefits

•
Executive Group Life Insurance — Benefits are retained if the employee is eligible for early retirement.
•
Unused Vacation — The employee is entitled to a lump sum payment equal to the value of accrued, but unused, vacation days.
•
Other Programs — In most cases, participation ends on the last day worked, unless otherwise agreed to by the C&LD Committee.

Expatriate and Relocation Program

If an employee’s expatriate assignment were to terminate for any reason, the Company would pay for relocation to the home country and would cover future taxes related to the expatriate assignment in excess of amounts withheld by the Company for estimated taxes.

2026 Proxy Statement 72

Executive Compensation

Estimated Post-Employment Treatment of Compensation and Benefits

The following table and footnotes quantify the treatment of compensation or value of benefits that each NEO would receive under the Company’s compensation programs upon various scenarios for termination of employment or a change in control of the Company. The amounts shown assume the event that triggered the treatment occurred on June 30, 2026. Mr. Raman is not retirement eligible, and therefore the amounts in the Retirement or Disability column reflect payments in the event of disability.

Payments Upon Termination or Change in Control
	Voluntary Separation or Termination for Cause	Written Separation Agreement
			Retirement or Disability	Change in Control
					Death

Name	($)	($)	($)	($)	($)
Shailesh G. Jejurikar
Salary	0	1,600,000	0	0	0
STAR[1]	0	0	0	0	0
LTIP[2]	0	133,515	133,515	978,878	978,878
PSP[3]	0	8,182,192	8,182,192	9,893,667	9,893,667
EGLIP	0	0	0	0	4,800,000
Total	0	9,915,707	8,315,707	10,872,546	15,672,546
Jon R. Moeller
Salary	0	1,200,000	0	0	0
STAR[1]	0	0	0	0	0
LTIP[2]	0	237,358	237,358	690,188	690,188
PSP[3]	0	13,271,582	13,271,582	15,105,338	15,105,338
EGLIP	0	0	0	0	3,600,000
Total	0	14,708,940	13,508,940	15,795,526	19,395,526
Andre Schulten
Salary	0	1,110,000	0	0	0
STAR[1]	0	0	0	0	0
LTIP[2]	0	59,605	59,605	266,864	266,864
PSP[3]	0	5,288,151	5,288,151	6,127,297	6,127,297
EGLIP	0	0	0	0	2,386,500
Total	0	6,457,756	5,347,756	6,394,160	8,780,660
Gary A. Coombe
Salary	0	1,050,000	0	0	0
STAR[1]	0	0	0	0	0
LTIP[2]	0	79,155	79,155	205,480	205,480
PSP[3]	0	3,325,948	3,325,948	3,831,211	3,831,211
EGLIP	0	0	0	0	2,257,500
Total	0	4,455,103	3,405,103	4,036,691	6,294,191
Marc S. Pritchard
Salary	0	1,060,000	0	0	0
STAR[1]	0	0	0	0	0
LTIP[2]	0	64,766	64,766	64,766	64,766
PSP[3]	0	2,575,156	2,575,156	2,972,857	2,972,857
EGLIP	0	0	0	0	2,067,000
Total	0	3,699,922	2,639,922	3,037,623	5,104,623
Sundar G. Raman
Salary	0	1,030,000	0	0	0
STAR[1]	0	0	0	0	0
LTIP[2]	0	76,548	76,548	76,548	76,548
PSP[3]	0	3,535,528	3,535,528	4,093,748	4,093,748
Total	0	4,642,076	3,612,076	4,170,296	4,170,296

73 The Procter & Gamble Company

Executive Compensation

Payments Upon Termination or Change in Control
	Voluntary Separation or Termination for Cause	Written Separation Agreement
			Retirement or Disability	Change in Control
					Death

Name	($)	($)	($)	($)	($)
Jennifer L. Davis
Salary	0	1,030,000	0	0	0
STAR[1]	0	0	0	0	0
LTIP[2]	0	75,764	75,764	75,764	75,764
PSP[3]	0	3,501,722	3,501,722	4,059,942	4,059,942
Total	0	4,607,486	3,577,486	4,135,706	4,135,706
Ma. Fatima D. Francisco
Salary	0	1,075,000	0	0	0
STAR[1]	0	0	0	0	0
LTIP[2]	0	85,915	85,915	85,915	85,915
PSP[3]	0	3,314,270	3,314,270	3,819,533	3,819,533
EGLIP	0	0	0	0	2,311,250
Total	0	4,475,185	3,400,185	3,905,448	6,216,698

(1)

STAR awards previously elected in stock options would vest and become exercisable immediately upon death. Values reflected as "0" indicate either the NEO did not elect to take their STAR award in stock options or the stock price as of June 30, 2026 was below the strike price for associated stock options. No other amounts are included for STAR because the NEO would be entitled to the same payment whether or not separation occurred on June 30, 2026.

(2)

Upon voluntary separation or termination, all outstanding awards would be forfeited. In the event of a Company encouraged separation, retirement, or disability, all unvested awards are retained (except for the current year grant if separation occurs before the first anniversary of the grant date, in which case such grant will be prorated based on the number of days worked during the year). These events do not trigger any change in the original payment terms of the awards. The amounts shown for LTIP in the event of Company-encouraged separation, retirement, or disability represents the value of the unexercisable stock options and undelivered RSUs as of June 30, 2026 that would be retained at separation and pay out according to the original terms and timing of the grants. Awards vest in full and become immediately exercisable in the event of death or change in control with termination for reasons other than cause or resignation for good reason.

(3)

Upon voluntary separation or termination, all outstanding awards are forfeited. In the event of Company-encouraged separation, retirement, or disability, all unvested awards are retained (except for the current year grant if separation occurs before the first anniversary of the grant date, in which case such grant will be prorated based on the number of days worked during the year). In the event of death, all unvested awards are retained. These events (written separation, retirement, disability, and death) do not trigger any change in the original payment terms of the awards. In the event of a change in control, assumed PSP awards will vest according to original terms unless termination without cause or resignation with “good reason,” in which case the awards will vest based on actual results through the date of termination (or, if actual results cannot be calculated, based on target). For any outstanding PSP awards, amounts are shown at target.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship between the annual total compensation of our employees and the annual total compensation of the CEO position, which was held by Mr. Moeller from July 1, 2025 through December 31, 2025, and by Mr. Jejurikar from January 1, 2026 through June 30, 2026. The pay ratio was calculated in a manner consistent with Item 402(u) of Regulation S-K and based upon our reasonable judgment and assumptions.

For FY 2025-26, the median of the annual total compensation of all employees of the Company (other than our CEO) was $68,595, and the annual total compensation of the CEOs, prorated for time worked, was $19,025,326. Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of employees was 278 to 1.

In accordance with SEC requirements, we have determined that there have been no changes to our employee population or compensation arrangements in FY 2025-26 that we believe would significantly affect our pay ratio disclosure. In determining our pay ratio for FY 2025-26, we used the same median employee as was identified last year according to the process outlined below.

2026 Proxy Statement 74

Executive Compensation

To identify the median of the annual total compensation of all our employees, we determined that, as of April 1, 2024, our employee population consisted of approximately 106,890 active employees working at our parent company and consolidated subsidiaries. Applying the de minimis exemption under the rule, we chose to exclude approximately 4,926 employees in 33 countries where payroll data is maintained outside the system that holds data for the majority of our employees, or less than 5% of the total.1

To identify the “median employee” from the resulting population of approximately 101,964 employees, we selected Total Gross Pay as the consistently applied compensation measure. Total Gross Pay reflects a wide variety of pay items, including monthly and bi-weekly wages earned, time-related bonuses (such as overtime, shift premiums, holiday bonuses), vacation pay, bonuses, stock option exercises, and other benefits and allowances. Because pay periods vary across jurisdictions, we measured Total Gross Pay using a three-month period covering January, February, and March 2024. For purposes of determining the consistently applied compensation measure, we converted the gross salary amounts from the local currency paid in the country into U.S. dollar amounts using an average of the exchange rates at the end of each month in the three-month period.

With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for FY 2025-26 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. With respect to the annual total compensation of our CEOs, we used prorated amounts from the “Total” column of our FY 2025-26 Summary Compensation Table included in this proxy statement.

1.

We excluded the following approximate number of employees by jurisdiction: Turkey, 624; Austria, 560; United Arab Emirates, 541; Czech Republic, 510; Pakistan; 496; Ukraine, 407; Greece, 365; South Africa, 351; Morocco, 152; Portugal, 139; Netherlands, 137; Sweden, 120; Serbia, 61; Croatia, 49; Kazakhstan, 49; Ecuador, 46; Bulgaria, 45; Venezuela, 44; Israel, 42; Slovakia, 41; Nigeria, 32; Denmark, 26; Azerbaijan, 25; Finland, 17; Latvia, 11; Norway, 10; Dominican Republic, 8; El Salvador, 5; Honduras, 5; Kenya, 4; Bangladesh, 2; Algeria, 1; Luxembourg, 1.

75 The Procter & Gamble Company

PAY VERSUS PERFORMANCE

Pay Versus Performance

As discussed in the Compensation Discussion and Analysis section above, our fundamental and overriding objective is to create value for our shareholders at leadership levels on a consistent long-term basis. The C&LD Committee approaches CEO and overall executive compensation with an emphasis on Pay for Performance through alignment of our incentive compensation program outcomes with successful execution of our business strategies. Payouts are intended to reward executives who achieve or exceed Company and business unit goals, with lower or no payouts when executives do not meet goals. Equity awards are a key component of executive compensation with the goal of driving Total Shareholder Return through the use of stock options and time-vested RSUs under the LTIP and PSUs under the PSP.

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between “compensation actually paid” to our CEO and to our other non-CEO NEOs and certain financial performance measures of the Company for the past five fiscal years. Compensation actually paid (“CAP”), as determined under SEC requirements, does not reflect the actual amount of compensation earned by or paid to our executive officers during a covered year.

Pay Versus Performance (PVP) Table

									Value of Initial Fixed $100 Investment Based on
Year	Summary Compensation Table (SCT) Total for CEO (Jejurikar)[1] ($)	Compensation Actually Paid to CEO (Jejurikar)[2] ($)	SCT Total for CEO (Moeller)[1] ($)	Compensation Actually Paid to CEO (Moeller)[2] ($)	SCT Total for CEO (Taylor)[1] ($)	Compensation Actually Paid to CEO (Taylor)[2] ($)	Average SCT Total for non-CEO NEOs[3] ($)	Average Compensation Actually Paid to non-CEO NEOs[2,3] ($)	P&G TSR ($)	Peer Group TSR (S&P 500 Consumer Staples)[4] ($)	Net Income ($B)	Organic Sales Growth[5]
(a)	(b)	(c)					(d)	(e)	(f)	(g)	(h)	(i)
2025-26	18,976,742	10,804,041	19,073,909	2,707,148			6,959,950	2,024,214	123.37	145.50	16.1	1.4%
2024-25			21,909,816	15,425,410			7,832,698	5,563,035	150.71	170.04	16.1	1.8%
2023-24			22,963,881	37,998,329			8,191,635	12,964,390	152.28	151.60	15.0	3.9%
2022-23			21,715,625	26,736,735			7,174,555	8,811,521	136.63	140.17	14.7	6.9%
2021-22			17,716,015	30,332,659	18,595,382	34,333,232	6,783,743	11,363,522	126.14	131.49	14.8	6.7%

(1)

Mr. Jejurikar served 6 months as CEO during the second half of FY 2025-26. Mr. Moeller served as CEO for 6 months during the first half of FY 2025-26 and as Executive Chairman of the Board for 7 months from January 1, 2026 through his retirement from the Board on July 31, 2026. Mr. Moeller previously served as CEO for the entirety of FY 2022-23 through FY 2024-25. David Taylor is listed as the additional CEO in FY 2021-22. Mr. Taylor served 4 months as CEO and 8 months as Executive Chairman of the Board before retiring at the end of FY 2021-22. Mr. Moeller served 8 months as CEO in FY 2021-22..

(2)	See section titled “Compensation Actually Paid Reconciliation” below for details on the CAP calculation.
(3)	The following non-CEO NEOs are included in the average compensation in columns (d) and (e) for each respective fiscal year above:
	•	FY 2025-26 represented compensation for Andre Schulten, Gary A. Coombe, Marc S. Pritchard, Sundar G. Raman, Jennifer L. Davis, and Ma. Fatima D. Francisco
	•	FY 2024-25 represented compensation for Andre Schulten, Shailesh G. Jejurikar, Jennifer L. Davis, and Sundar G. Raman
	•	FY 2023-24 represented compensation for Andre Schulten, Shailesh G. Jejurikar, Ma. Fatima D. Francisco, and R. Alexandra Keith
	•	FY 2022-23 represented compensation for Andre Schulten, Shailesh G. Jejurikar, Ma. Fatima D. Francisco, and R. Alexandra Keith
	•	FY 2021-22 represented compensation for Andre Schulten, Shailesh G. Jejurikar, Ma. Fatima D. Francisco, R. Alexandra Keith, and Carolyn Tastad
(4)	The peer group used for the Pay versus Performance table is the S&P 500 Consumer Staples Index (SP500.30).
(5)

In accordance with SEC rules, the Company is required to include in the Pay versus Performance table the “most important” financial performance measures (as determined by the Company) used to link compensation actually paid to our executive officers to Company performance for the most recently completed fiscal year. The Company determined that Organic Sales Growth, which is a key driver of our annual and long-term incentive payouts, meets this requirement and therefore, we have included this performance measure in the Pay versus Performance table. Organic Sales Growth is a measure of sales growth excluding the impacts of acquisitions and divestitures and foreign exchange from year-over-year comparisons. See Exhibit A for a reconciliation of Organic Sales Growth to Net Sales Growth.

2026 Proxy Statement 76

PAY VERSUS PERFORMANCE

Compensation Actually Paid Reconciliation

The tables below provide the reconciliation between the equity amounts reported in the Summary Compensation Table (“SCT”) and those used to calculate CAP for the CEOs and the average of all other NEOs. As described in the Compensation Discussion and Analysis section, our NEOs receive equity awards under the PSP, LTIP, and Retirement Restoration Programs. NEOs receive PSUs in the PSP program, retirement restricted RSUs in the Retirement Restoration Programs, and may select between stock options and RSUs in 25% increments in the LTIP program, except the CEO for whom the C&LD Committee determines the appropriate mix of stock options and RSUs. Measurement of vested and unvested stock option awards uses the same lattice model used for financial statement reporting purposes, while PSUs are re-valued using the same Monte Carlo simulation used for financial statement reporting purposes.

	2025-26		2024-25	2023-24	2022-23	2021-22
Adjustments	CEO(a) (Jejurikar)	CEO(a) (Moeller)	CEO(a) (Moeller)	CEO(a) (Moeller)	CEO(a) (Moeller)	CEO(a) (Taylor)	CEO(a) (Moeller)
Summary Compensation Table Total	18,976,742	19,073,909	21,909,816	22,963,881	21,715,625	18,595,382	17,716,015
(Deduct): Aggregate grant date fair value for stock awards and option awards included in the SCT (b)	(14,535,219)	(15,807,598)	(18,082,160)	(16,901,830)	(14,997,563)	(13,552,685)	(12,044,670)
Add: Fair value at fiscal year end of awards granted during the covered fiscal year that were outstanding and unvested at fiscal year end (c)	13,157,944	14,051,539	11,863,926	21,316,676	18,527,276	12,022,907	14,208,859
Add: Year-over-year change in fair value at fiscal year end of awards granted in any prior fiscal year that were outstanding and unvested at the fiscal year end (d)	(2,233,311)	(5,049,043)	(2,924,340)	6,319,870	1,100,946	8,156,040	5,143,672
Add: Fair value at vesting date of Stock Awards and Options granted and vested during the fiscal year (e)	115,672	379,673	360,238	351,275	281,459	339,121	205,328
Add/(Deduct): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during the fiscal year (f)	(3,648,787)	(9,941,332)	2,297,931	3,948,457	108,992	8,772,467	5,103,456
Add: Fair value at end of prior fiscal year of awards granted in any prior fiscal year that failed to meet the applicable vesting conditions during the covered fiscal year (g)	0	0	0	0	0	0	0
(Deduct): Aggregate change in the actuarial present value of the accumulated benefit under any pension plan (h)	(1,029,000)	0	0	0	0	0	0
Add: Aggregate service cost and prior service cost for pension plans (i)	0	0	0	0	0	0	0
Total value of adjustments	(8,172,701)	(16,366,761)	(6,484,406)	15,034,448	5,021,110	15,737,850	12,616,645
CAP Amounts (as calculated)	10,804,041	2,707,148	15,425,410	37,998,329	26,736,735	34,333,232	30,332,659

77 The Procter & Gamble Company

PAY VERSUS PERFORMANCE

For the “Other NEOs Average” columns below, all amounts reflect the average of the values for the applicable NEOs in each fiscal year in accordance with SEC rules.

	Other NEOs Average
Adjustments	2025-26	2024-25	2023-24	2022-23	2021-22
Summary Compensation Table Total	6,959,950	7,832,698	8,191,635	7,174,555	6,783,743
(Deduct): Aggregate grant date fair value for stock awards and option awards included in the SCT (b)	(4,902,762)	(5,565,296)	(5,256,231)	(4,441,759)	(4,432,973)
Add: Fair value at fiscal year end of awards granted during the covered fiscal year that were outstanding and unvested at fiscal year end (c)	4,288,547	3,562,295	6,620,680	5,502,775	5,110,606
Add: Year-over-year change in fair value at fiscal year end of awards granted in any prior fiscal year that were outstanding and unvested at the fiscal year end (d)	(1,368,889)	(932,960)	2,152,092	494,333	2,005,209
Add: Fair value at vesting date of Stock Awards and Options granted and vested during the fiscal year (e)	181,005	134,817	138,791	120,064	96,519
Add/(Deduct): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during the fiscal year (f)	(3,086,469)	696,732	1,315,673	(28,946)	1,800,418
Add: Fair value at end of prior fiscal year of awards granted in any prior fiscal year that failed to meet the applicable vesting conditions during the covered fiscal year (g)	0	0	0	0	0
(Deduct): Aggregate change in the actuarial present value of the accumulated benefit under any pension plan (h)	(47,167)	(165,250)	(198,250)	(9,500)	-
Add: Aggregate service cost and prior service cost for pension plans (i)	0	0	0	0	0
Total value of adjustments	(4,935,735)	(2,269,662)	4,772,755	1,636,966	4,579,779
CAP Amounts (as calculated)	2,024,214	5,563,035	12,964,390	8,811,521	11,363,522

a)	See footnote (1) under the PVP table for explanation.
b)

Represents the aggregate grant date fair value as of the indicated fiscal year of the RSUs, PSUs, and options granted to the CEO, and the additional CEO in FY 2021-22 and FY 2025-26, and the average grant date fair values for the respective NEOs as applicable for each year, during such fiscal year, calculated using the same methodology used for financial statement reporting purposes.

c)

Represents the aggregate fair value as of the indicated fiscal year end of outstanding and unvested stock awards and option awards granted during such fiscal year. Stock option fair values are calculated using an industry standard lattice-based valuation model as of the measurement date, which is based on the stock price and assumptions (i.e., term, volatility, dividend yield, risk free rates) as of the measurement date. PSU fair values are calculated using the stock price and a Monte Carlo simulation as of the measurement date, as well as a modifier for forecasted performance. RSU fair values as of the measurement date are calculated using the stock price on the measurement date plus accrued dividends. In FY 2021-22, the additional CEO (Mr. Taylor) as well as one non-CEO NEO retired on June 30, 2022, and, as such, the fair value of their 2022 options, RSUs and PSUs were prorated at 75% to reflect their fiscal year service and did not vest until October and August 2025, respectively.

d)

Represents the aggregate change in fair value during the indicated fiscal year of the outstanding and unvested RSUs, PSUs, and options. See footnote (c) above for information about our equity valuations.

e)

Represents the aggregate fair value at vesting of RSUs, PSUs, and options that were granted and vested during the indicated fiscal year. See footnote (c) above for information about our equity valuations. Amounts in this row reflect the annual grant of RSUs under our PST Restoration Program and IRP, which is described in the Grants of Plan-Based Awards Table and footnotes. Additionally, for the CEO, an additional CEO in FY 2025-26 and FY 2021-22, and any other retirement-eligible NEOs, this row includes the portion of any current year RSUs that was withheld to pay required payroll employment tax (FICA/Medicare) obligations (and income taxes due on the amounts withheld) due in connection with the executive qualifying as retirement-eligible during the applicable year.

f)

Represents the aggregate change in fair value, measured from the prior fiscal year-end to the vesting date of each RSU, PSU, and option that was granted in a prior fiscal year and which vested during the indicated fiscal year. See footnote (c) above for information about our equity valuations.

g)	No amounts were required to be reported for any CEO, additional CEO, or other NEO.
h)	Represents the aggregate change in the actuarial present value of the accumulated benefit under pension plans.
i)

There are no service costs or prior service costs for any of the CEO or the other NEOs. The applicable executives earned pensions in their home country but have been localized to the United States. As such, they are no longer earning benefits in their home country pension plans.

2026 Proxy Statement 78

PAY VERSUS PERFORMANCE

Relationship between CAP and Performance (PvP)

The graphs below provide a visual perspective of the link between the CAP of our CEO and other NEOs for each of the last five years to: (1) TSR of P&G; (2) P&G’s GAAP Net Income; and (3) P&G’s Organic Sales Growth. In addition, the first graph provides a visual comparison of the TSR of P&G and the TSR of the S&P 500 Consumer Staples Index. Our incentive programs are strongly designed to closely link pay outcomes to Company performance by paying based on results versus our annual and three-year financial goals as well as performance relative to our competitive peers, as outlined in the Compensation Discussion and Analysis section of this proxy statement.

79 The Procter & Gamble Company

PAY VERSUS PERFORMANCE

Pay Versus Performance Alignment to Financial Metrics

The following table shows the financial metrics that are most important in linking compensation actually paid to our CEO and other NEOs to the Company’s performance for the most recently completed fiscal year. These metrics are included in STAR and/or PSP, as detailed in the Compensation Discussion and Analysis section above:

Financial Metrics
Organic Sales Growth
Core EPS Growth
Relative Organic Sales Growth
Constant Currency Before Tax Operating Profit
Free Cash Flow Productivity
Relative TSR

2026 Proxy Statement 80

BENEFICIAL OWNERSHIP

Beneficial Ownership

Security Ownership of Management and Certain Beneficial Owners

The following table shows all entities that are the beneficial owners of more than 5% of any class of the Company’s voting securities:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature	Percent of Class[3]
Common	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	155,762,299[1]	6.70%
Common	Vanguard Capital Management 100 Vanguard Blvd. Malvern, PA 19355	174,810,071[2]	7.52%

(1)

Based on information as of December 31, 2023, contained in a Schedule 13G filed with the SEC on January 29, 2024, by BlackRock, Inc. The Schedule 13G/A indicates that BlackRock, Inc. has (i) sole power to vote or direct to vote with respect to 139,978,441 shares, and (ii) sole dispositive power with respect to 155,762,299 shares.

(2)

Based on information as of March 31, 2026, contained in a Schedule 13G/A filed with the SEC on April 30, 2026, by The Vanguard Group. The Schedule 13G indicates that The Vanguard Group has (i) sole power to vote or direct to vote with respect to 23,760,169 shares, (ii) shared voting power with respect to 0 shares, (iii) sole dispositive power with respect to 174,810,071 shares, and (iv) shared dispositive power with respect to 0 shares.

(3)	Percentage calculated based on 2,323,858,841 shares of common stock outstanding as of June 30, 2026.

81 The Procter & Gamble Company

BENEFICIAL OWNERSHIP

The following tables and footnotes provide information regarding the ownership of the Company’s common stock and Series A and B ESOP Convertible Class A Preferred Stock by all Directors and nominees, each NEO, and all Directors and executive officers as a group on June 30, 2026:

Common Stock
Number of Shares/Options

	Amount and Nature of Beneficial Ownership
	Direct[1] and Profit Sharing Plan[2]
			Trusteeships and Family Holdings[4]			Restricted Stock Units[5]
		Right to Acquire[3]			Percent of Class
Name				Total
B. Marc Allen	—	—	—	—		11,175
Craig Arnold	—	—	—	—		2,808
Brett Biggs	—	—	—	—		5,421
Sheila Bonini	—	—	—	—		4,510
Amy L. Chang	—	—	—	—		17,328
Gary A. Coombe	29,121	494,031	—	523,152	[6]	15,551
Jennifer L. Davis	77,150	220,733	—	297,883	[6]	5,335
Ma. Fatima D. Francisco[7]	19,421	342,300	12,731	374,452	[6]	9,790
Shailesh G. Jejurikar	9,011	769,711	55,593	834,315	[6]	29,316
Joseph Jimenez	12,468	—	—	12,468	[6]	24,548
Christopher Kempczinski	—	—	—	—		11,596
Debra L. Lee	—	—	—	—		9,471
Christine M. McCarthy	—	—	—	—		17,513
Ashley McEvoy	1,413	—	—	1,413	[6]	4,573
Jon R. Moeller[7]	335,719	529,514	—	865,233	[6]	79,255
Robert J. Portman	—	—	—	—		5,155
Marc S. Pritchard	199,274	595,168	923	795,365	[6]	62,526
Sundar G. Raman	50,263	297,116	—	347,380	[6]	4,714
Andre Schulten	36,128	236,770	—	272,898	[6]	29,067
Rajesh Subramaniam	—	—	—	—		6,283
27 Directors, NEOs and executive officers, as a group	848,762	4,310,755	69,247	5,228,764	0.225%	454,169

(1)

Includes unrestricted common stock over which each Director or executive officer has sole voting and investment power and restricted common stock over which they have voting power but no investment power (until restrictions lapse).

(2)

Shares of common stock are allocated to individual accounts of executive officers under the PST Plan. PST Plan participants are the beneficial owners of the shares of common stock in their individual accounts and, subject to limitations provided by the PST Plan and by ERISA, participants have sole discretion as to investment of the shares. Participants direct the Trustees how to vote such shares in their individual accounts. The PST Plan Trustees vote such shares in accordance with instructions received from participants, unless the Trustees determine that they are required under ERISA to vote the shares in another manner. To the extent that the Trustees do not receive instructions for voting allocated shares of common stock in the PST Plan, the Trustees will vote such shares in direct proportion to the shares for which the Trustees received instructions from participants. This amount also includes, if applicable, shares of common stock held in the individual accounts of executive officers who purchased such shares as participants under the Procter & Gamble International Stock Ownership Plan (“ISOP”). ISOP participants are the owners of the shares of common stock in their individual accounts and have sole voting and investment power.

(3)

Total includes stock options that have vested or will vest within 60 days, common stock pursuant to the PST that will be allocated to personal accounts of executive officers within 60 days, PSP awards that will deliver as common stock in August 2026, any Restricted Stock that will vest within 60 days, and any RSUs that will deliver as common stock within 60 days. The total does not include the final payment of dividend equivalents that took place in August 2026, on PSP awards that delivered as common stock in August.

(4)

This column includes shares in which voting and/or investment powers are shared. It also includes shares indirectly held through family members who reside in the household of the Director or officer, other than family members who are or were employed by the Company and are therefore included in the direct ownership columns for each NEO, as applicable.

2026 Proxy Statement 82

BENEFICIAL OWNERSHIP

(5)

RSUs represent the right to receive unrestricted shares of common stock upon the lapse of restrictions, at which point the holders will have a non-forfeitable right to delivery of common stock on a specific date in the future. Total includes RSUs that will not deliver as common stock within 60 days and any PSP awards that will deliver as RSUs in August 2026. RSUs that will not deliver within 60 days of the record date are not considered “beneficially owned” because holders are not entitled to voting rights or investment control until the shares are delivered. RSUs that will deliver within 60 days are listed in the “Right to Acquire” column.

(6)	Less than .038% for any one Director or NEO.
(7)	Totals include shares and stock options indirectly held by Mr. Moeller and Ms. Francisco through their spouses, who were previously employed by the Company.

Series A ESOP Convertible
Class A Preferred Stock*
Number of Shares
	Amount and Nature
	of Beneficial Ownership
Name	Profit Sharing Plan[1]	Trusteeships		Percent of Series[3]
Gary A. Coombe	157			[3]
Jennifer L. Davis	4,352			[3]
Ma. Fatima D. Francisco[2]	5,712			[3]
Shailesh G. Jejurikar	1,001			[3]
Jon R. Moeller	7,586			[3]
Marc S. Pritchard	12,513			[3]
Sundar G. Raman	2,062			[3]
Andre Schulten	1,631			[3]
27 Directors, NEOs and executive officers, as a group	45,578			[3]
Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan P.O. Box 599, Cincinnati, Ohio 45201-0599 (M. Biegger, M. Riant and R. C. Stewart, Trustees)		1,582	[4]

* No non-employee Director owns any Series A ESOP Convertible Class A Preferred Stock.

(1)

Shares of Series A ESOP Convertible Class A Preferred Stock (“Preferred A Shares”) allocated to individual accounts of executive officers under the PST Plan. PST Plan participants are the beneficial owners of the Preferred A Shares in their individual accounts. Participants direct the Trustees how to vote such shares in their individual accounts and, subject to limitations provided by the PST Plan and by ERISA, participants have sole discretion as to investment of the shares. The PST Plan Trustees vote such shares in accordance with instructions received from participants, unless the Trustees determine that they are required under ERISA to vote the shares in another manner. To the extent that the Trustees do not receive instructions for voting allocated Preferred A Shares in the PST Plan, the Trustees will vote such shares in direct proportion to the Preferred A Shares for which the Trustees received instructions from participants. In the event of a bona fide offer (including, but not limited to, a tender offer), the Trustees shall only dispose of allocated Preferred A Shares in the PST Plan to the extent the Trustees receive instructions from participants for such disposition.

(2)	Total includes shares indirectly held by Ms. Francisco through her spouse, who was previously employed by the Company.
(3)

Less than 0.25% for any NEO and for the Directors and executive officers, as a group; by the terms of the stock, only persons who are or have been employees can have beneficial ownership of these shares.

(4)

Unallocated shares. The voting of unallocated Preferred A Shares is governed by the terms of the PST Plan, which provides that the PST Plan Trustees shall vote such shares under the PST Plan in direct proportion to the Preferred A Shares for which the Trustees received instructions from participants for voting allocated Preferred A Shares, unless the Trustees determine that they are required under ERISA to vote the shares in another manner.

83 The Procter & Gamble Company

BENEFICIAL OWNERSHIP

SERIES B ESOP CONVERTIBLE
CLASS A PREFERRED STOCK
NUMBER OF SHARES
	Amount and Nature
	of Beneficial Ownership
	Profit Sharing			Percent of
Name	Plan[1]	Trusteeships		Series
Jennifer L. Davis	1,598			[1]
27 Directors, NEOs and executive officers, as a group	1,598			[1]
Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan P.O. Box 599, Cincinnati, Ohio 45201-0599 (M. Biegger, M. Riant and R.C. Stewart, Trustees)		12,829,543	2

(1)

Less than 0.004%. Upon her retirement, Ms. Davis obtained Series B ESOP Convertible Class A Preferred Stock ("Preferred B Shares"). No other NEO, executive officer, or Director holds any Preferred B Shares.

(2)

Unallocated shares. The voting of unallocated Preferred B Shares is governed by the terms of the PST Plan, which provides that the PST Plan Trustees shall vote such shares under the PST Plan in direct proportion to the Preferred B Shares for which the Trustees received instructions from participants for voting allocated Preferred B Shares, unless the Trustees determine that they are required under ERISA to vote the shares in another manner. In the event of a bona fide offer (including, but not limited to, a tender offer), the Trustees shall dispose of unallocated Preferred B Shares in the PST Plan in direct proportion to the Preferred B Shares in the PST Plan for which the Trustees received instructions from participants for such disposition, unless the Trustees determine that they are required under ERISA to dispose of the shares in another manner.

Delinquent Section 16(a) Reports

Ownership of, and transactions in, Company stock by executive officers and Directors of the Company are required to be reported to the SEC pursuant to Section 16 of the Securities Exchange Act of 1934. As a practical matter, the Company assists its Directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. The Company believes that during the past fiscal year, all Section 16 reports for its Directors and officers were timely filed, except for one Form 4 reporting an acquisition of common stock via a settlement of a PSP award for Victor Aguilar. This Form 4 was filed late due to an administrative error of the Company.

2026 Proxy Statement 84

AUDIT COMMITTEE REPORT

Audit Committee Report

Report of the Audit Committee

Each member of the Audit Committee is an independent Director as determined by the Board of Directors, based on the NYSE listing standards and the Board’s own Independence Guidelines. Each member of the Committee also satisfies the SEC’s additional independence requirement for members of audit committees. The Board of Directors has determined that Mr. Biggs and Ms. McCarthy meet the criteria for “Audit Committee Financial Expert” as defined by SEC rules. The Board of Directors has also determined that all Audit Committee members are financially literate. See page 21 for further detail on Audit Committee composition.

As noted previously in the proxy statement, the Committee’s work is guided by a charter, which can be found in the corporate governance section of the Company’s website at www.pg.com. The Audit Committee has the responsibilities set forth in its charter with respect to:

•
Accounting, financial reporting, and disclosure processes, and adequacy of systems of disclosure and internal control established by management;
•
Quality and integrity of the Company’s financial statements;
•
Company’s compliance with legal, tax, and regulatory requirements;
•
Company’s overall risk management profile;
•
Independent registered public accounting firm’s qualifications and independence;
•
Performance of the Company’s internal audit function and the independent auditor;
•
Performance of the Company’s ethics and compliance function; and
•
Preparing this annual Report of the Audit Committee to be included in the Company’s proxy statement.

Management has the Company’s primary responsibility for establishing and maintaining adequate internal financial controllership, for preparing the financial statements, and for the public reporting process. Deloitte & Touche LLP, the Audit Committee-appointed independent registered public accounting firm for the fiscal year ended June 30, 2026, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting.

In its role of financial reporting oversight, the Committee reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements for the year ended June 30, 2026, and management’s assessment of the effectiveness of the Company’s internal control over financial reporting. In this context, the Committee met nine times (including meetings to discuss quarterly results) during the fiscal year ended June 30, 2026. The Committee has reviewed with Deloitte & Touche LLP matters required to be discussed pursuant to auditing standards adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Committee has discussed various matters with Deloitte & Touche LLP related to the Company’s consolidated financial statements, including critical accounting policies and practices used, alternative treatments for material items that have been discussed with management, and other material written communications between Deloitte & Touche LLP and management. The Committee has also received written disclosures and the letter from Deloitte & Touche LLP required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” and has discussed with Deloitte & Touche LLP its independence from the Company and its management. In addition, the Committee has received written material addressing Deloitte & Touche LLP’s internal quality control procedures and other matters, as required by the NYSE listing standards. The Committee understands the need for Deloitte & Touche LLP to maintain objectivity and independence in its audit of the Company’s financial statements and internal controls over financial reporting. The Committee has implemented a formal pre-approval process for non-audit fee spending, and it seeks to limit this spending to a level that keeps the core relationship with Deloitte & Touche LLP focused on financial statement review and evaluation. A copy of this pre-approval process is attached to this proxy statement as Exhibit B.

Based on the considerations referred to above, the Committee recommended to our Board of Directors that the audited financial statements for the year ended June 30, 2026 be included in our Annual Report on Form 10-K for fiscal year 2026 and selected Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending June 30, 2027. This report is provided by the following independent Directors, who constitute the Committee:

Christine M. McCarthy, Chair
B. Marc Allen
Craig Arnold
Brett Biggs
Christopher Kempczinski

85 The Procter & Gamble Company

AUDIT COMMITTEE REPORT

Fees Paid to the Independent Registered Public Accounting Firm

The Audit Committee, with the ratification of the shareholders, engaged Deloitte & Touche LLP to perform an annual audit of the Company’s financial statements for the fiscal year ended June 30, 2026. The Audit Committee was responsible for determination and approval of audit fees primarily based on audit scope, with consideration of audit team skills and experiences.

Pursuant to rules of the SEC, the fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”), are disclosed in the table below:

Fees Paid to Deloitte

(Dollars in Thousands)

	FY 2024-25 ($)	FY 2025-26 ($)
Audit Fees	27,804	27,827
Audit-Related Fees	2,499	2,166
Tax Fees	118	189
Subtotal	30,421	30,182
All Other Fees	441	345
Deloitte Total Fees	30,862	30,527

Services Provided by Deloitte

All services provided by Deloitte are permissible under applicable laws and regulations. The Company has adopted policies and procedures for pre-approval of services by Deloitte as described in Exhibit B to this proxy statement. The fees paid to Deloitte shown in the table above were all pre-approved in accordance with these procedures and include:

1)
Audit Fees: These are fees for professional services performed by Deloitte for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.
2)
Audit-Related Fees: These are fees for assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes: employee benefit and compensation plan audits; due diligence related to mergers and acquisitions; other attestations by Deloitte, including those that are required by statute, regulation, or contract; and consulting on financial accounting/reporting standards and controls.
3)
Tax Fees: These are fees for professional services performed by Deloitte with respect to tax compliance and tax returns. This includes review of original and amended tax returns for the Company and its consolidated subsidiaries; refund claims, payment planning/tax audit assistance; and tax work stemming from “Audit-Related” items.
4)
All Other Fees: These are fees for other permissible work performed by Deloitte that does not meet the above category descriptions. The fees cover training programs, consulting, and various subscriptions and local engagements that are permissible under applicable laws and regulations including tax filings for individual employees included in the Company expatriate program.

These services are actively monitored (both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in Deloitte’s core work, which is the audit of the Company’s consolidated financial statements. The Committee also concluded that Deloitte’s provision of audit and non-audit services to the Company and its affiliates is compatible with Deloitte’s independence.

2026 Proxy Statement 86

BOARD PROPOSALS

Board Proposals

ITEM 1.

Election of Directors

See pages 5-14 of this proxy statement.

The Board of Directors recommends a vote FOR each of the Director nominees.

ITEM 2.

RatifICATION OF Appointment of the Independent Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent external audit firm retained to audit the Company’s financial statements. In order to assure continuing audit independence and objectivity, the Audit Committee will periodically consider whether there should be a rotation of the independent external audit firm. In accordance with the SEC-mandated rotation of the audit firm’s lead engagement partner, the Audit Committee is also involved in the selection of the external audit firm’s lead engagement partner.

The Audit Committee selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm to perform the audit of our financial statements and our internal controls over financial reporting for the fiscal year ending June 30, 2027. Deloitte & Touche LLP was our independent registered public accounting firm for the fiscal year ended June 30, 2026. The members of the Audit Committee and Board believe that the retention of Deloitte & Touche LLP to serve as the Company’s independent external auditor is in the best interest of the Company and its shareholders. In the course of these reviews, the Audit Committee considers, among other things: external auditor capability; effectiveness and efficiency of audit services; results from periodic management and Audit Committee performance assessments; and appropriateness of fees in the context of audit scope. The Audit Committee also reviews and approves non-audit fees.

Deloitte & Touche LLP representatives are expected to attend the 2026 annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

We are asking our shareholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Although ratification is not required by the Company’s Code of Regulations, the By Laws of the Board of Directors, or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our shareholders for ratification as a matter of good corporate practice. The Board will take into consideration the shareholder vote, but the Audit Committee, in its discretion, may retain Deloitte & Touche LLP or select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The Board of Directors recommends a vote FOR the following resolution:

RESOLVED, That action by the Audit Committee appointing Deloitte & Touche LLP as the Company’s independent registered public accounting firm to conduct the annual audit of the financial statements of the Company and its subsidiaries for the fiscal year ending June 30, 2027 is hereby ratified, confirmed, and approved.

87 The Procter & Gamble Company

BOARD PROPOSALS

ITEM 3.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(THE SAY ON PAY VOTE)

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are providing our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as set forth in this proxy statement in accordance with the compensation disclosure rules of the SEC. This proposal is also referred to as the “Say on Pay” vote.

Our executive compensation program pays for performance, supports our business strategies, discourages excessive risk-taking, makes us competitive with other multinational corporations for top talent, and aligns our executives’ interests with the long-term interests of our shareholders. In 2025, shareholders approved the compensation paid to the NEOs with a FOR vote of 92.2%.

Our Compensation Discussion & Analysis, which begins on page 37 of this proxy statement, describes in detail the components of our executive compensation program and the process by which our Board makes executive compensation decisions. Highlights of our program include the following:

•
Consistent with our pay-for-performance philosophy, approximately 87% of the four main components of NEO compensation (Salary, STAR, LTIP, and PSP) for all NEOs in total is tied to Company performance;
•
Multiple performance metrics are utilized to discourage excessive risk-taking by removing any incentive to focus on a single performance goal to the detriment of others;
•
Substantial stock ownership requirements ensure that our senior executives maintain a significant stake in our long-term success;
•
Equity plans prohibit re-pricing and backdating of stock options;
•
Recoupment policies allow (and in some cases, require) recovery of certain compensation payments and proceeds from stock transactions from executives in the event of a restatement of financial results for any reason or for a violation of certain stock plan or award agreement provisions;
•
We do not grant equity awards that vest immediately solely on account of a change in control;
•
We do not execute employment agreements with executives that contain special severance payments such as golden parachutes;
•
We do not provide gross-ups to cover personal income taxes that pertain to executive or severance benefits; and
•
We do not provide special executive retirement programs.

We design our compensation programs to motivate our executives to win during tough economic times and to achieve our fundamental and overriding objective—to create value for our shareholders at leadership levels on a consistent basis.

This vote is non-binding; however, we highly value the opinions of our shareholders. Accordingly, the Board and the C&LD Committee will consider the outcome of this advisory vote in connection with future executive compensation decisions. We currently expect to hold our advisory vote on executive compensation annually, and the next vote is expected to be at our 2027 annual meeting.

The Board of Directors recommends a vote FOR the following resolution:

RESOLVED, That the compensation paid to the NEOs, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion & Analysis, compensation tables and narrative discussion, is hereby approved.

2026 Proxy Statement 88

SHAREHOLDER PROPOSAL

Shareholder Proposals

The following pages include three proposals submitted by shareholders. Each shareholder proposal will be submitted to a vote if properly presented at the annual meeting. Our Board has carefully reviewed the three proposals and unanimously recommends that you vote AGAINST each one.

The Board of Directors recommends a vote AGAINST each shareholder proposal.

ITEM 4.

SHAREHOLDER PROPOSAL REQUESTING LOWER THRESHOLD FOR SPECIAL MEETINGS

The Accountability Board, Inc., whose address and shareholdings are available upon request, has given notice that it intends to present for action at the annual meeting the following resolution:

RESOLVED: Shareholders ask the Board to take the steps necessary to amend the governing documents, to give shareholders with an aggregate of 15% or more of outstanding votable shares the power to call special meetings of shareholders.

SUPPORTING STATEMENT:

The ability of shareholders to raise urgent matters without having to wait for an annual meeting is a critical accountability tool. Under Ohio law, Procter & Gamble shareholders can currently act by written consent, but only if every shareholder unanimously agrees. That means that of the company's 2.4 billion votable shares, just one person owning a single share could block a consent action approved by every other shareholder.

Ohio also allows shareholders to call special meetings, but the default threshold of 25% of votable shares is prohibitively high, especially without a usable written consent right.

Fortunately, Ohio law lets companies specify a lower threshold. And to be certain, thresholds lower than 25% are widely supported as good governance.

For example, looking just at Procter & Gamble's own governance committee:

•
With committee chair Joe Jimenez on its Board, General Motors touts the Board's commitment to governance "that protect[s] shareholder value and important shareholder rights" and specifically calls its (15% threshold) special meetings right one its governance "highlights."
•
With Amy Chang on its Board, Cisco touted its commitment to "shareholder-friendly corporate governance" and said the Board "has adopted clear corporate policies that promote excellence in corporate governance." It then called its 10% threshold special meetings right one of its "key corporate governance policies and practices."
•
Salesforce, where Ms. Chang is also on the Board, has called its 15% threshold one of its "governance best practices."
•
When Debra Lee was on its Board (and governance committee), AT&T called its (15% threshold) special meetings right one of its governance "highlights."
•
And with Raj Subramaniam on its Board, First Horizon specifically listed its 10% threshold among its "ESG & Compensation Highlights."

89 The Procter & Gamble Company

SHAREHOLDER PROPOSAL

Outside the governance committee: With director Craig Arnold as its Chair and CEO, Eaton says its governance practices ensure it does business "right" and touts the fact that "holders of 10% of the outstanding stock may call a special meeting of shareholders." And with director Brett Biggs on its Board, Adobe calls its (10% threshold) special meeting right one of its "governance highlights."

While the need to call special shareholder meetings is rare, the ability of shareholders to do so without heightened barriers provides a critical accountability tool.

Because they can involve substantial resources, a reasonable threshold of shareholders should indeed be required to exercise the right. In this case, based on company size and shareholder composition, we believe a 15% threshold would provide a meaningful right while mitigating the risk of resources being wasted to serve narrow interests of a few minority shareholders.

For the foregoing reasons, we believe support for this proposal is warranted and encourage you to vote "FOR" its adoption. Thank you.

___________________________________________

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

The Board has carefully evaluated the shareholder proposal and determined that the requested change is unnecessary and would not enhance long-term shareholder value.

The Company’s Current Threshold Appropriately Balances Shareholder Rights and Responsible Governance.

The Board believes the Company’s current 25% ownership threshold is reasonable and strikes an appropriate balance: it provides shareholders with the ability to act on important and urgent matters while also protecting the Company and its shareholders against unnecessary expense or disruption. It is consistent with the 25% threshold set in Ohio law, under which the Company is incorporated.

Special shareholder meetings are costly and time-consuming for both the Company and shareholders. In addition, such meetings require a significant investment of effort and attention by our Board and management team, diverting focus from their core responsibilities of overseeing and operating our business for the benefit of all shareholders. Because of these demands, special meetings should be limited to circumstances where a meaningful portion of shareholders believe a matter is sufficiently extraordinary or urgent that it must be addressed before the next annual meeting. Lowering the threshold to 15% could allow a relatively small coalition of shareholders to trigger a meeting even when the matter lacks broad shareholder support.

The Current Threshold Aligns with Prevailing Market Practice.

The Company’s existing 25% ownership threshold is consistent with practices among large public companies. According to recent FactSet data:

•
35% of S&P 500 companies with special meeting rights use a 25% threshold;
•
More than 50% use a threshold of 25% or higher; and
•
Only 18% use a 15% threshold.[1]

While the proponent highlights a handful of companies with lower thresholds, those examples represent a minority practice, not the norm.

__________________________________

[1] FactSet (March 2026)

2026 Proxy Statement 90

SHAREHOLDER PROPOSAL

The Company Is Committed to Strong Corporate Governance and a Robust Shareholder Engagement Program.

The Board values our shareowners’ perspectives, and the Company maintains an active, year-round engagement program. We regularly review our governance practices and make adjustments when we receive meaningful and productive feedback from our investors. Along with strong corporate governance practices, including annual Director elections with majority voting and proxy access, this provides shareholders numerous avenues to make their views known and to communicate with our Board, management, and other shareholders to effect change. As such, the requested 15% threshold is not necessary to ensure meaningful engagement and accountability.

Given the Company’s strong governance framework and the fact that our current 25% special meeting threshold is both appropriate for our circumstances and aligned with prevailing market practice and Ohio law, the Board believes a threshold change is unnecessary and not in the best interests of our shareholders.

The Board of Directors recommends a vote AGAINST this shareholder proposal.

91 The Procter & Gamble Company

SHAREHOLDER PROPOSAL

ITEM 5.

SHAREHOLDER PROPOSAL REQUESTING POLICY ON ELIGIBILITY THRESHOLDS FOR PROPONENTS OF

SHAREHOLDER PROPOSALS

The National Legal and Policy Center, whose address and shareholdings are available upon request, has given notice that it intends to present for action at the annual meeting the following resolution:

Preservation of Shareholder Proposal Access Rights

RESOLVED, shareholders of The Procter & Gamble Company ("P&G" or "Company") request that the Board of Directors adopt a policy committing the Company to include in its annual proxy statement any shareholder proposal submitted by a shareholder, or group of shareholders, that satisfies any of the following eligibility thresholds and is otherwise compliant with the procedural and substantive requirements of Rule 14a-8, regardless of any future federal regulation permitting higher ownership or holding-period requirements, and consistent with applicable state law:

(a)
shares of the Company's common stock with a market value of at least $2,000 held continuously for at least three years prior to submission; or

(b)
shares of the Company's common stock with a market value of at least $15,000 held continuously for at least two years prior to submission; or

(c)
shares of the Company's common stock with a market value of at least $25,000 held continuously for at least one year prior to submission.

SUPPORTING STATEMENT:

Shareholders own P&G. The proxy process is the primary mechanism through which owners oversee the management that serves them. A company is "public" because its shares are available to the public. Public ownership obligates a company to remain publicly accountable.

P&G's proxy materials list "Shareholder Rights & Engagement" as a core governance commitment, citing proxy access and ongoing shareholder engagement.1 Business Roundtable — whose board includes P&G Executive Chairman Jon Moeller2 — likewise committed to "transparency and effective engagement with shareholders."3

Yet Business Roundtable lobbied the Securities and Exchange Commission to raise shareholder proposal eligibility thresholds beyond even the 2020 increases, calling the $2,000 threshold "outdated and far too low."4 Meanwhile, P&G has invoked acting "in the interest of all our long-term shareholders" to oppose proposals.5 A three-year holder at $2,000 is precisely that shareholder.

The stated rationale for higher thresholds is filtering short-term, low-stakes filers. But large hedge funds that accumulate enormous positions, pressure boards for short-term changes, then liquidate once they extract their gains would qualify easily under any new threshold. Higher requirements silence committed long-term owners while doing nothing to constrain activists that management claims to fear.

Shareholder proposals represent less than 2% of all proxy voting items6 — a figure that has only become more favorable to companies as proposal volumes have continued to fall since that statistic was established.7 The burden on companies is negligible. The benefit to shareholders — accountability — is not.

The SEC's rulemaking agenda targets April 2026 to "modernize" Rule 14a-8 — explicitly to "reduce compliance burdens for registrants."8 On December 11, 2025, President Trump signed an Executive Order directing the SEC

2026 Proxy Statement 92

SHAREHOLDER PROPOSAL

to "consider revising or rescinding" Rule 14a-8 entirely.9

P&G champions shareholder engagement in its governance documents while leadership supports the systematic erosion of that engagement for those who need it most. We ask the Board to resolve that contradiction.

1 https://www.sec.gov/Archives/edgar/data/0000080424/0001l 93 l 252420569 l/d657922ddefl 4a.h tm

2 https://us.pg.com/board-of-directors/jon-moeller/ (accessed March 23, 2026)

3 https://opportunity. businessroundtable.org/ourcommitment

4 https://www.businessroundtable.org/business-roundtable-public-comments-to-sec-on-procedural-requirements-and-resubmission-thresholds-under-exchange-act-rule-l 4a-8

5 https://www.sec.gov/ Archives/edgar/data/0000080424/000008042423000078/pgcommitrespforestry.htm

6 https://corpgov.law.harvard.edu/2020/03/03/cii-comment-letter-on-proposed-amendments-to-rule-14a-8/

7 https://corpgov.law.harvard.edu/2025/11/04/data-and-insights-on-corporate-governance-developments-and-important-trends-in-proxy-voting/

8 https://www.reginfo.gov/public/do/eAgendaViewRule?pubid=202504&RIN=3235-AN47

9 https://corpgov.law.harvard.edu/2025/12/ l 7/trump-issues-executive-order-targeting-proxy-advisors-and-shareholder-proposals/

___________________________________________

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

The Board has carefully considered the shareholder proposal and believes it is premature and would not meaningfully improve shareholder access or otherwise serve the best interests of our shareholders.

The Proposal Is Premature.

This proposal asks the Board to adopt a policy in response to regulatory changes that have not yet occurred. While the SEC has indicated it may consider revisions to shareholder proponent ownership thresholds, no proposed rule has been published, no comment period has occurred, and no final rule has been adopted. Adopting a binding policy now—before understanding the substance and policy rationale of any potential changes—would be premature and could ultimately disserve shareholders.

In discussing a modification of the rules, the SEC has cited several considerations, including data indicating that a small number of individual proponents submit a disproportionate share of all proposals and the principle that eligibility requirements should ensure proponents have a meaningful economic stake in the company before drawing on corporate resources.

These considerations warrant careful deliberation through the regulatory process. We believe shareholders are best served when the Board can evaluate any final rule in light of these considerations, rather than committing in advance to disregard them.

Existing Practices Already Provide Meaningful Shareholder Access and Engagement.

P&G has a long-standing commitment to meaningful shareholder engagement. We maintain open lines of communication through multiple channels, including direct dialogue with institutional investors, regular investor meetings, responsive shareholder outreach, and a track record of thoughtfully considering shareholder proposals on their merits.

Given our strong engagement practices, the Board does not believe that adopting the requested policy in anticipation of potential future regulatory change is necessary.

93 The Procter & Gamble Company

SHAREHOLDER PROPOSAL

The Proposal Seeks To Limit The Fiduciary Decision-Making Ability of Our Board and Is Potentially Harmful to Our Shareholders and Our Company.

The proposal would constrain the Board’s ability to respond to evolving circumstances and regulatory developments. Effective governance, however, requires that the Board maintain its discretion to evaluate policies and practices over time in accordance with its fiduciary duties.

Requiring the Company to commit indefinitely to specific ownership and holding-period thresholds, regardless of any future SEC action, could create misalignment with future law, add administrative complexity and legal uncertainty, and limit the Board’s ability to exercise fiduciary judgment in response to changed circumstances.

If legal changes occur, the Board will carefully evaluate them and consider whether any updates to our practices are appropriate, taking into account the interests of all shareholders, the policy rationales underlying any legal changes, our commitment to maintaining robust channels for shareholder input, and best practices in corporate governance. Therefore, there is no need to create a new policy at this time.

In summary, the Board believes that adopting the proposed policy is premature, unnecessary, and could restrict its ability to act in shareholders’ best interests as regulations evolve.

The Board of Directors recommends a vote AGAINST this shareholder proposal.

2026 Proxy Statement 94

SHAREHOLDER PROPOSAL

ITEM 6.

SHAREHOLDER PROPOSAL REQUESTING ANNUAL REPORTING ON CHARITABLE CONTRIBUTIONS

The Bahnsen Family Trust, whose address and shareholdings are available upon request, has given notice that it intends to present for action at the annual meeting the following resolution:

Report on Transparency In Corporate Charitable Contributions

WHEREAS: Corporations frequently use their platforms to express support for humanitarian causes and human rights. Among the most fundamental of these rights are freedom of speech and freedom of religion, as recognized by the First Amendment to the U.S. Constitution and the Universal Declaration of Human Rights. Unfortunately, many companies support nonprofit organizations that actively undermine these freedoms, including through charitable support to nonprofits that influence public policy in ways that restrict free speech and religious liberty.

Some of these nonprofits have been widely criticized for (1) partisan or ideological bias, (2) advocating for policies and legislation that may threaten religious freedom, free expression, and parental rights, and/or (3) encouraging companies to adopt controversial healthcare policies or marketing strategies that have led to significant brand damage. Several major brands have already taken steps to reevaluate their charitable giving practices and have distanced themselves from such organizations. However, Procter and Gamble has notably not done so with controversial nonprofits such as the Trevor Project1 or the Human Rights Campaign, where P&G receives a perfect, official score on its Corporate Equality Index indicating active participation.2

SEC guidance has consistently affirmed that shareholder proposals regarding reporting on charitable contributions are appropriate when they concern the corporation’s general contributions. Such contributions are considered matters of corporate policy that are extraordinary in nature and beyond ordinary business operations. This need for transparency is especially relevant for Procter and Gamble, which engages in extensive charitable giving through channels including the P&G Fund3 and the company’s Matching Gifts Program,4 which amplifies the Company’s philanthropic footprint.

This is not merely a political point but an area of investor concern. Procter and Gamble is one of the most valuable consumer goods brands in America, with its Copilot-estimated $65 billion brand value comprising 19 percent of its ~$340 billion market cap.5 Given this fact, along with the scale of P&G’s charitable activities, shareholders deserve a consistent framework for understanding how its contributions uphold fiduciary responsibility. Transparent reporting will enhance shareholder trust and ensure that charitable giving continues to reflect the Company’s values and long-term interests.

RESOLVED: Shareholders request that The Procter and Gamble Company (“the Company”) prepare and annually update a report to shareholders, at reasonable expense and excluding proprietary information, listing and analyzing charitable contributions made during the prior fiscal year. The report should (1) identify organizational or individual recipients of donations in excess of $5,000, (2) describe (for donations already spent) the purposes to which the donations were applied, and the Company’s intentions regarding future donations to the same organizations; (3) highlight philanthropic areas or initiatives considered least germane to corporate value while posing the greatest risk to Company reputation, and (4) include management’s analysis of the risks to P&G’s brand, reputation, or shareholder value posed by public controversies associated with the donations, including an explanation of the objective and consistent standards by which such controversies were discovered and their effect on the Company gauged.

1 https://www.thetrevorproject.org/corporate-partners/

2 https://www.hrc.org/resources/corporations/procter-gamble-co.

3 https://pgfund.gcfdn.org

4 https://forms.matchinggifts.com/Procter&GambleMatching.pdf

5 https://finance.yahoo.com/quote/PG/

95 The Procter & Gamble Company

SHAREHOLDER PROPOSAL

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

The Board has carefully reviewed the shareholder proposal and believes it is unnecessary and would not provide value to shareholders.

The Company Provides Meaningful Transparency on Charitable Activities.

The Company provides robust disclosure regarding its philanthropic activities through multiple channels, such as the Citizenship Report and Community Impact website.[1] These disclosures explain how our contributions align with our strategy, values, and business objectives and enable shareholders to understand the scope and purpose of these contributions.

Given our global footprint, our philanthropic support spans a wide range of geographies and issues, and we provide visibility into our areas of focus and the impact we seek to achieve. This level of disclosure gives shareholders clear insight without the need for prescriptive, recipient-level reporting.

The Company’s Philanthropic Approach Is Strategic, Disciplined, and Impact‑Driven.

Our brands, people, and partners help communities around the world through significant actions that improve lives every day. We support those in need because it is not only the right thing to do, but it also builds trust and equity for P&G and our brands. These efforts also help attract and retain talent and strengthen employee engagement.

Operating across diverse markets, we address a broad array of community needs, such as disaster relief, basic hygiene needs, educational programs, and P&G’s Children’s Safe Drinking Water Program. The scope of our contributions and the communities we support requires flexibility and informed judgment in how resources are deployed.

Much of our philanthropic activity is administered through the P&G Fund, which is managed with rigor, including structured review processes and clear Company criteria for evaluating opportunities and partners. Other contributions are provided directly from the Company and subject to our global policy, review standards, and approval process. Management evaluates contributions for alignment with Company priorities, compliance with applicable standards, and potential risk. Furthermore, the Board’s regular oversight processes ensure that any significant risks associated with philanthropic activities are appropriately identified and managed.

The Requested Report Would Not Provide Useful Information to Shareholders and Would Impose an Undue Burden.

The lengthy and detailed annual reporting requested by the proponent would not enhance shareholders’ understanding of the Company’s charitable contributions. In particular, the requested reporting does not reflect how the Company evaluates its giving in practice. For instance, it calls for subjective classifications—such as identifying contributions as “least germane” or assessing external “controversies”—that depend on variable viewpoints and hindsight assessments rather than objective, consistently applied criteria.

In addition, the proposal’s low reporting threshold would capture a high volume of very small, routine contributions, requiring significant time and resources to compile, monitor, and analyze to complete the requested annual report.

More broadly, the proposal seeks to impose a rigid framework that would substitute prescriptive requirements for the informed judgment of management and the Board in an area already subject to established governance and risk oversight. As a result, it would unnecessarily divert substantial resources without enhancing shareholder understanding.

__________________________________

[1]These references are available at https://us.pg.com/citizenship/ and https://us.pg.com/community-impact/.

The Board of Directors recommends a vote AGAINST this shareholder proposal.

2026 Proxy Statement 96

VOTING AND MEETING INFORMATION

Voting and Meeting Information

In connection with the Company’s 2026 annual meeting of shareholders, which will take place virtually on October 13, 2026, the Board of Directors has provided these materials to you, either over the Internet or via mail. The Notice was mailed to Company shareholders beginning August 28, 2026, and our proxy materials were posted on the website referenced in the Notice on that same date. The Company, on behalf of its Board, is soliciting your proxy to vote your shares at the 2026 annual meeting of shareholders. We solicit proxies to give shareholders an opportunity to vote on matters that will be presented at the annual meeting. In the proxy statement, you will find information on these matters, which is provided to assist you in voting your shares.

1.

Who can vote?

You can vote if, as of the close of business on August 14, 2026, you were a shareholder of record of the Company’s:

•
Common Stock;
•
Series A ESOP Convertible Class A Preferred Stock; or
•
Series B ESOP Convertible Class A Preferred Stock.

Each share of Company stock, including the Series A and Series B ESOP Convertible Class A Preferred Stock, gets one vote. On August 14, 2026, there were issued and outstanding:

•
2,322,672,312 shares of Common Stock;
•
18,253,277 shares of Series A ESOP Convertible Class A Preferred Stock; and
•
48,641,998 shares of Series B ESOP Convertible Class A Preferred Stock.

2.

How do I vote by proxy?

Most shareholders of record can vote by proxy in three ways:

•
By Internet — You can vote via the Internet by following the instructions in the Notice or by going to www.proxyvote.com and following the instructions contained on that website
•
By Telephone — In the United States and Canada, you can vote by telephone by following the instructions in the Notice or by calling (800) 690-6903 (toll-free) and following the instructions
•
By Mail — You can vote by mail by requesting a full packet of proxy materials be sent to your home address. Upon receipt of the materials, you may fill out the enclosed proxy card and return it per the instructions on the card

If you vote by proxy, your shares will be voted at the annual meeting as you direct. If you sign your proxy card but do not specify how you want your shares to be voted, they will be voted as the Board recommends.

If you are a participant in The Procter & Gamble Direct Stock Purchase Plan, you can vote the shares of P&G stock held for your account through any of the proxy voting options set forth above.

97 The Procter & Gamble Company

VOTING AND MEETING INFORMATION

For participants in The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, The Procter & Gamble Savings Plan, The Gillette Company Employee Stock Ownership Plan, The Procter & Gamble Commercial Company Employees’ Savings Plan and/or The Profit Sharing Retirement Plan of The Procter & Gamble Commercial Company (the “NA Plans”):

If you are a participant in the NA Plans, you are the beneficial owner of the P&G shares allocated to your account and have the right to instruct the respective plan fiduciaries how to vote those shares. Please refer to the materials provided to you by the NA Plans for instructions and relevant deadlines. Unless otherwise required by the Employee Retirement Income Security Act of 1974, as amended, or other applicable law, the plan fiduciaries will vote shares of P&G stock as follows: if your properly signed and executed voting instructions are timely received, the plan fiduciaries will vote the shares allocated to your account as you instructed. If you do not provide voting instructions or they are not properly signed and executed or they are not timely received, the plan fiduciaries will vote the shares allocated to your account in direct proportion to the shares of the same class for which the respective plan fiduciaries timely received properly signed and executed voting instructions. The plan fiduciaries also will vote the shares held in trust that have not been allocated to any account in the same manner as shares of the same class that are allocated to accounts but for which properly signed and executed voting instructions were not received.

For participants in The Procter & Gamble U.K. 1-4-1 Plan, The Procter & Gamble U.K. Share Investment Scheme and/or The Procter & Gamble Ireland Employee Stock Ownership Plan (the “UK and Ireland Plans”):

If you are a participant in the UK and Ireland Plans, you are the beneficial owner of the P&G shares allocated to your account, and you have the right to instruct the respective plan fiduciaries how to vote those shares. Please refer to the materials provided to you by the UK and Ireland Plans for instructions and relevant deadlines. Unless otherwise required by law, the plan fiduciaries will vote shares of P&G stock as follows: if your properly signed and executed voting instructions are timely received, the plan fiduciaries will vote the shares allocated to your account as you instructed. If you do not provide voting instructions or they are not properly signed and executed or they are not timely received, the plan fiduciaries will not submit a vote for your shares.

See question 7 for an explanation of the difference between a “beneficial owner” and a “shareholder of record.”

3.

Can I change or revoke my vote after I return my proxy card?

Yes, shareholders of record may change or revoke their proxy at any time before it is exercised at the annual meeting by Internet, telephone, or mail prior to 11:59 p.m. Eastern Time on Monday, October 12, 2026, or by attending the virtual annual meeting and following the voting instructions provided on the meeting platform. If you are the beneficial owner of shares held in street name, you must follow the instructions provided by your broker, bank, or other holder of record (including shares held in the NA Plans or the UK and Ireland Plans) for changing or revoking your proxy. Beneficial owners, other than plan participants as outlined below, may also attend and vote online during the annual meeting, which will replace any previous votes. Participants in the NA Plans and the UK and Ireland Plans will not be able to vote shares held in those plans during the meeting.

4.

Can I vote during the virtual annual meeting instead of voting by proxy?

Yes, shareholders of record may vote during the virtual annual meeting by logging into the meeting website and following the instructions provided on the meeting platform. If you are the beneficial owner of shares held in street name, you should refer to the voting instructions provided by your brokerage firm, bank, or other holder of record. Beneficial owners, other than plan participants as outlined below, may also attend and vote online during the annual meeting. We encourage you to vote your proxy by

2026 Proxy Statement 98

VOTING AND MEETING INFORMATION

Internet, telephone, or mail prior to the meeting, even if you plan to attend the virtual annual meeting. Participants in the NA Plans and UK and Ireland Plans must provide timely voting instructions to their respective plan fiduciaries by the applicable deadline, as detailed in the materials provided to them by the respective plans.

5.

What are the voting procedures and what vote is required for approval of proposals?

Election of Directors—As provided in the Company’s Amended Articles of Incorporation, each of the 12 nominees for Director who receives a majority of votes cast will be elected as a member of the Board. A “majority of votes cast” means that the number of shares cast “for” a nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker non-votes will have no effect. Pursuant to the By Laws of the Board of Directors, if a non-incumbent nominee for Director receives a greater number of votes cast “against” than votes cast “for,” such nominee shall not be elected as a member of the Board. Any incumbent nominee for Director who receives a greater number of votes cast “against” than votes cast “for” shall continue to serve on the Board pursuant to Ohio law, but shall immediately tender his or her resignation as a Director to the Board. Within 90 days, the Board will decide after taking into account the recommendation of the G&PR Committee (in each case excluding the nominee in question), whether to accept the resignation. Absent a compelling reason for the Director to remain on the Board, the Board shall accept the resignation. The Board’s explanation of its decision shall be promptly disclosed on a Form 8-K submitted to the SEC.

All other proposals require the affirmative vote of a majority of shares participating in the voting on each proposal for approval. Abstentions and broker non-votes will not be counted as participating in the voting and will therefore have no effect.

6.

Who pays for the Company’s proxy solicitation?

The Company will bear the cost of the solicitation of proxies by the Company. We have hired D.F. King & Co., Inc., a proxy solicitation firm, to assist us in soliciting proxies for a fee of $35,000 plus reasonable expenses. In addition, D.F. King and the Company’s Directors, officers, and employees may also solicit proxies by mail, telephone, personal contact, email, or other online methods. We will reimburse their expenses for doing this.

We will also reimburse brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to beneficial owners of Company stock. Other proxy solicitation expenses that we will pay include those for preparing, mailing, returning, and tabulating the proxies.

7.

What is the difference between a “shareholder of record” and a “beneficial owner” of shares held in street name?

You are the “shareholder of record” for any P&G shares that you own directly in your name in an account with P&G’s stock transfer agent, EQ Shareowner Services.

You are a “beneficial owner” of shares held in “street name” if your P&G shares are held in an account with a broker, bank, or other holder of record as custodian on your behalf, including shares held in the NA Plans or the UK and Ireland Plans. The broker, bank, or other holder of record is considered the shareholder of record of these shares, commonly referred to as holding the shares in “street name.” As the beneficial owner, you have the right to instruct the broker, bank, or other holder of record how to vote your P&G shares.

99 The Procter & Gamble Company

VOTING AND MEETING INFORMATION

8.

How do I vote my P&G shares held in street name?

If your shares are held by a bank, broker, or other holder of record, you will receive voting instructions from the holder of record. Your broker is required to vote your shares in accordance with your properly submitted instructions.

9.

Can I attend the annual meeting in person?

This year’s meeting will be held exclusively online, with no option to attend in person. If you plan to attend the virtual meeting, you will need to visit www.virtualshareholdermeeting.com/PG2026 and use your 16-digit control number provided in the Notice or proxy card to log into the meeting. If you do not have a 16-digit control number, you may still attend the meeting as a guest in listen-only mode. We encourage shareholders to log in to the website and access the webcast early, beginning approximately 15 minutes before the annual meeting’s 9:00 a.m. ET start time. If you experience technical difficulties, please contact the technical support telephone number posted on www.virtualshareholdermeeting.com/PG2026.

10.

Will I be able to ask questions and participate in the virtual annual meeting?

Shareholders of record and proxy holders who provide their valid 16-digit control number will be able to participate in the annual meeting by asking questions and voting their shares as outlined above.

To submit questions during the meeting, shareholders may log in to the virtual meeting website with their 16-digit control number and type the question into the “Ask a Question” field on the meeting platform, provide the required information, and click “Submit.”

Only shareholders with a valid control number will be allowed to ask questions. Questions pertinent to meeting matters will be answered during the meeting as time allows. If we receive substantially similar written questions, we may group such questions together and provide a single response to avoid repetition and allow time for additional question topics. If we are unable to respond to a shareholder’s properly submitted question due to time constraints, we will respond directly to that shareholder using the contact information provided.

Additional information regarding the rules and procedures for participating in the virtual annual meeting will be provided in our meeting rules of conduct, which shareholders can view during the meeting on the meeting platform.

11.

Will I be able to ask questions in advance of the meeting?

Shareholders of record and proxy holders who provide their valid 16-digit control number will be able to submit questions in advance of the annual meeting via the Internet at www.proxyvote.com from August 28, 2026 through 11:59 p.m. Eastern Time on Friday, October 2, 2026.

Only shareholders with a valid control number will be allowed to ask questions. Questions pertinent to meeting matters will be answered during the meeting as time allows. If we receive substantially similar written questions, we may group such questions together and provide a single response to avoid repetition and allow time for additional question topics. If we are unable to respond to a shareholder’s properly submitted question due to time constraints, we will respond directly to that shareholder using the contact information provided.

2026 Proxy Statement 100

VOTING AND MEETING INFORMATION

12.

What is the Record Date?

August 14, 2026, is the record date for the meeting. This means that owners of Procter & Gamble stock at the close of business on that date are entitled to:

•
receive notice of the meeting; and
•
vote at the meeting and any adjournments or postponements of the meeting.

13.

How is P&G distributing proxy materials?

On or about August 28, 2026, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders of record as of August 14, 2026, and we posted our proxy materials on the website referenced in the Notice, www.proxyvote.com. As more fully described in the Notice, shareholders may choose to access our proxy materials at www.proxyvote.com or may request a printed set of our proxy materials. In addition, the Notice and website provide information regarding how shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Those who previously requested printed proxy materials or electronic materials on an ongoing basis will receive those materials as requested.

14.

Why were my proxy materials included in the same envelope as other people at my address?

Shareholders of record who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single envelope containing the Notices for all shareholders having that address. The Notice for each shareholder will include that shareholder’s unique control number needed to vote their shares. This procedure reduces our printing costs and postage fees. If you prefer to receive a separate copy of the proxy materials, please call us toll-free at (800) 742-6253 in the U.S. or inform us in writing at: The Procter & Gamble Company Shareholder Services, c/o EQ Shareowner Services, P.O. Box 64874, St. Paul, MN 55164- 0874, or by email at www.shareowneronline.com (select “Email” under the “Contact Us” section). We will promptly deliver a separate copy of the proxy materials in response to any such request.

If, in the future, you do not wish to participate in householding, you should contact us at the above telephone number, address, or email.

For those shareholders who have the same address and last name and who request to receive a printed copy of the proxy materials by mail, we will send only one copy of such materials to each address unless one or more of those shareholders notifies us, in the same manner described above, that they wish to receive a printed copy for each shareholder at that address.

Beneficial owners can request information about householding from their banks, brokers, or other holders of record.

YOUR VOTE IS IMPORTANT

Please vote your proxy promptly so your shares can be represented, even if you plan to attend the virtual annual meeting. You can vote by Internet, by telephone, or by requesting a printed copy of the proxy materials and using the enclosed proxy card. Our proxy tabulator, Broadridge Financial Solutions, must receive any proxy that will not be voted at the annual meeting by 11:59 p.m. Eastern Time on Monday, October 12, 2026.

101 The Procter & Gamble Company

OTHER MATTERS

Other Matters

Specific information on how to file notices, proposals, or recommendations pursuant to applicable SEC rules or the provisions in the Company’s Code of Regulations is noted in the following sections. All notices, proposals, or recommendations should be sent to:

The Procter & Gamble Company

c/o The Corporate Secretary’s Office

One Procter & Gamble Plaza

Cincinnati, OH 45202-3315

2027 Annual Meeting Date and Shareholder Proposals under Rule 14a-8

We anticipate that the 2027 annual meeting of shareholders will be held on Tuesday, October 12, 2027. Pursuant to Rule 14a-8 of the Exchange Act, to be considered for inclusion in the Company’s proxy statement for presentation at that meeting, all shareholder proposals must be received by the Company on or before the close of business on April 30, 2027.

Annual Meeting Advance Notice Requirements

Our Code of Regulations requires advance notice for any business to be brought before an annual meeting of shareholders. For business to be properly brought before an annual meeting by a shareholder, the shareholder must meet the requirements set forth in our Code of Regulations, which are publicly available at www.pg.com. Other than in connection with shareholder proposals pursuant to Rule 14a-8 or the election of Directors (see Shareholder Recommendations or Nominations of Director Candidates section below), a shareholder wishing to bring such business before the 2027 annual meeting must provide such notice no earlier than February 15, 2027, and no later than July 15, 2027.

If a shareholder notifies the Company of an intent to present business at the 2027 annual meeting of shareholders, and such business may be properly presented at that meeting consistent with the Company’s Code of Regulations and Amended Articles of Incorporation, the Company will have the right to exercise its discretionary voting authority with respect to such business without including information regarding such proposal in its proxy materials.

Shareholder Recommendations or Nominations of Director Candidates

The G&PR Committee will consider shareholder recommendations for candidates for the Board. The minimum qualifications and preferred specific qualities and skills required for Directors are set forth in Article II, Sections B through E of the Corporate Governance Guidelines. The G&PR Committee considers all candidates using these criteria, regardless of the source of the recommendation. The G&PR Committee’s process for evaluating candidates also includes the considerations set forth in Article II, Section B of the G&PR Committee’s Charter. After initial screening for minimum qualifications, the G&PR Committee determines appropriate next steps, including requests for additional information, reference checks, and interviews with potential candidates. In addition to shareholder recommendations, the G&PR Committee also relies on recommendations from current Directors, Company personnel, and others. From time to time, the G&PR Committee may engage the services of outside search firms to help identify candidates. During the fiscal year ended June 30, 2026, the Company engaged Egon Zehnder and Russell Reynolds to help identify potential candidates for the Board. All nominees for election as Directors who currently serve on the Board are known to the G&PR Committee and were recommended by the G&PR Committee to the Board as Director nominees.

2026 Proxy Statement 102

OTHER MATTERS

Pursuant to the Company’s Code of Regulations, a shareholder wishing to nominate a candidate for election to the Board at an annual meeting of shareholders without being included in the Company’s proxy statement is required to give written notice to the Secretary of the Company of their intention to make such nomination. The notice of nomination must be received at the Company’s principal executive offices not less than 140 days nor more than 240 days prior to the one-year anniversary of the preceding year’s annual shareholder meeting. Certain other notice periods apply if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date. Based on the anticipated one-year anniversary of the 2026 annual meeting, a shareholder wishing to nominate a candidate for election to the Board at the 2027 annual meeting must provide such notice no earlier than February 15, 2027, and no later than May 26, 2027.

As set forth in the Company’s Code of Regulations, the notice of nomination is required to contain information about both the nominee and the shareholder making the nomination, including information sufficient to allow the G&PR Committee to determine if the candidate meets certain criteria. A nomination that does not comply with the requirements set forth in the Company’s Code of Regulations will not be considered for presentation at the annual meeting.

In addition to satisfying the requirements of the Company’s Code of Regulations, including the notice deadlines set out above and therein, to comply with universal proxy rules, shareholders who intend to solicit proxies in support of Director nominees other than the Company’s nominees must also provide notice that sets forth the information required by Rule 14a-19 of the Exchange Act no later than May 26, 2027.

In addition, our Code of Regulations permits a shareholder, or a group of up to 20 shareholders, who has owned at least 3% of our outstanding common stock for at least 3 years, to nominate and include in our proxy statement candidates for our Board, subject to certain requirements (known as “Proxy Access”). Each eligible shareholder, or group of shareholders, may nominate candidates for Director, up to a limit of the greater of 2 individuals or 20% of the number of Directors on the Board. Any nominee must meet the qualification standards set forth in the Corporate Governance Guidelines, as described above.

Any such Proxy Access notice and nomination materials must be received at the address above not less than 120 days and not more than 150 days prior to the one-year anniversary of the preceding year’s annual shareholder meeting. Certain other notice periods apply if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date. Based on the anticipated one-year anniversary of the 2026 annual meeting, an eligible shareholder wishing to nominate a candidate for election to the Board at the 2027 annual meeting pursuant to Proxy Access must provide such notice no earlier than May 16, 2027, and no later than June 15, 2027. Any such notice and accompanying nomination materials must meet the requirements set forth in our Code of Regulations, which are publicly available at www.pg.com.

Other Matters

Unless corrections are identified, the minutes of the annual meeting of shareholders held October 14, 2025, will be approved as recorded. Any such action approving the minutes does not constitute approval or disapproval of any of the matters referenced therein.

If any matters other than those set forth in the notice should be properly presented for action at the annual meeting, the persons named in the proxy will use their discretion to take such action as they deem to be in harmony with the policies of the Company.

103 The Procter & Gamble Company

EXHIBIT A

Exhibit A

Reconciliation of Non-GAAP Financial Measures

The following provides definitions of the non-GAAP measures used in this proxy statement and the reconciliation to the most closely related GAAP measure. We believe that these non-GAAP measures provide useful perspective on underlying business trends (i.e., trends excluding non-recurring or unusual items) and results and provide a supplemental measure of year-on-year results. The non-GAAP measures described below are used by management in making operating decisions, allocating financial resources and for business strategy purposes. These measures may be useful to investors, as they provide supplemental information about business performance and provide investors a view of our business results through the eyes of management. These measures are also used to evaluate senior management and are a factor in determining their at-risk compensation. These non-GAAP measures are not intended to be considered in place of the related GAAP measure, but rather as supplemental information to our business results. These non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items or events being adjusted. Note that certain columns and rows may not add due to rounding.

The Core earnings measures included refer to the equivalent GAAP measures adjusted as applicable for the following items:

•
Incremental restructuring: The Company has historically had an ongoing level of restructuring activities of approximately $250 - $500 million before tax. In June 2025, the Company announced a portfolio and productivity plan to streamline its portfolio and organization to improve its cost structure and competitiveness. The Company incurred over half of the costs under this plan in fiscal 2026, with the remainder expected to be incurred in fiscal 2027. In the fiscal year ended June 30, 2024, the Company started a limited market portfolio restructuring of its business operations, primarily in certain Enterprise Markets, including Argentina and Nigeria, to address challenging macroeconomic and fiscal conditions. During the period ended September 30, 2024, the Company completed this limited market portfolio restructuring with the substantial liquidation of its operations in Argentina. The adjustment to Core earnings includes the restructuring charges that exceed the normal, recurring level of restructuring charges.
•
Glad joint venture agreement: In the fiscal year ended June 30, 2026, the Glad joint venture agreement between the Company and Clorox expired. Under the terms of the agreement, Clorox purchased the Company’s minority interest in the venture at fair market value for $476 million. This transaction was accounted for as a dissolution of the Glad joint venture business and the Company recorded an after-tax gain of $261 million.
•
Intangible asset impairment: In the fiscal year ended June 30, 2024, the Company recognized a non-cash, after-tax impairment charge of $1.0 billion ($1.3 billion before tax) to adjust the carrying value of the Gillette intangible asset acquired as part of the Company’s 2005 acquisition of The Gillette Company.

We do not view the above items to be part of our sustainable results, and their exclusion from Core earnings measures provides a more comparable measure of year-on-year results. These items are also excluded when evaluating senior management in determining their at-risk compensation.

The non-GAAP measures provided are as follows:

Organic sales growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions and divestitures and foreign exchange from year-over-year comparisons. We believe that this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. This measure is used in assessing the achievement of management goals for at-risk compensation.

2026 Proxy Statement A-1

EXHIBIT A

Constant currency Core before-tax operating profit: Constant currency Core before-tax operating profit is a measure of the Company’s operating profit excluding the incremental current year impact of foreign exchange and other items as indicated above. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time.

Core EPS: Core net earnings per share, or Core EPS, is a measure of the Company’s diluted net earnings per common share (diluted EPS) adjusted for items as indicated. Management views this non-GAAP measure as a useful supplemental measure of Company performance over time. This measure is also used in assessing the achievement of management goals for at-risk compensation.

Adjusted free cash flow: Adjusted free cash flow is defined as operating cash flow less capital spending and excluding payments for the transitional tax resulting from the 2017 U.S. Tax Act. Adjusted free cash flow represents the cash that the Company is able to generate after taking into account planned maintenance and asset expansion. We view adjusted free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends, share repurchases, acquisitions and other discretionary investments.

Adjusted free cash flow productivity: Adjusted free cash flow productivity is defined as the ratio of adjusted free cash flow to net earnings excluding certain items that are not judged to be part of the Company’s sustainable results or trends. We view adjusted free cash flow productivity as a useful measure to help investors understand P&G’s ability to generate cash. Adjusted free cash flow productivity is used by management in making operating decisions, allocating financial resources, and for budget planning purposes. This measure is also used in assessing the achievement of management goals for at-risk compensation.

Total Company	Net Sales Growth	Foreign Exchange Impact	Acquisition & Divestiture Impact / Other*	Organic Sales Growth
FY 2025-26	3.3%	(1.9%)	0.0%	1.4%
FY 2024-25	0.3%	1.0%	0.5%	1.8%
FY 2023-24	2.5%	1.5%	0.0%	3.9%
Three-Year Compound Annual Growth Rate				2.4%
FY 2022-23	2.3%	4.8%	(0.2)%	6.9%
FY 2021-22	5.3%	1.5%	(0.1)%	6.7%

* Acquisition & Divestiture Impact/Other includes the impacts of volume and mix due to acquisitions and divestitures and rounding impacts necessary to reconcile net sales to organic sales.

Constant Currency Core Before-Tax Operating Profit

(Amounts in millions, unless otherwise noted)

	FY 2025-26	FY 2024-25	FY 2023-24	FY 2022-23
Before-Tax Operating Profit	$19,748	$ 20,451	$ 18,545	$ 18,134
Intangible Asset Impairment	—	—	1,341	—
Incremental Restructuring	749	5	103	—
Core Before-Tax Operating Profit	20,497	20,456	19,988	18,134
Currency impact	(276)	208	1,024	1,801
Constant Currency Core Before-Tax Operating Profit	20,220	20,664	21,012	19,935
One-Year Compound Annual Growth Rate	(1.2)%	3.4%	15.9%
Three-Year Compound Annual Growth Rate	5.8%

A-2 The Procter & Gamble Company

EXHIBIT A

Core EPS

	FY 2025-26	FY 2024-25	FY 2023-24	FY 2022-23
Diluted Net Earnings Per Share attributable to P&G	$ 6.62	$ 6.51	$ 6.02	$ 5.90
Intangible Asset Impairment	—	—	0.42	—
Incremental Restructuring	0.37	0.33	0.15	—
Glad joint venture agreement	(0.11)
Core EPS	$ 6.89	$ 6.83	$ 6.59	$ 5.90
Percentage change vs. prior period	0.9%
Three-Year Compound Annual Growth Rate	5.3%

Note—All reconciling items are presented net of tax. Tax effects are calculated consistent with the nature of the underlying transaction.

Adjusted Free Cash Flow

(Amounts in millions, unless otherwise noted)

	Operating Cash Flow	Capital Spending	Adjustments to Operating Cash Flow*	Adjusted Free Cash Flow
FY 2025-26	$ 19,556	$ (4,409)	$ 688	$ 15,835
FY 2024-25	17,817	(3,773)	562	14,606
FY 2023-24	19,846	(3,322)	422	16,946
Three-Year Total	$ 57,219	$ (11,504)	$ 1,672	$ 47,387

* Adjustments to Operating Cash Flow include transitional tax payments resulting from the 2017 U.S. Tax Act.

Adjusted Free Cash Flow Productivity

(Amounts in millions, unless otherwise noted)

	Adjusted Free Cash Flow	Net Earnings	Adjustments to Net Earnings*	Net Earnings Excluding Adjustments	Adjusted Free Cash Flow Productivity
FY 2025-26	$ 15,835	$ 16,144	$ (261)	$ 15,883	100%
FY 2024-25	14,606	16,065	752	16,817	87%
FY 2023-24	16,946	14,974	1,242	16,216	105%
Three-Year Total	$ 47,387	$ 47,183	$ 1,733	$ 48,916	97%

* Adjustments to Net Earnings relate to the gain from the dissolution of the Glad joint venture business in fiscal 2026, a non-cash charge for accumulated foreign currency translation losses due to the substantial liquidation of operations in Argentina in fiscal 2025 and certain Enterprise Markets, including Nigeria, in fiscal 2024 and the after-tax Gillette intangible asset impairment charge in fiscal 2024.

2026 Proxy Statement A-3

EXHIBIT B

Exhibit B

The Procter & Gamble Company Audit Committee Policies

I. Guidelines for Pre-Approval of Independent Auditor Services

The Audit Committee (the “Committee”) has adopted the following guidelines regarding the engagement of the Company’s independent auditor to perform services for the Company:

A.
For audit services (including statutory audit engagements as required under local country laws), the independent auditor will provide the Committee with an engagement letter each fiscal year outlining the scope of the audit services proposed to be performed during the fiscal year. If agreed to by the Committee, this engagement letter will be formally accepted by the Committee prior to commencement of work.
B.
The independent auditor will submit to the Committee for approval an audit services fee proposal with the engagement letter.
C.
For non-audit services, Company management will submit to the Committee for approval the list of non-audit services that it recommends the Committee engage the independent auditor to provide for the fiscal year. Company management and the independent auditor will each confirm to the Committee that each non-audit service on the list is permissible under all applicable legal requirements. In addition to the list of planned non-audit services, a budget estimating non-audit service spending for the fiscal year will be provided. The Committee will approve both the list of permissible non-audit services and the budget for such services. The Committee will be informed routinely as to the non-audit services actually provided by the independent auditor pursuant to this pre-approval process.
D.
To ensure prompt handling of unexpected matters, the Committee delegates to the Chair the authority to amend or modify the list of approved permissible non-audit services and fees. The Chair will report action taken to the Committee at the next Committee meeting.
E.
The independent auditor must ensure that all audit and non-audit services provided to the Company have been approved by the Committee. The Senior Vice President of Global Internal Audit will be responsible for tracking all independent auditor fees against the budget for such services and report at least annually to the Audit Committee.

2026 Proxy Statement B-1

SHAREOWNER SERVICES P.O. BOX 64945 ST. PAUL, MN 55164-0945 SCAN TO VIEW MATERIALS & VOTE w VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions anytime before 11:59 p.m. Eastern Time on October 12, 2026 for shares held directly and before 11:59 p.m. Eastern Time on October 8, 2026 for shares held in certain plans. Have your proxy/voting instruction card in hand when you access the website and follow the instructions on the website. During The Meeting - Go to www.virtualshareholdermeeting.com/PG2026 You may attend the meeting via the Internet and vote during the meeting, other than for shares held in certain plans. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions anytime before 11:59 p.m. Eastern Time on October 12, 2026 for shares held directly and before 11:59 p.m. Eastern Time on October 8, 2026 for shares held in certain plans. Have your proxy/voting instruction card in hand when you call and follow the instructions the vote voice provides you. VOTE BY MAIL Mark, sign, and date your proxy/voting instruction card and return it in the postage-paid envelope we have provided, or return it to The Procter & Gamble Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: T03040-P55531 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY/VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.DETACH AND RETURN THIS PORTION ONLY THE PROCTER & GAMBLE COMPANY The Board of Directors recommends a vote FOR the following action: 1. ELECTION OF DIRECTORS Nominees: For Against Abstain 1a. B. Marc Allen 1b. Craig Arnold 1c. Brett Biggs 1d. Sheila Bonini 1e. Amy L. Chang 1f. Shailesh Jejurikar 1g. Joseph Jimenez 1h. Christopher Kempczinski 1i. Christine M. McCarthy 1j. Ashley McEvoy 1k. Robert J. Portman 1l. Rajesh Subramaniam Vote on Proposals For Against Abstain Vote on Directors The Board of Directors recommends a vote FOR the following proposals: 2. Ratify Appointment of the Independent Registered Public Accounting Firm 3. Advisory Vote to Approve the Company's Executive Compensation (the "Say on Pay" vote) The Board of Directors recommends a vote AGAINST the following proposals: For Against Abstain 4. Shareholder Proposal Requesting Lower Threshold for Special Meetings 5. Shareholder Proposal Requesting Policy on Eligibility Thresholds for Proponents of Shareholder Proposals 6. Shareholder Proposal Requesting Annual Reporting on Charitable Contributions Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS This is notice of the annual meeting of shareholders of The Procter & Gamble Company to be held on Tuesday, October 13, 2026, at 9:00 a.m. Eastern Time at www.virtualshareholdermeeting.com/PG2026. In addition to reviewing the minutes of last year's annual meeting and receiving reports of officers, the purposes of the meeting are listed on the voting portion of the proxy/voting instruction card, which is located on the reverse side of this notice. How to Attend the Virtual Annual Meeting: This year's annual meeting of shareholders will be a virtual meeting, held exclusively via live audio webcast at www.virtualshareholdermeeting.com/PG2026. You will not be able to attend in person. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. T03041-P55531 THE PROCTER & GAMBLE COMPANY SHAREHOLDER'S PROXY AND CONFIDENTIAL VOTING INSTRUCTION CARD Annual Meeting of Shareholders – Tuesday, October 13, 2026 With respect to any shares of Common Stock held by the undersigned directly or via the Company's Direct Stock Purchase Plan, the undersigned hereby appoints Joseph Jimenez, Christine M. McCarthy and Shailesh G. Jejurikar (the "Proxy Committee"), and each of them, as proxies to attend the annual meeting of shareholders of the Company to be held online on Tuesday, October 13, 2026, at 9:00 a.m. ET at www.virtualshareholdermeeting.com/PG2026 and any adjournment thereof and vote all shares held by or for the benefit of the undersigned as indicated on the reverse side of this card for the election of Directors and on any shareholder and Board of Directors proposals listed. If you sign and return this card without marking, this proxy/voting instruction card will be treated as being FOR the election of Directors, and FOR the recommendations of the Board of Directors on items 2 and 3, and AGAINST the proposals listed as items 4, 5, and 6. With respect to any shares of Common Stock, Series A ESOP Convertible Class A Preferred Stock, and Series B ESOP Convertible Class A Preferred Stock that are allocated to an account for you as a participant in any of the following plans – The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, The Procter & Gamble Savings Plan, The Gillette Company Employee Stock Ownership Plan, The Procter & Gamble Commercial Company Employees' Savings Plan, and/or The Profit Sharing Retirement Plan of The Procter & Gamble Commercial Company (the "NA Plans"), the undersigned hereby instructs the respective plan fiduciaries to vote such shares as indicated on the reverse side of this card for the election of Directors and on any shareholder and Board of Directors proposals listed. The shares of Stock will be voted as follows, unless otherwise required by the Employee Retirement Income Security Act of 1974, as amended. The respective plan fiduciaries will vote the shares of Stock allocated to these accounts in the respective NA Plans as indicated on the reverse side of this card for the election of Directors and on the Board of Directors and any shareholder proposals listed. If the Company's proxy tabulator does not timely receive your votes or your votes are not properly signed and executed, the respective plan fiduciaries will vote the shares of Stock allocated to these accounts in the respective NA Plans in direct proportion to the voting of the shares of the same Class of Stock with respect to each plan for which the Company's proxy tabulator timely received properly signed and executed voting instructions. For the Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, the plan fiduciaries also will vote shares of Stock that are not allocated to any accounts in the same manner as shares of Stock for which the Company's proxy tabulator did not timely receive properly signed and executed voting instructions. If other matters properly come before the meeting, the Proxy Committee in its discretion will vote all shares of Stock with respect to such matters. This proxy/voting instruction card is solicited jointly by the Board of Directors of the Company and the respective plan fiduciaries identified above and pursuant to a separate Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged. Votes should be received by the Company's proxy tabulator, Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717 by 11:59 p.m. ET on Monday, October 12, 2026, for shares of Common Stock held directly by you or via the Company's Direct Stock Purchase Plan to be voted by the Proxy Committee and by 11:59 p.m. ET on Thursday, October 8, 2026 for shares of Company Stock allocated to these accounts in the respective NA Plans to be voted by the respective plan fiduciaries. Broadridge will report separately to the Proxy Committee and to the respective plan fiduciaries as to proxies received and voting instructions provided, respectively. Individual proxy and voting instructions will be kept confidential by Broadridge and not provided to the Company.